UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
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Coeur Mining, Inc.
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Fellow Stockholders:
On behalf of the Board of Directors of Coeur Mining, Inc. (“Coeur” or the “Company”), I am pleased to invite you to the 2025 Annual Meeting of Stockholders to be held on May 13, 2025, at 8:00 a.m. Central Time (“Annual Meeting”). The Annual Meeting will be held virtually, with the platform allowing you to participate actively in the same manner as you would at an in-person annual meeting. The attached Notice of Annual Meeting and Proxy Statement serve as your guide to the business that will be conducted at the Annual Meeting and provide information on available methods to vote your shares.
Last year represented a significant inflection point for Coeur, driven by the completion of the multi-year expansion of the Rochester silver-gold operation in Nevada to establish it as one of the world’s largest operations of its kind. Together with solid performance from our other operations and higher metal prices, the Company transitioned to positive free cash flow during the second half of the year, which allowed us to begin repaying debt and deleveraging the balance sheet after a period of elevated investment by the Company in expansions and exploration. Our investments in exploration last year drove further reserve and resource growth through the Company, including a 22% year-over-year increase in gold reserves at our Kensington mine in Alaska and a tripling in the amount of inferred resources at our Wharf and Palmarejo operations. In October 2024, we announced our plan to acquire SilverCrest Metals Inc. (“SilverCrest”) to create a global leader in the silver industry by adding the high-quality Las Chispas operation to our portfolio of assets. This $1.6 billion transaction closed in February of this year, and we look forward to delivering the impacts of this transformative acquisition in our 2025 results. Together, these initiatives helped drive an approximately 75% increase in our share price during 2024, which was among the best in our sector.
Our 2024 executive compensation program and results aligned with performance and stockholder returns for 2024 and the three-year period ended December 31, 2024. Our corporate annual incentive plan score was 99% of target overall, reflecting strong performance on gold production and cost control, continued industry-leading environmental, health and safety performance, and achievement of key strategic initiatives including the acquisition of SilverCrest, offset by silver production levels and costs that did not meet target and led to lower than planned adjusted EBITDA. The performance shares for the three-year period ended December 31, 2024 under our long-term incentive plan paid out at 57% of target, driven by above-target growth in reserves and resources and outperformance on our goal to reduce the company’s greenhouse gas net intensity by 35%, offset by mine-level return on invested capital below threshold and below-target silver equivalent production at Rochester’s Stage VI leach pad. Please see our 2024 Annual Report for more information about our 2024 operational and financial results and 2025 priorities.
We have continued to refresh our Board by adding directors with highly relevant skills, experiences and backgrounds, including most recently with the additions of Pierre Beaudoin and N. Eric Fier following our acquisition of SilverCrest. Randolph Gress’ term will end at the 2025 Annual Meeting, and I want to thank him for his service as a director and many contributions to the Company over the last 12 years.
Your Vote is Important
Regardless of how many shares you own, your vote is important. Please read the Proxy Statement before exercising your vote. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the Annual Meeting. We encourage you to return your proxy to vote your shares in advance, even if you plan to attend the virtual Annual Meeting. You can submit your proxy on the internet or by telephone, or by completing, signing, dating, and returning your proxy card or voting instruction form. Instructions on how to vote begin on page 101.
On behalf of the Board, the management team and employees, we thank you for your continued support of Coeur Mining and look forward to hosting you at this year’s Annual Meeting.
Respectfully,

Notice of 2025 Annual Stockholders’ Meeting

MEETING DATE:	TIME:	PLACE:	RECORD DATE:
Tuesday, May 13, 2025	8:00 a.m. Central Time	Live via the internet – please visit www.virtualshare- holdermeeting.com/CDE2025	March 19, 2025
Agenda
1	ELECT the nine director nominees named in the accompanying Proxy Statement
2	RATIFY the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2025
3
APPROVE an amendment to the Coeur Mining, Inc. 2018 Long-Term Incentive Plan, as amended (the “Plan”), to extend the term of the Plan and increase the number of shares of common stock reserved for issuance under the Plan by 19 million

4	VOTE ON an advisory resolution to approve named executive officer compensation
5	TRANSACT such other business as properly may come before the Annual Meeting

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
The Annual Meeting will be conducted in a virtual-only format, solely by means of a live audio webcast. Online access to the audio webcast will begin approximately 15 minutes before the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time. Stockholders participating in the Annual Meeting will be able to vote their shares electronically during the Annual Meeting and may submit questions during the virtual event using the directions on the meeting website at www.virtualshareholdermeeting.com/CDE2025. To participate in the Annual Meeting, you will need the 16-digit control number found on your proxy card, voting instruction form or notice of internet availability. If you hold your shares in the name of a broker, bank, trustee or other nominee, you may need to contact your broker, bank, trustee or other nominee for assistance with your 16-digit control number or if you need to obtain one.
Your Vote is Important
Please cast your vote as soon as possible by using one of the following methods:

Online at www.proxyvote.com	Mail your signed proxy or voting instruction form	Call toll-free from the United States, U.S. territories and Canada via 1-800-690-6903	Attend the Annual Meeting online www.virtualshareholder- meeting.com/CDE2025

For more information about voting, see “General Information” on page 101.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 13, 2025. This Proxy Statement and our 2024 Annual Report to Stockholders, which contains financial and other information concerning Coeur Mining, Inc., are available at www.proxyvote.com.
By order of the Board of Directors,

CASEY M. NAULT,
Senior Vice President, General Counsel and Secretary
Coeur Mining, Inc.
April 2, 2025

Cautionary Statement Concerning Forward-Looking Statements
This Proxy Statement contains numerous forward-looking statements within the meaning of Section 21E of the Exchange Act relating to our business, including statements regarding reserve and resource estimates, production levels, cash flow levels, growth, exploration efforts, capital expenditures, expectations regarding performance from the Rochester expansion, risks associated with the continued integration following the recent acquisition of SilverCrest, corporate responsibility, return on invested capital, timing and content of our next report on corporate responsibility matters, costs, risk profile, returns and advancement of strategic priorities. Such forward-looking statements are identified by the use of words such as “believes,” “intends,” “expects,” “hopes,” “may,” “should,” “plan,” “projected,” “contemplates,” “anticipates” or similar words and involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that exploration efforts will not occur on a timely basis or require more capital than currently anticipated; the risk that anticipated production, cost, expenditure levels at our Las Chispas, Palmarejo, Rochester, Wharf and Kensington mines are not attained; the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions); changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment; the impact of geopolitical conditions, pandemics or epidemics, climate change, extreme weather events and other macro conditions, including disruptions to operations, the need for heightened health and safety protocols, inflation, tariffs, and disruptions to our vendors, suppliers and the communities where we operate; the uncertainties inherent in our production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade and recovery variability; any future labor disputes or work stoppages (involving us or our subsidiaries or third parties); the risk of adverse outcomes in litigation; the uncertainties inherent in the estimation of gold, silver, zinc and lead mineral reserves and resources; impacts from our future acquisition of new mining properties or businesses; the loss of access or insolvency of any third-party refiner or smelter to whom we market our production; inflationary pressures; government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom we market our production and on the communities where we operate; the effects of environmental and other governmental regulations and government shut-downs; the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries; and our ability to raise additional financing necessary to conduct our business, make payments or refinance our debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Website References
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Index of Certain Defined Terms
and Abbreviations

Adjusted EBITDA(1)	Earnings before interest, taxes, depreciation and amortization, adjusted to exclude items that may not be indicative of, or are unrelated to our core operating results
AgEqOz	Silver equivalent ounce
AIP	Annual Incentive Plan
Annual Meeting	2025 Annual Stockholders’ Meeting to be held May 13, 2025
Audit Committee	Audit Committee of the Board
Board	Coeur’s Board of Directors
CAS	Costs applicable to sales
CD&A	Compensation Discussion and Analysis
CLD Committee	Compensation and Leadership Development Committee of the Board
Code	Coeur’s Code of Business Conduct and Ethics
Coeur or the Company	Coeur Mining, Inc.
EHSCR Committee	Environmental, Health, Safety and Corporate Responsibility Committee of the Board
Executive Committee	Executive Committee of the Board
F&T Committee	Finance and Technical Committee of the Board
GAAP	Generally Accepted Accounting Principles
GHG	Greenhouse Gas
GRI	Global Reporting Initiative
HCM	Human Capital Management
LTIP or Plan	Coeur Mining, Inc. 2018 Long-Term Incentive Plan, as amended
Meridian	Meridian Compensation Partners, Inc.
NCG Committee	Nominating and Corporate Governance Committee of the Board
NEOs	Named Executive Officers
NYSE	New York Stock Exchange
PCAOB	Public Company Accounting Oversight Board
PSUs	Performance share units issued under the LTIP
Record Date	March 19, 2025
ROIC	Return on invested capital
rTSR	Relative TSR
SASB	Sustainability Accounting Standards Board
SEC	Securities and Exchange Commission
Semler Brossy	Semler Brossy Consulting Group, LLC
TCFD	Financial Stability Board’s Task Force on Climate-related Financial Disclosures
Total Debt	Total Company debt, which includes capital leases, net of debt issuance costs and premium received
TRIFR	Total Reportable Injury Frequency Rate
TSR	Total stockholder return

(1)	Please see “Appendix A—Certain Additional Information” for more information about non-GAAP measures used in this Proxy Statement and reconciliations of these measures to U.S. GAAP.
Where You Can Find More Information

Annual Meeting
Annual Report: www.coeur.com/_resources/pdfs/2024-Annual-Report.pdf

Annual Meeting Website www.coeur.com/investors/events/2025-annual-stockholders-meeting

Vote your shares via the internet: www.proxyvote.com

Register to attend the meeting www.proxyvote.com

Investor Relations
www.coeur.com/investors/overview/

Corporate Governance
The following are available in the Corporate Governance section of our website:
www.coeur.com/company/corporate-governance/

►	Audit Committee Charter
►	CLD Committee Charter
►	EHSCR Committee Charter
►	Executive Committee Charter
►	F&T Committee Charter
►	NCG Committee Charter
►	Code of Business Conduct and Ethics
►	Clawback and Forfeiture Policy
►	Insider Trading Policy
►	Bylaws
►	Certificate of Incorporation
►	Corporate Governance Guidelines

Proxy Statement Summary

This Proxy Statement summary highlights information contained elsewhere in this Proxy Statement, which is first being sent or made available to stockholders on or about April 2, 2025. This is only a summary, and we encourage you to read the entire Proxy Statement carefully before voting.

Annual Meeting
Time and Date	8:00 a.m. Central Time on Tuesday, May 13, 2025
Place	Live via the internet at www.virtualshareholdermeeting.com/CDE2025
Record Date	Wednesday, March 19, 2025
Voting	Holders of common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Attendance	You are entitled to attend the Annual Meeting only if you were a Coeur stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting.

Voting Matters

Proposal		Coeur Board Voting Recommendation	Page Reference (for more detail)
1	Election of nine director nominees named in this Proxy Statement	FOR each nominee	14
2	Ratification of the appointment of Grant Thornton LLP as Coeur’s independent registered public accounting firm for 2025	FOR	46
3	Approval of amendment to the Coeur Mining, Inc. 2018 Long-Term Incentive Plan to extend the term of the Plan and increase the number of shares of common stock reserved for issuance under the Plan by 19 million	FOR	47
4	Vote on an advisory resolution to approve named executive officer compensation	FOR	86

We will make a charitable contribution of $1 to Hire Heroes USA for every stockholder account that votes, up to a maximum donation of $10,000. Coeur is committed to recruiting, supporting and integrating veterans into our operations through our Coeur Heroes program, launched in 2018. Coeur Heroes provides past and present service members the opportunity to use the special skills they developed during their time of service to help make a difference at our operations.

Coeur Mining 2025 Proxy Statement	1

Our Business and Strategy
We are a precious metals producer with assets located in the United States, Mexico and Canada. Our common stock is listed on the New York Stock Exchange under the symbol “CDE”. Coeur’s strategy is to be America’s premier, growing provider of precious and critical minerals from a balanced, prospective asset base located in mining-friendly jurisdictions and underpinned by leading corporate responsibility and human capital practices. Our strategy is guided by our purpose statement, We Pursue a Higher Standard, and three key principles:

We conduct our business with a proactive focus on positively impacting the health, safety, and socioeconomic status of our people and the communities in which we operate as well as being responsible stewards of the environment.
2024 Performance Highlights
In 2024, we once again delivered strong operating results, with a transition to positive free cash flow that led to significant debt reductions, and we remained a leader among peers in key safety performance metrics. Our Wharf gold mine in South Dakota delivered record results, we completed the ramp up of the recently expanded Rochester operation, and we announced our acquisition of SilverCrest Metals Inc., which was completed in February 2025. Our 2024 exploration program achieved strong results, including delivering significant increases in gold reserves at Kensington and in inferred resources at Wharf and Palmarejo, reflecting the results of our multi-year enhanced development and drilling program.

- SilverCrest transaction closed February 2025
- Full-year guidance achieved with strong 4Q performance
- Sharp declines in full-year gold and silver CAS
- Strong earnings and free cash flow in 2H 2024
- $80 million of total 2H 2024 debt repayment
- Strong reserve and resource growth in 2024
- Positioned for record 2025 results

2024 Executive Compensation Highlights (p. 60)
Compensation programs across the Company are designed to promote operational success and drive the creation of long-term value for our stockholders, taking into consideration the contributions made by employees in various roles.
The CD&A section provides a detailed discussion of the philosophy, structure and compensation paid to our NEOs for 2024, and describes our leading compensation practices, and the strong link between pay and Company performance. At our 2024 Annual Meeting, our stockholders again showed strong support for our executive compensation program with over 96% of the votes cast for the approval of our “say-on-pay” proposal.

2	Coeur Mining 2025 Proxy Statement

In 2024, our CLD Committee continued to place a significant proportion of the compensation of our NEOs at risk in order to align pay with performance to a greater extent than our peers, as shown in the charts below.

CEO
AIP 24%
LTIP 57%
Base Salary 19%
Total Variable Pay – 81%
Peer Group Variable Pay Average – 78%
NEO (Average)
AIP 23%
LTIP 53%
Base Salary 24%
Total Variable Pay – 76%
Peer Group Variable Pay Average – 70%

The peer group reflected above is described in “Compensation Discussion and Analysis—2024 Peer Group” on page 68. Data is from public filings during fiscal year 2023. NEO (Average) excludes the CEO.
2024 corporate AIP results of 99% of target reflect strong performance on gold production and cost control, continued industry-leading environmental, health and safety performance, and achievement of certain key strategic initiatives including the acquisition of SilverCrest, silver production and costs that did not meet target but were in-line with public guidance, and lower adjusted EBITDA than planned. Our performance share program for the three-year period ended December 31, 2024 paid out at 57% of target, driven by above-target growth in reserves and resources and outperformance on our goal to reduce the Company’s greenhouse gas net intensity by 35%, offset by mine-level return on invested capital and silver equivalent production from Rochester’s new Stage VI leach pad both below threshold.
2024 Annual Incentive Plan Results(1)

Metric	Weight	Result	Weighted Payout
Gold Production	15%	~100%	15.8%
Silver Production	5%	93%	0.0%
Gold CAS	15%	95%	27.0%
Silver CAS	5%	103%	3.8%
Adjusted EBITDA	20%	94%	12.3%
Strategic Initiatives	20%	83%	8.8%
EHS Scorecard	20%	110%	21.3%
SilverCrest Acquisition Initiative	0%	100%	10.0%
Total Payout			99%(3)

2022-2024 LTIP Performance Share Results(1)

Metric	Weight(2)	Result	Weighted Payout(3)
ROIC	30%	0%	0%
Reserves & Resources Growth	30%	114%	34%
GHG Net Intensity Reduction	20%	114%	23%
Rochester Stage VI Silver Equivalent Production	20%	0%	0%
Primary Measures Result	100%		57%
Relative TSR Modifier			N/A
Total Payout			57%

(1)	For details about the calculation of 2024 AIP and 2022-2024 LTIP performance shares results, see “2024 Executive Compensation Results” beginning on page 71.
(2)
Weighting is calculated as a percentage of the total 2022 performance share grant target value. For details about the calculation of the payout for the 2022 performance share awards, see “Payouts for 2022-2024 Performance Shares” on page 78.

(3)	By convention, the actual weighted payout is rounded to the nearest whole number.

Coeur Mining 2025 Proxy Statement	3

Ongoing Evolution of Executive Compensation Program

2024 Investor Outreach and Engagement Highlights (p. 31)

4	Coeur Mining 2025 Proxy Statement

What We Heard from Stockholders	What We Did
Advance Company priorities, initiatives and disclosures
► Published our 2023 ESG Report in April 2024 including mapping to TCFD, SASB and GRI, enhanced disclosures on water, emissions and other key topics, and reporting on progress against specific, objective goals
► Completed six site-level projects to reduce energy and emissions, and successfully negotiated a significant increase in green power supply to our Rochester mine in Nevada
► 20% of AIP focused on safety and environmental metrics and initiatives
► Further Board refreshment with the additions of two new directors – Pierre Beaudoin and N. Eric Fier – with highly relevant skills, backgrounds and experiences
► Adopted and rolled out a biodiversity standard and formally adopted the Global Industry Standard on Tailings Management

Link executive compensation program to drive long-term stockholder value	► Maintained core measures of our performance share program as key drivers of stockholder value, with metrics tied to growth in mineral resources and ROIC; retained relative TSR as a modifier
Emphasize culture and human capital management	► Completed internal culture survey, which once again showed strong results; developed plans to address areas of opportunity for improvement based on survey results
Include directors in stockholder engagement calls	► Our independent directors, including the chairs of our Board committees, are made available to engage directly with stockholders as part of our annual stockholder outreach program

Coeur Mining 2025 Proxy Statement	5

Corporate Governance Highlights and Best Practices (p. 10)

6	Coeur Mining 2025 Proxy Statement

Director Nominees (p. 14)

Name and Principal Occupation	Age	Director Since	Independent	Other Public Company Boards	Committee Memberships
Linda L. Adamany Independent Lead Director, Jefferies Financial Group Inc.; Director, Vitesse Energy, Inc. and BlackRock Institutional Trust Company	73	2013	⬤	2	Audit – Chair CLD Exec NCG
Pierre Beaudoin Chairman, Radisson Mining Resources, Inc.; Former Director and Chief Operating Officer, SilverCrest Metals Inc.	61	2025	⬤	1	EHSCR F&T
Paramita Das Chief Strategy Officer and Senior Advisor, Stardust Power Inc.; Director, Genco Shipping & Trading Ltd. and Toromont Industries, Ltd.	48	2023	⬤	2	Audit EHSCR NCG
N. Eric Fier Executive Chairman, Mako Mining Corp.; Former Founder, Director and CEO, SilverCrest Metals Inc.	63	2025	⬤	1	Audit F&T
Jeane L. Hull Director, Epiroc AB, Hudbay Minerals, and Wheaton Precious Metals Corporation	70	2022	⬤	3	EHSCR – Chair CLD F&T
Mitchell J. Krebs Chairman, President & CEO of Coeur Mining, Inc.	53	2011		0	Exec – Chair
Eduardo Luna Non-Executive Chairman of the Board of Rochester Resources Ltd.; Director, Vizsla Silver Corp.	79	2018	⬤	2	Audit EHSCR F&T
Robert E. Mellor Chairman of the Board of Monro, Inc.	81	1998	⬤	1	NCG – Chair CLD Exec
J. Kenneth Thompson Lead Independent Director of Coeur Mining, Inc.; President and CEO of Pacific Star Energy LLC; Director of Alaska Air Group, Inc.*	73	2002	⬤	1	CLD – Chair F&T – Chair Exec NCG

*	Mr. Thompson plans to retire from his directorship with Alaska Air Group, Inc. in May 2025 following Alaska Air Group, Inc.’s annual shareholder meeting.

Coeur Mining 2025 Proxy Statement	7

We believe our Board should possess a combination of skills, professional experience and diversity of viewpoints to effectively oversee our business. The graphic below provides an overview of the skills and qualifications of our slate of director nominees. More information about each individual director nominee’s skills and qualifications can be found beginning on page 10.

Human Capital Management and Culture (p. 36)

Coeur has long recognized that people and culture are key to achieving our strategic goals. We aim to promote safety first and proactively develop our people while fostering a healthy culture. Our leadership team regularly engages with employees to assess our culture through surveys, town halls that provide opportunities for employees to ask questions, and development programming, among other efforts. We also conduct robust succession planning at all levels of the organization.
Building on the results of our third biennial culture survey in 2023, we have focused on making improvements to address employee responses. We anticipate conducting another culture survey in 2025 to gather additional employee feedback.

8	Coeur Mining 2025 Proxy Statement

Corporate Responsibility (p. 32)
Our corporate responsibility strategy and priorities are rooted in long-term value creation and risk management. We continued to advance our corporate responsibility initiatives in 2024, including the publication of our 2023 ESG Report, which outlined specific, objective goals to continue to maintain and improve our industry leading safety record, make further progress on implementing actions identified through our inclusion index and culture survey, reduce the net intensity of our GHG emissions across the Company, support our biodiversity standard by piloting a nature-related risk workshop, enhance the effectiveness of our community relations processes and continue to reinforce our ethics and compliance program. Our next report on corporate responsibility matters, expected to be published in the second quarter of 2025, will discuss our progress on these goals and our other achievements and priorities. We are particularly proud to have achieved the following recent accomplishments and awards:

Achieved **more than 35% reduction** in net intensity of GHG emissions over last three years

Tied executive compensation and individual incentive programs **to GHG goals**

Sourced **renewable power** for Rochester and Wharf

Implementing Global Industry Standard on Tailings Management across all sites

MSCI ESG RATINGS A

CCC | B | BB | BBB | A | AA | AAA

As of 2022, Coeur received an **MSCI ESG Rating of "A"**[1]

Coeur is ranked **first** among U.S. peers with the **lowest Total Reportable Injury Frequency** Rate in 2024[2]

ESR Empresa Socialmente Responsable

Coeur Mexicana is a **13-time recipient** of Empresa Socialmente Responsable distinction

COEUR MINING BIODIVERSITY MANAGEMENT STANDARD

Adopted **biodiversity management standard** to identify and mitigate impacts throughout all mining phases

Active Board refreshment including **four new directors** in the **last three years**

ISS QualityScore GOVERNANCE 1 Highest Rating By INSTITUTIONAL SHAREHOLDER SERVICES

ISS QualityScore of "1" for Governance (Highest Possible)

Mitch Krebs, Chairman, President & CEO, served as **Chair of NMA ESG Task Force** and as **Chair of NMA**

2024 Winner
Best Compliance and Ethics Program (small/mid-cap) and Best Proxy statement (mid-cap), Corporate Secretary

(1)	For more information on MSCI ESG Ratings, please visit https://www.msci.com/notice-and-disclaimer.
(2)	Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics.

Coeur Mining 2025 Proxy Statement	9

Corporate Governance

Best Practices

►	All directors and nominees are independent other than the Chief Executive Officer (“CEO”)
►	Active Board refreshment, with four new directors added in the last three years
►	Strong mix of directors with complementary skills
►	Annual evaluations promote Board and Board committee effectiveness
►	Proxy access allows stockholders who have satisfied requirements specified in our Bylaws to include director nominees in the Company’s Proxy Statement and form of proxy
►	No related person transactions with directors, director nominees or executive officers
►	Peer-leading stock ownership guidelines for both directors and executive officers
►	Clawback and Forfeiture Policy covers both financial restatements and officer misconduct and applies to annual incentive payouts along with both time-based and performance-based equity awards

►	Proactive ongoing stockholder outreach on governance, executive compensation and other corporate matters, including participation by independent directors
►	Lead Director’s one-on-one meetings with each director promote candor, effectiveness and accountability
►	Majority voting in uncontested director elections with a resignation policy
►	All directors elected annually for one-year terms
►	Stockholders owning 20% or more of Coeur’s common stock have the right to call a special meeting of the stockholders
►	No poison pill or similar anti-takeover defenses in place
►	Active Board oversight of enterprise risk, including involvement in strategy setting and crisis management preparation and response efforts
►	Annual advisory vote on named executive officer compensation

Director and Nominee Experience and Qualifications
Coeur is a precious metals mining company with mining operations and exploration properties in the United States, Mexico and Canada. The management of our business requires the balancing of many considerations, including:

►	Strategic and financial growth and building long-term value for our stockholders
►	Cyclicality of commodities prices
►	Liquidity management in a capital-intensive industry
►	Health and safety of our employees, contractors, and community partners
►	Environmental stewardship
►	Building positive relationships with the communities in which we operate

►	Fostering and maintaining a strong culture
►	Attracting, developing and retaining talented employees
►	Complying with laws and regulations in a heavily regulated industry
►	Maintaining leading corporate governance and disclosure practices
►	Implementing appropriate systems to identify, report and manage principal business risks

Our Board believes that it should possess a combination of skills, professional experience and diversity of viewpoints to oversee our business, together with relevant technical skill and financial acumen that demonstrates an understanding of the financial and operational aspects and associated risks of a large, complex organization like Coeur. Our Corporate Governance Guidelines contain Board membership criteria, focused on ethics and integrity, sound business judgment, strength of character, mature judgment, professional experience, industry knowledge and diversity of viewpoints, all in the context of an assessment of the perceived needs of the Board at that point in time. Accordingly, the Board and the NCG Committee consider the qualifications of incumbent directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs, including an incumbent director’s or potential director’s ability to contribute to the diversity of viewpoints and experience represented on the Board. The Board and NCG Committee regularly review their effectiveness in balancing these considerations when assessing the composition of the Board. Coeur has nominated nine people for election as directors in this Proxy Statement.

10	Coeur Mining 2025 Proxy Statement

The Board and the NCG Committee have not formulated any specific minimum qualifications, but rather consider the factors described above and, among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

Strategy Development and Execution
Directors with experience creating and advancing strategic direction and growth through mergers, acquisitions, joint ventures and other strategic initiatives, as well as overseeing commitment of resources and management of risk, provide critical insights in evaluating strategic plans and opportunities

Project Development/Management
The mining business is project intensive. Coeur benefits by having directors with experience in the entire lifecycle of acquiring, developing and managing large and complex projects

Capital Markets Transactions
Analysis and understanding of proposed capital markets transactions, including risks and impacts to our existing capital structure, is critical to oversight of strategy execution and project management

Government Affairs, Regulatory and Legal
We operate in a heavily regulated industry that is directly affected by governmental actions and legal requirements at the local, state and federal levels in the United States, Mexico and Canada

Human Capital Management Oversight of the recruitment, retention and development of key talent is critical for execution of the Company’s strategies and initiatives
Finance/Accounting We operate in a complex financial and regulatory environment with disclosure requirements, detailed business processes and internal controls

Technology/Cyber Security
Providing perspectives on innovation and overseeing the physical and cyber threats against the security of our operations, assets and systems and response preparedness is critical to our operations

Extractive or Cyclical Industry
The mining sector, particularly precious metals mining, is cyclical, and stockholders and management benefit from the perspectives and experience of directors who have lead firms through several full business cycles

Environmental, Health, Safety and Community Matters
Operating safely and protecting the environments and communities in which we operate is one of our highest priorities and essential to the success of our business

Current and Former CEO/Group Executive
Directors with experience in significant leadership positions possess strong abilities to motivate and develop people and understand the complexities and challenges of managing a large organization

U.S. Public Company Board Service
As a U.S.-based and NYSE-listed company, directors who have experience serving on other U.S. public company boards generally are well-prepared to fulfill the Board’s responsibilities of overseeing and providing guidance to management in the context of U.S. public company regulation and governance structures

Geographic Experience in the jurisdictions in which we operate helps us navigate unique jurisdictional challenges, including culture and legal and regulatory environments

Diversity of Perspectives and Viewpoints
A board with diverse skills, backgrounds and experiences helps to foster high quality discussions with a wide-range of viewpoints and perspectives that can encourage well-reasoned decision-making and increase overall effectiveness

In addition to a well-qualified Board with a broad range of backgrounds and experiences, Coeur recognizes the importance of a well-rounded senior executive leadership team. We strive for an inclusive culture to attract and retain highly qualified leaders based on merit.

Coeur Mining 2025 Proxy Statement	11

Board Composition and Refreshment
The Board believes that directors should be evaluated on their unique perspectives, experiences and abilities to contribute to the Board. The Board does not have a mandatory retirement age and believes that long-serving directors can provide important perspectives and insights based on industry experience and a deep understanding of our long-term plans and objectives. The Board is focused on maintaining a balance between longer serving directors and newer directors with complementary skills, expertise, and diverse backgrounds and points of view to allow for natural turnover and an appropriate pace of Board refreshment. For example, Mr. Mellor and Mr. Thompson, our longest-serving directors, each have deep public company board experience, including leading other public company boards, which are invaluable to our Board and management team and balance well with the perspectives of our newer directors. Additionally, Mr. Mellor and Mr. Thompson each have significant experience serving Coeur in different economic environments, through multiple business and commodity cycles, and under multiple management teams, which provides them with experience and perspective that is highly valuable in providing strong leadership to a company in our industry. In identifying director candidates from time to time, the NCG Committee seeks to include well-qualified candidates with diverse backgrounds, experiences and perspectives in potential candidate pools and may focus on specific skills and experiences of particular importance at the time in order to enhance the overall balance and effectiveness of the Board, as was the case with the addition of Ms. Hull in 2022, Ms. Das in 2023, and Mr. Beaudoin and Mr. Fier earlier this year. The Board currently includes seven male directors and three female directors. Two directors self-identify as ethnically diverse. As part of the Board’s ongoing efforts to seek a balance of skills, experience and tenure, as described in more detail below, the Board added four new directors in the past three years. If all of the nominees are elected to the Board, the average tenure of the directors will be approximately 10 years, with four of the independent director nominees having served three years or less.
Director Nomination Process
The NCG Committee reviews and makes recommendations regarding the composition and size of the Board. The Board considers candidates identified by search firms it retains or consults with periodically, as well as candidates recommended by current directors, management (as was the case with Ms. Hull and Ms. Das) and stockholders, and through other methods. Mr. Beaudoin and Mr. Fier were selected through a NCG and Board process in connection with our commitment under the SilverCrest acquisition agreement to add two SilverCrest directors to our Board. The NCG Committee has adopted a policy pursuant to which significant long-term stockholders may recommend a director candidate. See page 29 for more details.

Evaluation Process for Current Directors
Before recommending an incumbent director for re-nomination, the NCG Committee considers each incumbent director’s experience, qualifications and expected future contributions to the Board. The NCG Committee’s annual review of existing directors includes the following considerations:
►
Key Attributes and Responsibilities – In addition to having a Board composed of directors who collectively possess the diverse set of skills described above, directors should actively: represent the interests of stockholders; assess and advise management regarding major risks facing the Company; oversee that processes are in place for maintaining the integrity of the Company, its financial statements, its data and systems, its compliance with laws and ethics, its relationships with third parties, and its relationships with other stakeholders; contribute to the effective functioning of the Board; and select, evaluate, retain and compensate a well-qualified CEO and senior management team, oversee succession planning and commit to fostering an inclusive environment at the Company.

12	Coeur Mining 2025 Proxy Statement

►
Independence – Consideration is given to the interests or affiliations of a director and whether they are in compliance with applicable laws or stock exchange requirements or could compromise the independence and integrity of an independent director’s service on behalf of stockholders, including the director’s relationships with the Company that would interfere with the director’s exercise of independent judgment.

►
Commitment and Performance – A willingness and ability to devote the time necessary to serve is an important element of being an effective director. In this regard, we have a director overboarding policy included in our Corporate Governance Guidelines, which limits the total number of public company boards (including Coeur’s) to four, or two (including Coeur’s) for directors who are executive officers of public companies.

Annual Board Self-Evaluation Process

Self Evaluations
Each director reviews questions provided in advance to prepare for the in-person one-on-one meeting with the Lead Director and in-person discussions among the Board and each committee
One-on-One Meetings
Mr. Thompson, Lead Director of the Board, meets individually with each director to discuss a range of topics including Board and committee composition, organization and effectiveness of meetings and communication, each director's personal contribution to the Board and relevant committees and sufficiency of the level of internal and external support provided to the Board and its committees
In-Person Discussions
Directors participate in discussions at a meeting of the full Board and each committee to discuss observations arising from the questions provided in advance and the Lead Director's one-on-one meeting with each director
Incorporate Feedback
Meaningful feedback is generated each year from the self-evaluation process, including, in recent years, with respect to allocation of time during Board meetings which has led to an increase in time spent on critical topics such as strategy, capital allocation, executive and director succession planning, corporate responsibility, inclusion and risk management (including an increased focus on cyber risk matters)

Majority Vote Standard for the Election of Directors
According to our Bylaws, in an uncontested election, the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director.
If a nominee for director does not receive the vote of at least a majority of votes cast at the Annual Meeting, it is the policy of the Board that the director is expected to tender his or her offer of resignation. The NCG Committee will then make a recommendation to the Board whether to accept or reject the tendered resignation offer, or whether other action should be taken, taking into account all of the relevant facts and circumstances. Any director who has tendered his or her offer of resignation may not take part in the proceedings with respect to his or her resignation offer. For additional information, our Corporate Governance Guidelines are available on the Corporate Governance page of our website, www.coeur.com/company/corporate-governance/, and to any stockholder who requests a copy.

Coeur Mining 2025 Proxy Statement	13

Proposal No. 1:
Election of Directors
What am I voting for?
► The election of nine directors to hold office until the 2026 Annual Stockholders’ Meeting and until their successors have been elected and qualified.
► Properly executed proxies will be voted at the Annual Meeting FOR the election of each of the nine persons named below unless marked AGAINST or ABSTAIN.

The Board of Directors recommends a vote FOR each nominee listed in “Director Nominees” below
Director Nominees
The nine individuals named below have been nominated by the Board to be elected as directors at the Annual Meeting, each to serve for one year and until his or her successor is elected and qualified. Other than Mr. Beaudoin and Mr. Fier (each appointed to the Company’s Board effective February 14, 2025 upon the Company’s acquisition of SilverCrest Metals Inc.), each nominee was elected to the Board at the 2024 Annual Meeting. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy may vote for a substitute, or substitutes, in their discretion, or the Board may reduce its size or leave a vacancy on the Board.
The Board and the NCG Committee have determined that our nominees possess a balanced mix of the qualifications and experiences relevant to the effective governance and oversight of our business. The following table provides certain information about the key skills and qualifications of each director nominee (but does not encompass all skills and qualifications) and additional information about each director nominee follows.

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Skills/Background	Adamany	Beaudoin	Das	Fier	Hull	Krebs	Luna	Mellor	Thompson
Current/Former CEO or Group Executive
Project Development/ Management
Environmental, Health, Safety and Community Matters
Government Affairs, Regulatory & Legal
Strategy Development & Execution
Capital Markets Transactions
Extractive/Cyclical Industry
U.S. Public Company Board Service
Finance/Accounting
Technology/Cyber Security
Human Capital Management
Culture

Coeur Mining 2025 Proxy Statement	15

Linda L. Adamany AGE: 73 DIRECTOR SINCE: 2013	Experience

Independent Lead Director and Chair of the Nominating and Governance Committee of Jefferies Financial Group Inc., a global investment banking and capital markets firm, since March 2022 (Board member since March 2014); Independent Member of the Board of Directors and chair of the Remuneration Committee of Jefferies International Limited, a wholly-owned subsidiary of Jefferies Financial Group Inc., since March 2021

Non-executive director and chair of the Compensation Committee of Vitesse Energy, Inc. since January 2023 and of director of BlackRock Institutional Trust Company since March 2018

Former executive of BP plc, a UK-based international oil and gas company, serving in a variety of leadership roles over her 27-year career there until her retirement in August 2007, including CEO of BP Shipping, the largest privately owned crude oil ship and product tanker owner/operator in the world; Executive Assistant to the Group Chief Executive; and Group Vice President and Commercial Director of Refining & Marketing, a then $45 billion business

Former non-executive director of Wood plc, a company that provides project, engineering and technical services to energy and industrial markets, from October 2017 to May 2019
Former non-executive director of Amec Foster Wheeler plc, an engineering, project management and consultancy company, from October 2012 to October 2017, when Amec was acquired by Wood Group plc
Former member of the Board of Directors of National Grid plc, an electricity and gas generation, transmission and distribution company, from November 2006 to November 2012
Recognized as one of Women Inc. Magazine’s 2018 Most Influential Corporate Directors
Certified Public Accountant
Education

Ms. Adamany earned a degree in Accounting from John Carroll University (magna cum laude) and has completed executive education studies at Harvard University, University of Cambridge and Tsing Hua University (China).

Expertise and Qualifications

Ms. Adamany brings to the Board leadership, financial and accounting expertise, strategic planning experience, and experience in the extractive resources industry and with cyclical businesses through her positions with BP plc and project management experience as director of Wood plc and Amec Foster Wheeler plc.

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Pierre Beaudoin AGE: 61 DIRECTOR SINCE: 2025	Experience
Chairman of the Board of Radisson Mining Resources, Inc., a gold exploration company in Canada, since July 2024

Former director of SilverCrest Metals Inc., a precious metals mining company, from June 2018 to November 2018 and February 2024 until Coeur’s acquisition of SilverCrest in February 2025; Chief Operating Officer of SilverCrest Metals Inc. from November 2018 to January 2024

Former Chief Operating Officer and Senior Vice President of Capital Projects with Detour Gold Corporation, a gold mining company, from January 2013 to July 2017 and January 2010 to December 2012, respectively

Served in various roles over a 16-year career with Barrick Gold Corporation, including in senior capital project management roles from September 2004 to January 2010
Education
Mr. Beaudoin earned a Mineral Processing degree at Abitibi-Temiscamingue College in 1984 and an Advanced Executive Certificate in Management at Queen’s University in 2016.
Expertise and Qualifications

A mineral processing professional with 40 years of extractive industry experience, Mr. Beaudoin brings substantial international operating and project development and management experience, including from his prior work as Chief Operating Officer of SilverCrest Metals Inc. where he led the technical studies, construction and ramp-up of the Las Chispas operation.

Coeur Mining 2025 Proxy Statement	17

Paramita Das AGE: 48 DIRECTOR SINCE: 2023	Experience

Former Global Head of Marketing, Development and ESG (Chief Marketing Officer), Metals and Minerals Rio Tinto, a global mining group, from June 2022 through February 2024; President of Rio Tinto Nickle Inc., President and CEO of Alcan Primary Products Company, LLC and Member of the Board of Directors of Rio Tinto Services Inc. from July 2019 through September 2023; General Manager, Marketing and Development, Metals and Head of the Chicago Commercial Office, Rio Tinto from January 2018 to May 2022; Chief of Staff/Group Business Executive to the Rio Tinto Group CEO from December 2016 to December 2017

Serves as Chief Strategy Officer and Senior Advisor to the Chief Executive Officer of Stardust Power Inc., a manufacturer of battery-grade lithium products since September 2024. Although Ms. Das advises the CEO on high-level strategy, we understand from Ms. Das that the role is part-time in nature

Director of Toromont Industries, Ltd., a specialized equipment company since November 2024
Director of Genco Shipping & Trading Limited, a drybulk shipowner focused on global transportation of commodities, since March 2024
Former Board member of: World Business Chicago from January 2020 to January 2022; Chicago Children’s Museum from June 2019 to June 2021; and UN Women – USNC from 2014 to 2017
Education

Ms. Das earned a bachelor’s degree in Architectural Engineering from Guru Govind Singh Indraprastha University in 2001, a Master of Business Administration in 2004 from the University of Louisville and completed additional post-graduate studies in Strategy and Finance at the University of Chicago Booth School of Business in 2010 and 2014.

Expertise and Qualifications
Ms. Das brings to the Board significant leadership and strategic planning experience in the extractive resources industry through her former positions with Rio Tinto.
Ms. Das is an active leader on gender equality and issues affecting women and children. She has worked extensively with forums like UN Women and diversity platforms like Ascend.
Ms. Das is an active speaker by invite on topics related to corporate responsibility, blockchain, diversity, supply chains and digital and business transformation.

18	Coeur Mining 2025 Proxy Statement

N. Eric Fier AGE: 63 DIRECTOR SINCE: 2025	Experience

Mr. Fier is a Certified Professional Geologist (USA) and Engineer (Canada) with over 35 years of experience in the international mining industry including exploration, acquisition, development and production of numerous mining projects in the U.S., Guyana, Chile, Brazil, Central America, Mexico, Peru, Africa and Asia

Served as Founder, Chief Executive Officer and Director of the precious metals mining company SilverCrest Metals Inc. until Coeur’s acquisition of SilverCrest in February 2025
Non-Executive Chairman of Mako Mining Corp., a gold mining, development and exploration company, since July 2024
Mr. Fier previously served as Executive Chairman of Goldsource Mines, Inc., a gold mining company, from January 2018 until the company’s acquisition by Mako Mining Corp. in July 2024
Former co-founder in October 2002 and Chief Operations Officer and President of SilverCrest Mines Inc., which was acquired by First Majestic Silver Corp in October 2015

Mr. Fier previously worked as Senior Engineer and Chief Geologist with Pegasus Gold Corp. from June 1985 to May 1995, Senior Engineer and Manager with Newmont Mining Corp. from June 1995 to August 1996 and from 1999 to 2000, and Project Manager with Eldorado Gold Corp. from September 1996 to May 1998

Education
Mr. Fier earned a Bachelor of Science in Geological Engineering and a Bachelor of Science in Mine Engineering from Montana Technological University.
Expertise and Qualifications

Mr. Fier has in-depth knowledge of the extractive sector, including exploration, resource and reserve estimation, economic analysis, strategy development, property evaluation, financing, marketing, project development and management, construction, and operations management.

Coeur Mining 2025 Proxy Statement	19

Jeane L. Hull AGE: 70 DIRECTOR SINCE: 2022	Experience
Director of Hudbay Minerals Inc. since June 2023, Wheaton Precious Metals Corp. since May 2023, and Eprioc AB since January 2018

Former member of the Boards of Directors of Copper Mountain Mining Corp. from April 2022 to June 2023, Interfor Corporation from May 2014 to May 2023, Trevali Mining Corporation from January 2021 to September 2022, Pretium Resources Inc. from November 2019 to March 2022 and Cloud Peak Energy Inc. from July 2016 to October 2019

Served on the Advisory Board for South Dakota School of Mines and Technology for over ten years

Former Executive Vice President and Chief Technical Officer at Peabody Energy from 2011 to 2015. Prior to joining Peabody Energy in 2007, she held numerous management, engineering and operations positions with Rio Tinto and its affiliates, lastly as Chief Operating Officer of the Kennecott Utah Copper mine

Education
Ms. Hull earned a Bachelor of Science (Civil Eng.) from South Dakota School of Mines and Technology and a Master of Business Administration from Nova Southeastern University.
Ms. Hull received an Honorary Doctorate of Public Service from South Dakota School of Mines and Technology in 2024.
Expertise and Qualifications

Ms. Hull brings a wealth of operational leadership and engineering experience, as well as experience on public company boards, with project development/management and with cyclical businesses, most notably through her experiences as Chief Operating Officer at Rio Tinto’s Kennecott Utah Copper mine and Executive Vice President and Chief Technical Officer of Peabody Energy Corporation.

20	Coeur Mining 2025 Proxy Statement

Mitchell J. Krebs AGE: 53 DIRECTOR SINCE: 2011	Experience

Chairman, President and Chief Executive Officer of Coeur Mining, Inc. Mr. Krebs joined Coeur in 1995 after spending several years in the investment banking industry in New York, holding various positions in corporate development, including Senior Vice President of Corporate Development for the Company. In March 2008, Mr. Krebs was named Chief Financial Officer, a position he held until being appointed President and CEO in July 2011. In May 2024, Mr. Krebs was appointed as Chairman of the Board of Directors

Former Chairman of the National Mining Association from September 2022 to September 2024
Former member of the Board of Directors of Kansas City Southern Railway Company from May 2017 to April 2023
Executive Committee member and past President of The Silver Institute
Education
Mr. Krebs earned a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and a Master of Business Administration from Harvard University.
Expertise and Qualifications

Mr. Krebs brings leadership, industry, capital markets, mergers & acquisitions, and strategic planning experience to the Board, as well as in-depth knowledge of Coeur through the various high-level management positions he has held with the Company over the years.

Coeur Mining 2025 Proxy Statement	21

Eduardo Luna AGE: 79 DIRECTOR SINCE: 2018	Experience

Non-Executive Chairman of the Board of Directors of Rochester Resources Ltd., a junior natural resources company with assets in Mexico, since March 2018 (and various roles with the company prior to that time)

Director of Vizsla Silver Corp., a junior natural resources company with assets in Mexico, since November 2023

Former member of the Board of Directors of Wheaton Precious Metals Corp., a precious metals streaming company, from June 2004 to May 2023; Chairman of the Board of Directors from 2004 to 2009; interim Chief Executive Officer from October 2004 to April 2006; and Executive Vice President from 2002 to 2005

Former member of the Board of Directors of DynaResource, Inc., an exploration stage precious metals company, and special advisor to the president of its wholly-owned Mexican subsidiary, from March 2017 to January 2020

Chairman of the Advisory Board of the Faculty of Mines at the University of Guanajuato
Director of Minas de Bacís, a private mining company with operations in Mexico, since 2018 and director of Avantti Medi Clear, a private company, since 2010

Former member of the Board of Directors of Primero Mining Corp., a precious metals mining company, from 2008 to 2016, while also holding several senior management roles during that period, including Executive Vice President and President (Mexico), and President and Chief Operating Officer

Executive Vice President of Goldcorp Inc. from March 2005 to September 2007; President of Luismin, S.A. de C.V. from 1991 to 2007
Education

Mr. Luna earned a Bachelor of Science in Mining Engineering from Universidad de Guanajuato, a Master of Business Administration from Instituto Tecnologico de Estudios Superiores de Monterrey, and an Advanced Management Degree from Harvard University.

Expertise and Qualifications

Mr. Luna brings extensive mining industry, executive leadership, public company board, project development/management and cyclical business experience through his roles with Luisman, Goldcorp, Primero and Wheaton, among others, as well as experience with Mexican government relations and regulatory matters, which is particularly valuable to the Company given the significance of the Las Chispas and Palmarejo operations.

22	Coeur Mining 2025 Proxy Statement

Robert E. Mellor AGE: 81 DIRECTOR SINCE: 1998	Experience

Independent Chairman of the Board of Directors of Monro, Inc. (formerly, Monro Muffler/Brake, Inc.), an auto service provider, since June 2017, lead independent director from April 2011 to June 2017, and a director since August 2010, as well as interim Chief Executive Officer from August 2020 to April 2021

Former Chairman, Chief Executive Officer and President of Building Materials Holding Corporation, a company focused on the distribution, manufacturing and sales of building materials and component products, from 1997 to January 2010 and a director from 1991 to January 2010

Former member of the Board of Directors of CalAtlantic Group, Inc., a national residential home builder, from October 2015 to February 2018, including when CalAtlantic was acquired by Lennar Corporation; former member of the Board of Directors of The Ryland Group, a national home builder that merged with another builder to form CalAtlantic, from 1999 to October 2015

Former member of the Board of Directors of Stock Building Supply Holdings, Inc., a lumber and building materials distributor, from March 2010 until December 2015 when it merged with another company
Recognized as one of the 100 most influential corporate directors by the National Association of Corporate Directors in 2020
Education
Mr. Mellor earned a Bachelor of Arts in Economics from Westminster College (Missouri) and a Juris Doctor from Southern Methodist University School of Law.
Expertise and Qualifications

As the former Chairman and Chief Executive Officer of Building Materials Holding Corporation and former Interim Chief Executive Officer of Monro Inc., Mr. Mellor brings leadership, risk management, cyclical industry, talent management, operations, capital markets, mergers & acquisitions and strategic planning experience to the Board.

Mr. Mellor also brings public company board experience to the Board through his service on the board of Monro, Inc., and his former service with CalAtlantic Group, Inc., The Ryland Group, Inc. and Stock Building Supply Holdings, Inc.

Coeur Mining 2025 Proxy Statement	23

J. Kenneth Thompson AGE: 73 DIRECTOR SINCE: 2002	Experience
Lead Independent Director of Coeur Mining, Inc. since May 2024

President and Chief Executive Officer of Pacific Star Energy LLC, a privately held firm that is a passive holder of oil lease royalties in Alaska, from September 2000 to present, including, from 2004 to present, royalties held by Alaska Venture Capital Group LLC from its prior oil and gas exploration and development activities

Former Chairman of the Board of Pioneer Natural Resources Company, a large independent oil and gas company, where he served as a director since August 2011
Member of the Board of Directors of Alaska Air Group, Inc., the parent corporation of Alaska Airlines, Hawaiian Airlines and Horizon Air, since 1999(1)
Former Lead Independent Director of Tetra Tech, Inc., an engineering consulting firm, from April 2007 until February 2024
Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000
President and Chief Executive Officer of ARCO Alaska, Inc., the oil and gas producing division of ARCO based in Anchorage, from June 1994 to January 1998

Corporate Vice President leading ARCO’s oil & gas research and technology center from 1993 until 1994 which included research in various geoscience disciplines, engineering technologies and environmental sciences. He also had oversight of the Information Technology department, the computing center and IT security

Recognized in 2019 as one of the 100 most influential corporate directors by the National Association of Corporate Directors
Education
Mr. Thompson earned a Bachelor of Science degree and an honorary professional degree in Petroleum Engineering from the Missouri University of Science & Technology.
Expertise and Qualifications

Through Mr. Thompson’s various executive positions, including the role of Chief Executive Officer, he brings to the Board leadership, risk management, project development/management, engineering, strategic planning, natural resources/extractive industry and extensive health, safety and environmental experience. Mr. Thompson also has government and regulatory experience through his work in other highly-regulated industries such as the oil and gas, energy, and airline industries, and possesses extensive U.S. public company board experience. Mr. Thompson’s experience in the oil and gas and airline industries also provide extensive experience with cyclical businesses.

(1)	Mr. Thompson plans to retire from his directorship with Alaska Air Group, Inc. in May 2025 following Alaska Air Group, Inc.’s annual shareholder meeting.

24	Coeur Mining 2025 Proxy Statement

Meeting Attendance
Our Board met eight times during 2024. Each incumbent director who served in 2024 attended at least 95% of the aggregate meetings of the Board and committees on which he or she served. We have a policy that encourages directors to attend each annual meeting of stockholders, absent extraordinary circumstances. Each of the seven incumbent directors then-standing for re-election attended the 2024 Annual Meeting.
Committees of the Board of Directors
Each Board committee functions under a written charter adopted by the Board, copies of which are available on the Corporate Governance page of our website, currently www.coeur.com/company/corporate-governance/, and to any stockholder who requests a copy.
The current members, responsibilities and the number of meetings held in 2024 of each of these committees are shown below:

Audit Committee Members Linda L. Adamany, Chair Paramita Das N. Eric Fier Eduardo Luna Number of meetings in 2024: 6	Key Responsibilities
Reviewing and reporting to the Board with respect to the oversight of various auditing and accounting matters and related key risks, including:
	►	The selection and performance of our independent registered public accounting firm;
	►	The planned audit approach;
	►	The nature of all audit and non-audit services to be performed;
	►	Accounting practices and policies;
	►	Oversight of the compliance program, including compliance with the Company’s Code and whistleblower reporting framework;
	►	Oversight of cybersecurity; and
	►	The performance of the internal audit function.
Independence and Financial Literacy
►
The Board has determined that each member of the Audit Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines, as well as additional, heightened independence criteria under the NYSE listing standards and SEC rules applicable to Audit Committee members.

	►	All members of the Audit Committee satisfy the NYSE’s financial literacy requirement.
	►	The Board has determined that, as a result of her knowledge, abilities, education and experience, Ms. Adamany is an Audit Committee Financial Expert (as defined by SEC rules).

Audit Committee Financial Expert

Coeur Mining 2025 Proxy Statement	25

Compensation and Leadership Development Committee Members J. Kenneth Thompson, Chair Linda L. Adamany Jeane L. Hull Robert E. Mellor Number of meetings in 2024: 6	Key Responsibilities
	►	Approving, together with the other independent members of the Board, the annual compensation of the CEO;
	►	Approving the annual compensation of the non-CEO executive officers;
	►	Reviewing and making recommendations to the Board with respect to compensation of the non-employee directors, our equity incentive plans and other executive benefit plans;
	►	Overseeing risk management of our compensation programs and executive succession planning;
	►	Overseeing leadership development, including goal development, planning and assessment of progress against executive officers’ individual development goals and plans; and
	►	Reviewing with management the Company’s HCM strategy and execution, including on matters such as corporate culture and inclusion, talent development and retention.
Independence
►
The Board has determined that each member of the CLD Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines, as well as additional, heightened independence criteria under Section 16 rules and the NYSE listing standards applicable to the CLD Committee members.

Environmental, Health, Safety and Corporate Responsibility Committee Members Jeane L. Hull, Chair Pierre Beaudoin Paramita Das Eduardo Luna Number of meetings in 2024: 5	Key Responsibilities
Reviewing the Company’s EHSCR policies and management systems, as well as the scope of the Company’s potential EHSCR risks and liabilities, including with respect to:
	►	Environmental permitting, compliance and stewardship;
	►	Employee and contractor safety and health;
	►	Corporate social responsibility and community relations;
	►	Compliance with EHSCR laws, rules and regulations;
	►	Oversight of climate risk; and
	►	Oversight of corporate responsibility initiatives, including short- and long-term goal setting, data collection, disclosures and reporting frameworks.
Independence
►
The Board has determined that each member of the EHSCR Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines.

Executive Committee Members Mitchell J. Krebs, Chair Linda L. Adamany Robert E. Mellor J. Kenneth Thompson Number of meetings in 2024: 0	Key Responsibilities
	►	Acting in place of the Board on limited matters that require action between Board meetings.

26	Coeur Mining 2025 Proxy Statement

Finance and Technical Committee Members J. Kenneth Thompson, Chair Pierre Beaudoin N. Eric Fier Jeane L. Hull Eduardo Luna Number of meetings in 2024: 5	Key Responsibilities
Oversight of the Company’s capital assets and financing strategy and certain geological and mining technical matters, including:
	►	The Company’s financial position, strategy plans and programs;
	►	Financial risk mitigation practices;
	►	Any dividend and share repurchase policy and actions;
	►	The Company’s approach to allocating and using its capital for strategic investments in major projects or acquisitions and then follow progress on completion of such projects and acquisitions; and
	►	The estimation and reporting of mineral reserves and resources, and related technical and geological matters.
Independence
►
The Board has determined that each member of the F&T Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines.

Nominating and Corporate Governance Committee Members Robert E. Mellor, Chair Linda L. Adamany Paramita Das J. Kenneth Thompson Number of meetings in 2024: 5	Key Responsibilities
	►	Identifying and recommending to the Board nominees to serve on the Board;
	►	Establishing and reviewing corporate governance guidelines;
	►	Reviewing and making recommendations to the Board and overseeing risk management with respect to corporate governance matters; and
	►	Overseeing CEO and Board succession planning.
Independence
►
The Board has determined that each member of the NCG Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines.

Board Leadership Structure
One of our Board’s key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary over time. As a result, we do not have a firm policy regarding whether the roles of Chairman and CEO should be separate or combined. The Board and NCG Committee review the structure of Board and Company leadership as part of its annual review of the Board succession planning process.
Following the 2024 Annual Meeting, the Board and NCG Committee determined that, given the significant tenure of Mr. Mellor as independent Chairman, and the long and valuable experience of Mr. Krebs as the Company’s President and CEO, it was in the best interests of the Company and its stockholders to elect Mr. Krebs as the Chairman of the Board in addition to his role as President and CEO. In addition, pursuant to the Company’s corporate governance guidelines, the independent directors of the Board simultaneously designated Mr. Thompson to serve as the independent Lead Director of the Board. The Lead Director’s responsibilities and powers include: presiding at all meetings of the Board at which the Chairman is not present and each executive session of the non-management members and/or independent directors of the Board; serving as liaison between the Chairman and the independent directors; approving information sent to the Board; approving meeting agendas for the Board; approving meeting schedules to assure sufficient time for discussion of all agenda items; and if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Coeur Mining 2025 Proxy Statement	27

The Board recognizes the importance of the Company’s leadership structure to our stockholders and will continue to regularly assess the Board leadership structure with careful consideration of the input obtained through engagement with our stockholders and stakeholders. The Company would publicly disclose any Board leadership change.
Director Independence
The Board has determined that each current director and director nominee (namely, Linda Adamany, Pierre Beaudoin, Paramita Das, N. Eric Fier, Randolph E. Gress, Jeane L. Hull, Eduardo Luna, Robert E. Mellor, and J. Kenneth Thompson) other than Mr. Krebs, our Chairman, President and CEO, is independent within the meaning of applicable NYSE listing standards and rules and our independence standards, which are included as part of our Corporate Governance Guidelines. The Board has further determined that the Audit Committee, CLD Committee, EHSCR Committee, F&T Committee, and NCG Committee are composed solely of independent directors, and members of the Audit and CLD Committees satisfy additional, heightened independence criteria applicable to members of those committees under the NYSE listing standards and SEC rules. Consequently, independent directors directly oversee such important matters as our financial statements, executive compensation, the selection and evaluation of directors, risk management and the development and implementation of our corporate governance programs and corporate responsibility programs and compliance. In addition, the Board previously determined that former directors Sebastian Edwards and Robert Krcmarov were independent during the portion of 2024 they served on the Board. Mr. Edwards ceased to be a director effective as of the 2024 Annual Meeting and Mr. Krcmarov ceased to be a director effective as of September 16, 2024.
In determining the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the NCG Committee) undertakes an annual review of the independence of all non-employee directors. Each director annually provides the Board with information regarding the director’s business and other relationships with Coeur and its affiliates, and with senior management and their affiliates, to enable the Board to evaluate the director’s independence. In the course of the annual determination of the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the NCG Committee) evaluates all relevant information and materials, including any relationships between Coeur and any other company where one of our non-employee directors also serves as a director. The Board considered Mr. Thompson’s board service for Alaska Air Group, Inc., Mr. Krcmarov’s board service with Major Drilling Group International Inc., and Ms. Hull’s board service for Epiroc AB and advisory board service with the South Dakota School of Mines and Technology, with whom Coeur conducted business in 2024. Mr. Thompson, Mr. Krcmarov, and Ms. Hull did not influence, or receive any material direct benefit from, those business relationships.
In addition, the Board considered the potential impact of the longer tenures on the independence of Mr. Mellor and Mr. Thompson. Both directors have significant experience serving Coeur in different economic environments, through multiple business and commodity cycles, and under multiple management teams, which provides them with experience and perspective that is highly valuable in providing strong leadership to a company in our industry. See “Board Composition and Refreshment” on page 12. Accordingly, the Board has determined that each is independent because each satisfies all applicable legal and stock exchange criteria for independence and continues to be an effective director who fulfills his responsibilities with integrity and independence of thought.
Related Person Transactions
Our Related Person Transactions Policy includes written policies and procedures for the review, approval or ratification, if pre-approval was not feasible, of related person transactions. As more fully explained in our policy, any transaction in which a related person has a material interest, other than transactions involving aggregate amounts less than $120,000, must be approved or ratified (if pre-approval was not feasible) by the NCG Committee. The policies apply to all executive officers, directors, stockholders of more than 5% of the Company’s outstanding common shares and to the immediate family members of each of the foregoing. Since the beginning of 2024, there were no related person transactions as defined by the policy.
We take the following steps with regard to related person transactions:
►
On an annual basis, each director, director nominee and executive officer of the Company completes a detailed questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director, director nominee or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

28	Coeur Mining 2025 Proxy Statement

►
Each director and executive officer is expected to promptly notify our legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which we participate.

►	Any reported transaction that our legal department determines may qualify as a related person transaction is referred to the NCG Committee.
►	The Company monitors its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.
In determining whether or not to approve or ratify, if pre-approval was not feasible, a related person transaction, the NCG Committee may take such action as it may deem necessary or in the best interests of the Company and may take into account the effect of any related person transaction on independence status of a director.
Meetings of Non-Management Directors
Non-management members of the Board, all of whom are also independent directors, regularly hold executive sessions at Board meetings without members of management being present. In 2024, non-management independent directors met in executive session at least eight times, including at each regular Board meeting. Mr. Thompson, the independent Lead Director of the Board, now presides over each such session (with Mr. Mellor presiding over such session while he was independent Chairman earlier in 2024).
Director Education and Development
We provide our new directors with an extensive onboarding process and provide ongoing education for all directors through board materials and presentations, discussions with management, visits to our sites and other sources to assist directors with staying up to date with any recent governance and industry trends and to provide direct exposure to our operations. In 2024, directors were provided concentrated educational and development programs at Board and Committee meetings and through online training opportunities covering anti-discrimination and anti-harassment, inclusion, political and regulatory trends and risks, reserve and resource estimation, cybersecurity, tax matters, financial reporting and fiduciary obligations, among other matters. Several of our directors also attended programs focused on topics that are relevant to their duties as a director, including cyber risk oversight, corporate governance, ethics, culture and inclusion, corporate responsibility topics, audit matters, economics, crisis management, investor relations and shareholder activism, executive compensation, political and regulatory risks and developments in the U.S., Mexico and Canada, and board best practices.
Policy Regarding Recommending Nominees by Stockholders
The NCG Committee has adopted a policy pursuant to which a stockholder who owns at least 1% of our outstanding shares of common stock for at least two years may recommend a director candidate that the committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board. Such recommendation must be in writing addressed to the Chairman of the NCG Committee at our principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s Proxy Statement. Although the NCG Committee has not formulated any specific minimum qualifications that it believes must be met by a nominee that the NCG Committee recommends to the Board, the NCG Committee would evaluate any stockholder nominee according to the same criteria as a nominee from any other source, including taking into account the factors discussed under “Director and Nominee Experience and Qualifications” on page 10.
Management Succession Planning and Talent Development
The Board oversees the recruitment, development, and retention of our senior executives. Significant focus is placed on succession planning both for key executive roles and deeper into the organization. In-depth discussions occur multiple times per year in meetings of the Board, CLD Committee and NCG Committee, including in executive sessions to foster candid conversations. The full Board receives an annual presentation from Mr. Krebs, our Chairman, President and CEO, and Ms. Schouten, our Senior Vice President and Chief Human Resources Officer, showing detailed succession plans for each executive and senior leadership position as well as the general managers for each operating mine and their senior leadership teams. These succession plans include development plans and readiness assessments for succession candidates. The CLD Committee receives regular presentations from Mr. Krebs and Ms. Schouten on the progress each executive has made on his

Coeur Mining 2025 Proxy Statement	29

or her individual development plans. These presentation materials result from a structured evaluation process by and under the leadership of Ms. Schouten, which includes one-on-one discussions with key leaders throughout the Company about their teams and employees. This process highlights organizational talent gaps, identifies development plans to close those gaps, and evaluates talent across various demographic characteristics. Directors have regular and direct exposure to senior leadership and high-potential employees during Board and committee meetings and through other informal meetings and events held during the year. The NCG Committee has formalized an emergency CEO succession plan to provide for continuity of leadership in the event of an unplanned temporary absence or permanent change of our CEO.
Our focused succession planning enables us to timely identify internal and external candidates for key roles within the organization.

Board Oversight of Long-Term Strategy and Capital Allocation
A significant amount of time is dedicated to strategy at each regular Board meeting, a focused review of strategy occurs annually, and the Board considers alignment of key initiatives with the Company’s strategy and capital allocation framework when approving significant actions. Our management team and Board integrate environmental, social and governance risks and opportunities into long-term strategy and capital allocation. Examples include our strategic priority to operate only in favorable jurisdictions from a rule of law perspective, incorporating GHG emissions and the transitional and physical risks of climate change into strategic and business planning, water stewardship, protecting biodiversity, constructing and operating lower-risk tailings storage facilities, actively promoting strong relationships with all stakeholders to support social license to operate, fostering an inclusive culture, and actively managing our human capital and culture to develop and attract the high-caliber talented workforce we need to succeed. In addition, the Board regularly invites leading investment banking firms and equity research analysts in our sector, precious metals research analysts and other subject matter experts to present to the Board to provide insights on the industry and the broader economy to consider in setting and overseeing long-term strategy. The Board actively oversees and provides constructive feedback on development of strategy and execution of key strategic initiatives through a combination of channels, including:
►	during dedicated discussions on formal Board agendas;
►	during executive sessions of independent directors only;
►
through its committees in regard to matters subject to committee oversight (such as the CLD Committee in regard to leadership development and the alignment of compensation programs with long-term strategy and value-creation, the EHSCR Committee in regard to corporate responsibility initiatives, the NCG Committee in regard to Board composition and refreshment and maintaining peer-leading corporate governance practices, the Audit Committee in regard to accounting and internal controls risk management, maintaining a strong compliance program and cybersecurity, and the F&T Committee in regard to financial risk management and oversight of the process for estimating and reporting reserves and resources); and

►
through one-on-one discussions between independent directors and with the CEO to leverage individual directors’ unique perspectives and experiences by applying them to the Company’s particular strategic opportunities and challenges.

30	Coeur Mining 2025 Proxy Statement

Stockholder Outreach and Engagement
We view our relationship with stockholders as a critical part of our corporate governance profile. Among other things, proactive engagement with our stockholders helps us to understand expectations for our performance, maintain transparency, and shape corporate governance and executive compensation policies.

Each year, we conduct two main outreach efforts, one in the spring in conjunction with proxy season and one in the fall. Our independent directors are also available to engage with stockholders, either directly or as part of our fall and spring stockholder outreach efforts. In 2024, we contacted all institutional stockholders that owned at least 0.15% of our aggregate outstanding shares of common stock (as of June 30, 2024), representing approximately 65% of outstanding shares of our common stock, and engaged with all stockholders who responded to our invitation to discuss corporate governance, executive compensation and corporate responsibility matters. This led to focused discussions with the stockholders who accepted our invitation, which gave us valuable feedback on key issues and specific elements of our programs. Stockholder feedback is reported to and discussed with our Board and relevant committees.

In recent years, stockholder feedback has supported a range of actions, including Board refreshment, prioritizing strong community relations including relations with Indigenous stakeholders, setting specific corporate responsibility targets, including GHG emissions net intensity reductions, adoption of a biodiversity standard, fostering a culture of inclusion, enhancing disclosures and developing an annual corporate responsibility report cadence, including SASB and GRI-aligned reporting, incorporating corporate responsibility factors into our long-term business strategy, and maintaining a strong weighting of incentive compensation linked to corporate responsibility factors. The structure of our performance share program, with historical core measures such as ROIC and reserves and resources growth, aligns with feedback from stockholders that measures should tie to key drivers of long-term stockholder value.

We believe our proactive engagement approach has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
The Board has adopted Corporate Governance Guidelines and the Code in accordance with NYSE corporate governance standards. We believe our Code aligns with our purpose statement of “We Pursue a Higher Standard” by setting the expectation that all of our directors, officers and employees seek and deliver a higher standard of honesty, ethics and integrity in every aspect of our business and throughout our organization. Copies of our Corporate Governance Guidelines and Code are available on the Corporate Governance page of our website, www.coeur.com/about/corporate-governance/, and to any stockholder who requests them. To the extent required under applicable rules, we have previously provided, and intend to provide in the future, amendment information to these documents and any waivers from our Code by posting to our website within four business days of any such amendments or waivers.

Coeur Mining 2025 Proxy Statement	31

Corporate Responsibility(1)
At Coeur, We Pursue a Higher Standard by striving to uphold our core values:

Our Board is actively engaged in and oversees our corporate responsibility strategy and priorities. The EHSCR Committee has overall responsibility for overseeing development of corporate responsibility policies and management systems, monitoring and reviewing compliance with environmental, health and safety laws and regulations and oversight of risk management associated with EHSCR issues. Board oversight is supported by a governance structure which includes executive-level accountability and a steering committee to guide our strategies and direction and monitor our progress. Additionally, a cross-functional climate resilience working group helps shape strategies and alignment throughout the organization, as well as consistent and transparent measurement, monitoring and reporting on corporate responsibility matters.

In 2024, management’s discussions with the Board included, among other topics, our corporate responsibility materiality assessment results, climate risk and strategy, biodiversity, water stewardship and reporting, engagement with and responsibilities to local communities (including Indigenous communities), environmental, health and safety performance, tailings governance, human capital management, culture, inclusion, key investor and stakeholder priorities, as well as current and emerging corporate responsibility trends.
(1)
For more information about our report on corporate responsibility and sustainability initiatives and strategy, please see our website at https://www.coeur.com/responsibility/. Any standards of measurement and performance made in reference to corporate responsibility initiatives and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation, or prospect can or will be achieved, and the inclusion of information in our report on corporate responsibility matters (as discussed below), or identifying it as material for purposes of such report or assessing our environmental, social and governance initiatives, should not be construed as a characterization of the materiality or financial impact of that information with respect to us or for purposes of any of our SEC filings. Website references included throughout are provided for convenience only, and the contents of websites do not constitute a part of and are not incorporated by reference into this Proxy Statement. Our corporate responsibility initiatives and goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met.

32	Coeur Mining 2025 Proxy Statement

In 2024, we made substantial progress on many of our goals and priorities, which will be discussed in detail in our next report on corporate responsibility matters, which is expected to be published in the second quarter of 2025, including:
►	Maintaining our peer-leading corporate governance;
►	Increasing disclosures in line with leading disclosure frameworks;
►
Conducting a comprehensive assessment, successive to the 2021 assessment, to maintain alignment with emerging trends and stakeholder expectations, strengthening our corporate responsibility strategy moving forward;

►	Continuing our efforts towards reducing net intensity of GHG emissions with a focus on securing cost-effective renewable energy at our operations;
►	Implementing the requirements of the Global Industry Standard on Tailings Management (GISTM) across sites;
►
Achieving or making progress on other short- and long-term corporate responsibility goals, such as improving the quality of Leadership in the Field interactions, sustaining a low frequency of environmental incidents, and further supporting our biodiversity management;

►
Providing career progression and unique internal development programs like IMPACT, as described in further detail on page 37, and Advanced IMPACT to invest in, develop and retain future Company leaders;

►
Offering synchronous and asynchronous trainings and fostering a workplace that further develops our talent pipeline by making Coeur an attractive place to work for the widest group of qualified people; and

►	Continuing to engage with stockholders about corporate responsibility issues so that our initiatives, priorities and reporting are aligned with their priorities.
Governance
Coeur maintains best-in-class governance practices, as evidenced by our current corporate governance score of “1” issued by ISS, which is the highest possible score. In recent years, our Board and governance team have been recognized with multiple awards exemplifying how We Pursue a Higher Standard.
►	National Association of Corporate Directors Directorship 100, Robert E. Mellor (2020), and J. Kenneth Thompson (2019)
►	Winner of cfi.co, Best Miner Governance, North America (2020)
►	Winner of the Corporate Secretary Magazine Corporate Governance Awards for Best Proxy Statement in 2020 and 2024 (mid-cap); finalist in 2021, 2022, and 2023 (small-/mid-cap)
►	Winner of the 2024 Corporate Secretary Magazine Corporate Governance Awards for Best Compliance & Ethics Program (small to mid-cap); finalist in 2020-2023
►	Metals & Mining Review Top 10 CEO in Mining Industry (2023), Mitchell J. Krebs, Chairman, President and CEO
►	S&P Global Platts Rising Star (2021), Emilie C. Schouten, SVP and Chief Human Resources Officer
►	Crain’s Chicago Notable Leaders in HR List, Ms. Schouten (2020, 2021 and 2022)
►
Finalist for the 2022 CEO/Chairperson of the year, Mitch Krebs, and Corporate Social Responsibility Award, Rising Star Individual Award, Casey Nault, SVP, General Counsel and Secretary, S&P Global Platts

Environment
Coeur remains committed to best-in-class environmental performance. We are committed to Protect our environment, Develop plans that guide responsible mineral production and Deliver environmental best practices.
We surpassed our GHG emissions net intensity reduction target of 35% in 2024 with a 38% reduction compared to our baseline year1. Our operational teams and the climate resilience working group continue to actively implement and manage projects to reduce GHG emissions in a cost-effective manner.
Coeur also advanced several significant initiatives to reduce and mitigate environmental risk, improve performance, and deliver continuous growth through environmental best practices. We continued our focus on optimizing environmental stewardship programs through our growth strategy involving:
►	Being recognized for operating responsibly through demonstrated performance that can proudly be shared externally;
(1)	For more information see our website at https://www.coeur.com/responsibility/

Coeur Mining 2025 Proxy Statement	33

►	Leveraging risk management processes that solidly characterize risks and sustain higher level mitigation controls that reduce exposures to manageable levels to avoid harm to the environment; and
►	Deploying integrated monitoring systems with real time operational status, control limits, and automated controls where possible to prevent environmental excursions.
To support our commitment to responsible tailings management, in 2024 we developed an internal Coeur Tailings Standard which is aligned with the GISTM and covering all tailing facilities lifecycle phases to document the governance around Coeur’s tailings portfolio. Additionally, as part of fulfilling the GISTM requirements, in 2024, we implemented additional measures to comply with 30% of the GISTM requirements that were not yet fulfilled. We plan to complete all GISTM requirements across all sites by 2027.
Our compensation programs are aligned with our commitment to environmental performance, with 10% of our 2024 AIP weighting tied to environmental performance metrics.
More information about our environmental strategies and performance is available in our annual report on corporate responsibility matters accessible on the Responsibility section of our website.
Health and Safety
At Coeur, the health, safety and well-being of our workforce, their families, contractors and the communities where we operate remains a core value and one of our top priorities. We believe in cultivating a culture of safety among our employees and contractors that includes enhancing processes to reduce exposure to unsafe situations and promoting well-being. We are proudly certified under the CORESafety® program through the National Mining Association. Our safety strategy is focused on upstream approaches that control, eliminate or reduce exposure for employees and others. We strive for continuous improvement and collaboration by engaging all levels of the workforce.
Our strong safety culture and sustained health and safety efforts and focus resulted in a third consecutive year of being a peer leader in lowest safety incident rates according to the U.S. Mine Safety and Health Administration (“MSHA”). We focused on reducing lost-time severity of incidents in 2024 and saw the lowest severity recorded rate in our history, while a significant opportunity for improvement exists as we continue to strive for zero harm. Our 2024 performance of 0.67 injury incidents per 200,000 hours worked is over 140% lower than both the industry average published by MSHA, furthering our long-term trend in health and safety improvement at Coeur.
Coeur Employees & Contractors vs.
MSHA Operators & Contractors
TRIFR

(1)	Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics. Injuries per 200,000 employee-hours worked.
(2)	Includes both Coeur employees and contract workers.
(3)	2024 MSHA information through Q3 2024 (preliminary).

34	Coeur Mining 2025 Proxy Statement

Industry Peer Comparison
Lost-Time Injury Frequency Rate

Industry average[1]
Coeur Mining[2]
1.64
1.41
1.37
1.25
1.16
1.34
1.19
1.32
1.31
1.34
1.19
0.26
0.43
0.20
0.42
0.33
0.30
0.25
0.17
0.17
0.24
0.44
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024[3]

(1)	Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics. Injuries per 200,000 employee-hours worked.
(2)	Includes both Coeur employees and contract workers.
(3)	2024 MSHA information through Q3 2024 (preliminary).
Communities
Coeur aims to contribute to the long-term economic viability of and leave a lasting positive legacy in the communities across all locations where Coeur maintains a presence. We believe we have built positive relationships with the communities near where we work and live, and our efforts, together, seek to create lasting positive impacts beyond the life of our mines.
Coeur recognizes and respects the unique culture and history of Indigenous Peoples and Ejidos who live where we work and operate. Our four sites with formal agreements – Las Chispas, Palmarejo, Kensington and Silvertip – participate in ongoing dialogue with Indigenous and Ejido stakeholders and provide certain economic benefits to the stakeholder communities through rent paid for land use and other programs. Additionally, our sites collaborate with local municipalities and key community groups, to gather feedback and sustain responsiveness to community needs. A grievance mechanism is in place to address any concerns raised by community stakeholders.
We are proud to be a local employer. Hiring locally injects economic benefits into the local economy, fosters a positive relationship with the local community and can support our vision of mutual long-term prosperity.
In 2024, we continued regular engagement and partnership with stakeholders across local communities. As we aim to contribute to long-term prosperity in the communities near our operations, Coeur prioritizes investment in local education and workforce development. Each of our locations contributed to strengthening the current and future workforce through high school student summer hires, internships, apprenticeships, sponsored trainings, endowment contributions and/or scholarships.
More information on corporate responsibility strategies and performance is available in our annual report on corporate responsibility matters accessible on the Responsibility page of our website.(1)
(1)	For more information see our website at https://www.coeur.com/responsibility/.

Coeur Mining 2025 Proxy Statement	35

Human Capital Management
Effective Human Capital Management at Coeur is critical to achieving our strategic goals and driving long-term value for our stakeholders. We believe strongly in the value of investing in our people, and aim to be an employer of choice by promoting safety first and proactively developing our people, while fostering a healthy and inclusive culture. We seek to recruit and retain employees who embody our purpose statement and leadership principles through safe and ethical conduct.
Our purpose statement, We Pursue a Higher Standard and our leadership principles are the foundation upon which we evaluate employee success:

We invest in talent development through structured training programs, leadership coaching, and comprehensive feedback mechanisms. Robust succession planning supports career growth and prepares the next generation of leaders. We believe retention and development offerings such as above-market rewards and experiential training are competitive advantages. Additionally, our competitive compensation packages, experiential learning opportunities, and commitment to career advancement create a strong value proposition for our workforce.
Strategic Succession Planning
We conduct robust succession planning throughout the entire organization each year by employing specific talent diagnostics and skills development. Our organization-wide succession planning process ensures business continuity and leadership readiness. Through structured action plans, talent assessments and development initiatives, we identify high-potential employees and make plans to equip them with the skills needed for future leadership roles. Senior leadership and our Board of Directors regularly review succession plans, with dedicated discussions in executive sessions to take a strategic approach to talent management.

36	Coeur Mining 2025 Proxy Statement

Significant focus is placed on succession planning both for key executive roles and throughout the organization. In-depth discussions occur multiple times per year in meetings of the Board, CLD Committee and NCG Committee, including in executive sessions to foster candid conversations. Directors have regular and direct exposure to senior leadership and employees during Board and committee meetings and through other informal meetings and events held during the year, fostering transparency and collaboration. By maintaining a strong leadership pipeline, we position Coeur for sustained operational and strategic success.

Succession Planning Process

GM& HRM Discussions
Functional Manager Discussions
VP Leader Discussions
CEO Discussion
Board of Directors Discussion

- Over 30 meetings on succession with site and corporate Leaders
- Discussions include development planning and workforce Planning with site HRMs & GMs
- Meetings with each functional manager, VP, SVP to roll-up summary to CEO and ultimately the December board discussion

Culture and Employee Engagement
We are committed to regularly assessing and enhancing our workplace culture. In 2023, we conducted our third biennial culture survey of all employees, achieving an 84% participation rate which exceeds industry benchmarks. Employee feedback was reviewed by the management team and our Board of Directors. The results reaffirmed our employees’ pride in working at Coeur, their confidence in our safety practices, and our collective commitment to ethical operations and environmental responsibility. The results of the assessment also confirmed our belief that we have an ethical, safe, engaged, and proud workforce and also highlighted areas for improvement.
Following the survey, leadership teams across all operations engaged employees in discussions to gather deeper insights and implement site-specific action plans. These initiatives aim to further strengthen our culture, address areas for improvement, and reinforce our commitment to continuous engagement. Operational leaders have embraced employees’ feedback to make improvements to basic requests like providing healthy food choices in our cafeteria, to tackling communication challenges and conflict management for stronger strategic partnerships. We expect to complete our next culture survey in 2025.
Employee Development
Recognizing the critical value of our human capital, we invest in the development of our employees at all levels of the organization. Our pipeline programs, leadership training, tailored development plans and executive assessments provide our employees with resources to achieve their career aspirations and provide Coeur with the human capital needed to execute our strategy. We provide opportunities for employees to participate in IMPACT Training, an intensive year-long training program we created for front-line supervisors throughout our organizational structure to focus on safety leadership and mining as a business. Through IMPACT training, we have invested more than 25,000 cumulative hours of leadership training and personal development for 284 employees. In 2022, after many employees had graduated from IMPACT training over the last four years, we introduced our first Advanced IMPACT training for employees at manager and director levels in the organization. Additionally, we offer personalized development plans, executive assessments, and career advancement resources to ensure employees have the tools and opportunities to achieve their professional goals.

Coeur Mining 2025 Proxy Statement	37

An Inclusive Workplace
Inclusion and respect are critical to the success of Coeur because they foster a culture where employees feel valued and empowered to contribute their best work. When our employees feel that their perspectives are welcomed and respected, innovation thrives, collaboration strengthens and problem solving becomes more dynamic. Coeur prioritizes inclusion and respect to enhance employee engagement and retention. Fostering an inclusive and respectful environment reduces conflicts, improves morale and builds a strong organizational reputation to attract the best talent. Workforce talent pipeline shortage is a critical risk in the mining industry. Our focus on inclusion seeks to mitigate that risk by making Coeur an attractive place to work for the broadest possible range of qualified people.
Our Coeur Heroes program, which supports career opportunities for well-qualified U.S. military personnel, provided more than 80 career placements as of 2024. Over 60% of our female workforce holds supervisory or senior positions, reflecting our culture of inclusion and successful efforts to attract highly qualified female leaders in an industry that historically has struggled to attract that significant component of the overall workforce. We have implemented targeted workplace training on topics such as bystander intervention, understanding the multi-generational workplace, and mental wellness to reinforce an inclusive and respectful work environment. Our EEO-1 report for 2023 is available on our website and we plan to continue to make our annual EEO-1 reports available on our website.
Commitment to Local Hiring
Coeur is dedicated to creating economic opportunities within the communities where we operate. In 2024, 42% of our new hires were from our local communities, adding to our average of 60% overall employee population from local communities since 2018. Additionally, our apprenticeship and internship programs provided over 40 opportunities for emerging talent in 2024.
Competitive Rewards & Employee Wellbeing
As part of our fundamental need to attract and retain talent, we regularly evaluate our compensation, benefits and employee wellness offerings. We have determined that our average employee earns over 40% more than the average employee in their local markets according to industry benchmarking. Over 93% of U.S. employees are enrolled in our medical benefit plan, and over 90% of U.S. employees contribute to our 401(k) plan. Supplemental healthcare is provided above government requirements in both Canada and Mexico. As a leader in the mining industry, we have been providing domestic partner benefits since 2017, and in 2022 we expanded our paid parental and primary caregiver leave policies for U.S. employees, reinforcing our support for working families.
In addition, we have engaged a third-party mental health care provider for innovative care and confidential counseling resources. This resource leverages technology and clinical best practices to assist our employees and their families gain fast access to highly effective quality care when needed most. We continue efforts to implement a formal Total Worker Health program to integrate occupational health with primary health and wellness as a way to promote physical and mental health for employees and their families at home and work, both now and in the future.
Policy Regarding Stockholder and Other
Interested Person Communications with Directors
Stockholders and other interested persons desiring to communicate with a director, the Lead Director, the independent directors as a group or the full Board may address such communication to the attention of our Company’s Secretary, 200 South Wacker Drive, Suite 2100, Chicago, IL 60606 and such communication will be forwarded to the intended recipient or recipients.

38	Coeur Mining 2025 Proxy Statement

Compensation Consultant Disclosure
The CLD Committee retained Semler Brossy through July 2024, when Meridian was engaged for the remainder of the 2024 compensation year to provide information, analyses and advice regarding executive and director compensation, as described below. Each of Semler Brossy and Meridian is a compensation consulting firm specializing in executive compensation consulting services. In its engagement with the Company, each firm has reported directly to the CLD Committee.
Semler Brossy provided the following services for the CLD Committee during July 2024, and Meridian provided the following services for the remainder of 2024 and early 2025:
►	Evaluated our executive officers’ base salaries, annual incentive and long-term incentive compensation, and total direct compensation relative to the competitive market;
►	Advised the CLD Committee on executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;
►	Assessed the alignment of our executive compensation levels relative to our compensation philosophy;
►	Briefed the CLD Committee on executive compensation trends among our peers and the broader industry; and
►	Evaluated our non-employee director compensation levels and program relative to the competitive market.
At the CLD Committee’s direction, each of Semler Brossy and Meridian provided additional services for the CLD Committee during their engagement with Coeur. These services included, with respect to both Semler Brossy and Meridian, advising on the design of our annual and long-term incentive plans, and, with respect to Meridian only, assisting with the preparation of the CD&A for this Proxy Statement.
In the course of conducting its activities, Semler Brossy attended three meetings and Meridian attended two meetings of the CLD Committee during 2024 and presented its findings and recommendations for discussion.
The decisions made by the CLD Committee are its own and may reflect factors and considerations other than the information and recommendations provided by Semler Brossy, Meridian or any other advisor to the CLD Committee. Each of Semler Brossy and Meridian reported directly to the CLD Committee following its appointment as the CLD Committee’s independent consultant and provided no services during such time to Coeur other than executive and nonemployee director compensation consulting services at the direction or with the consent of the CLD Committee. During their respective engagements with the CLD Committee, neither Semler Brossy nor Meridian has or had any other direct or indirect business or relationships with Coeur or any of its affiliates and no current business or personal relationships with members of the CLD Committee or our executive officers. In addition, in its agreement with the CLD Committee, each of Semler Brossy and Meridian agreed to inform the Chair of the CLD Committee if any potential conflicts of interest arise that could cause its independence to be questioned, and not to undertake projects for management except at the request or with the prior consent of the CLD Committee Chair and as an agent for the CLD Committee.
In March 2025, the CLD Committee considered the following six factors with respect to Meridian: (i) the provision of other services to Coeur by Meridian; (ii) the amount of fees received from Coeur by Meridian, as a percentage of the total revenue of Meridian; (iii) the policies and procedures of Meridian that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Meridian with a member of the CLD Committee; (v) any Coeur stock owned by Meridian; and (vi) any business or personal relationship of Meridian with any of our executive officers. After considering the foregoing factors, the CLD Committee determined that Meridian was independent and that the work of Meridian with the CLD Committee for the 2024 compensation year did not raise any conflicts of interest.
Risk Oversight
The Board is responsible for overseeing the principal risks facing Coeur and has a comprehensive and multi-faceted approach to risk oversight. The Board is also responsible for overseeing management’s implementation of appropriate systems to identify, report and manage the principal risks of Coeur’s business, including but not limited to:

► Management succession planning and human capital management ► Major project execution ► Cybersecurity ► Corporate responsibility risks	► Strategic asset portfolio optimization ► Commodity price volatility ► Balance sheet management and access to capital ► Public policy and regulatory changes

Coeur Mining 2025 Proxy Statement	39

The Board takes an active approach to its role in overseeing the development and execution of the Company’s business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and Committee structure, which is designed so that the full Board properly considers and evaluates potential risks under the guidance of the Chairman of the Board and further considers and evaluates certain risks at the Committee level.
As part of our regular policy review process, we update our governance policies and sponsor regular employee trainings to underscore the importance of continued strong risk oversight. In addition, the Board annually evaluates the operation and effectiveness of the Board of Directors, its Committees and the Chairman of the Board. That evaluation includes consideration of whether the Board has examined the key risks to the Company’s strategy and business plan.
While the Board has overall responsibility for Company risk, the Board has delegated oversight of certain categories of risk to the Audit Committee, the CLD Committee the EHSCR Committee, the F&T Committee and the NCG Committee with the aim that delegated categories of risk are treated with appropriate expertise, attention and diligence. Each committee also provides regular reporting on their work to the Board.

Committee	Oversight Role
Audit	►
Reviews with management and the independent auditor compliance with legal and regulatory requirements, with a focus on legal and regulatory matters related to internal controls, accounting, finance and financial reporting and contingent liabilities

►
Discusses policies with respect to risk assessment and risk management, and risks related to matters including the Company’s financial statements and financial reporting processes, compliance, and information technology and cybersecurity

►
Oversees the process for determining and monitoring the independence of the independent auditor, reviews non-GAAP measures included in the Company’s financial statements, SEC filings, press releases and other investor materials

	►	Oversees the implementation of new accounting standards and reviews with the independent auditor critical audit matters expected to be described in the independent auditor’s report
	►	Oversees the Company’s compliance program including compliance with the Company’s Code and whistleblower reporting framework
►
Oversees cybersecurity including receiving a report from the Senior Director of Cybersecurity at each regular meeting on cybersecurity emerging risks, strategies, key initiatives, any incidents and training and compliance

►
Reviews the internal audit annual plan and reviews the results of the internal audit program, including significant reports to management prepared by internal audit staff and management’s responses thereto

EHSCR	►
Reviews the effectiveness of our corporate responsibility programs and performance, including, but not limited to our compliance with environmental and safety laws and understanding and mitigating the risks associated with the impact of climate change on the Company and its operations

	►	Reviews our strategies for mitigating material health, safety, environmental and community risks, and trends in related performance data
CLD	►
Responsible for approving compensation for executive officers that includes performance-based award opportunities that promote retention and support growth and innovation without encouraging or rewarding excessive risk. For a discussion of the CLD Committee’s assessments of compensation-related risks, see “Compensation and Leadership Development Committee Role in Risk” below

►
Oversees human capital management matters, including (i) succession planning for executives, including the CEO in conjunction with the NCG Committee, (ii) other executives’ progress against development plans as part of its leadership development oversight scope and (iii) corporate culture and talent development and retention

NCG	►
Oversees risks related to our corporate governance, including Board and director performance, Board and CEO succession, and the review of Coeur’s Corporate Governance Guidelines and other governance documents

	►	Oversees CEO succession planning in conjunction with the CLD Committee
F & T	►	Oversees and reviews financial and capital allocation strategy, plans and programs, major strategic investments and the process for estimating reserves and resources

In performing their oversight responsibilities, each of these committees periodically discusses with management and provides guidance regarding our policies with respect to risk assessment and risk management and reports to the Board regularly on matters relating to the specific areas of risk the committee oversees. Each Committee has the ability to engage independent advisors.

40	Coeur Mining 2025 Proxy Statement

Throughout the year, as part of its strategic risk management oversight, the Board and relevant committees regularly conduct a number of reviews and receive reports from and engage with management regarding major risks and exposures facing Coeur and the steps management has taken to monitor and control such risks and exposures. The Board also dedicates a portion of each meeting to reviewing and discussing specific risk topics in greater detail and providing input and counseling management on risk mitigation and compliance enforcement, including:
►	A comprehensive annual review of the Company’s overall strategic plan, with updates throughout the year;
►	Ongoing Audit Committee updates from senior management on cybersecurity activities and programs, including quarterly briefing on the Company’s plans and strategies to address cybersecurity threats;
►	Periodic reviews of succession plans, as part of its responsibility for leadership succession planning for the Company’s most senior officers, including the CEO;
►	Review of the Company’s strategic supply chain operations, key risks, and programs to further increase resilience;
►	Review of the Company’s key legal and compliance risks, including mitigation strategies and compliance priorities; and
►
Periodic review of Company’s key corporate responsibility risks, such as environmental compliance and stewardship, community relations and social license to operate, culture and inclusion, and compliance and ethics, with more detailed reviews conducted by the relevant committees.

For a comprehensive list of the risk factors affecting our business, please refer to the “Risk Factors” section of our most recent Form 10-K and MD&A.
Cybersecurity Oversight
Our management team takes a holistic and proactive approach to managing the cybersecurity risks inherent in all deployments of technology in our business. Cybersecurity is overseen by our Board and Audit Committee, and regular engagement with the Board and Audit Committee on this topic reflects the dynamic and fast-changing landscape of cybersecurity risk. Please see the section “Cybersecurity” in Item 1C of our most recent Form 10-K for more information on how we manage cybersecurity risk.
Compensation and Leadership Development Committee Role in Risk
The CLD Committee conducts an annual analysis of the current risk profile of our compensation programs, including a review of the primary design features of our compensation programs and the process for determining executive and employee compensation. This annual exercise has identified numerous ways in which our compensation programs are structured to mitigate risk, including:
►	the structure consisting of both fixed and variable compensation that rewards both annual and long-term performance;
►	the balance between long- and short-term incentive programs;
►	the use of caps or maximum amounts in our incentive programs;
►	the use of multiple performance metrics under our incentive plans;
►	a heavier weighting toward overall corporate performance for cash-based incentive plans;
►	time-based vesting for equity-based awards (including performance share awards) to promote retention and emphasize long-term Company performance; and
►	strict and effective internal controls.
Additionally, Coeur has a Clawback and Forfeiture Policy providing for the recovery, repayment or recoupment of certain incentive compensation granted or paid to (i) executive officers (as defined under SEC rules) in certain instances involving financial restatements and (ii) Company officers in certain circumstances involving misconduct, which further mitigates risk. The CLD Committee, together with the Board, oversees the administration of the Clawback and Forfeiture Policy, including any policy amendments as may be required under applicable SEC and stock exchange rules. Based on this review, the CLD Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us.

Coeur Mining 2025 Proxy Statement	41

Compensation and Leadership Development Committee Interlocks and Insider Participation
None of the members of the CLD Committee during 2024 or as of the date of this Proxy Statement is or has been an officer or employee of Coeur, and no executive officer of Coeur served on the compensation committee or board of any company that employed any member of the CLD Committee or Board during that time.
Audit and Non-Audit Fees
Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended 2024. The following table presents fees for professional services rendered by Grant Thornton for 2024 and 2023.

	2024	2023
Audit Fees(1)	$1,499,379	$1,586,004
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All-Other Fees	$—	$—

(1)
Audit fees were primarily for professional services related to the audits of the consolidated financial statements and internal controls over financial reporting, review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, comfort letters, consents, and other services related to SEC matters.

All of the services and fees identified in the tables above were approved pursuant to the pre-approval policy described below, and none of the services described above was approved by the Audit Committee under the de minimis exception provided by Rule 201(c)(7)(i)(C) under Regulation S-X.

42	Coeur Mining 2025 Proxy Statement

Audit Committee Policies and Procedures for Pre-Approval of Independent Auditor Services
The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of the engagement of our independent auditor to perform audit services, as well as permissible non-audit services. The nature of the policies and procedures depend upon the nature of the services involved, as follows:

Service	Description
Audit Services
The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit, required quarterly reviews, subsidiary audits and other procedures required to be performed by the auditor to form an opinion on our financial statements, and such other procedures including information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control. Other audit services may also include statutory audits or financial audits for subsidiaries and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or used in connection with securities offerings.

Audit-Related Services
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Audit-related services are subject to the specific pre-approval of the Audit Committee. Audit-related services include, among others, due diligence services relating to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as audit services; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services
Tax services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will not approve the retention of the independent auditor in connection with a transaction the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

All Other Services
Pre-approval by the Audit Committee is required for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

Our Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee. The Audit Committee Chair has been delegated pre-approval authority to address any approvals for services requested between Audit Committee meetings.

Coeur Mining 2025 Proxy Statement	43

Audit Committee Report

The Audit Committee, which consists of Linda L. Adamany (Chair), Paramita Das, N. Eric Fier, and Eduardo Luna, is governed by its charter, a copy of which is available on the Corporate Governance page of our website http://www.coeur.com/company/corporate-governance/. The Board has determined that Linda L. Adamany is an “audit committee financial expert” within the meaning of rules adopted by the SEC. All of the members of the Audit Committee are “independent” as defined in the rules of the SEC applicable to audit committee members and the listing standards of the New York Stock Exchange.
The Audit Committee assists the Board in fulfilling its responsibilities to stockholders with respect to our independent auditors, our internal audit function, our corporate accounting and reporting practices, and the quality and integrity of our financial statements and reports. The Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent auditors and internal audit function.
The Audit Committee discussed with our independent auditors the scope, extent and procedures for the 2024 audit. On a quarterly basis, the Audit Committee meets separately with the Company’s independent registered public accounting firm, Grant Thornton LLP, without management present, and the Company’s internal auditors, to discuss the results of their audits and reviews, the cooperation received by the auditors during the audit examination, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Committee also meets separately with the Company’s Chief Financial Officer and General Counsel quarterly and with the Company’s Chief Executive Officer from time to time. Following these separate discussions, the Audit Committee meets in executive session.
The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission of complaints by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. Reference is made to the Audit Committee’s charter for additional information as to the responsibilities and activities of the Audit Committee.
Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In ensuring that management fulfilled that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Discussion topics included the quality and acceptability of accounting principles, the reasonableness of significant judgments, including impairments, the clarity of disclosures in the financial statements, and an assessment of the work of the independent auditors.
The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed under applicable standards of the PCAOB and the SEC. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, discussed with the independent auditors their independence from us and our management, and considered the compatibility of non-audit services with the auditors’ independence.
Grant Thornton LLP reported to the Audit Committee that:
►	there were no disagreements with management;
►	it was not aware of any consultations about significant matters that management discussed with other auditors;
►	no major issues were discussed with management prior to Grant Thornton LLP’s retention;
►	it received full cooperation and complete access to our books and records;
►	it was not aware of any material fraud or likely illegal acts as a result of its audit procedures;
►	there were no material weaknesses identified in its testing of our internal control over financial reporting; and
►	there were no known material misstatements identified in its review of our interim reports.

44	Coeur Mining 2025 Proxy Statement

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
In addition, the Audit Committee selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. The Board is recommending to our stockholders that they ratify and approve the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Audit Committee of the Board of Directors
LINDA L. ADAMANY, Chair
PARAMITA DAS
N. ERIC FIER
EDUARDO LUNA

Coeur Mining 2025 Proxy Statement	45

Proposal No. 2:
Ratification of Appointment of Independent Registered Public Accounting Firm for 2025
What am I voting for?
► Ratifying the selection of Grant Thornton LLP as the independent auditor of our consolidated financial statements and our internal control over financial reporting for 2025

The Board of Directors recommends a vote FOR the appointment of Grant Thornton LLP
The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025. Grant Thornton LLP served as the Company’s independent registered public accounting firm for each fiscal year beginning with the fiscal year ended December 31, 2016, and Grant Thornton LLP’s tenure was considered by the Audit Committee in its assessment of Grant Thornton LLP’s independence.
As a matter of good corporate governance, a resolution will be presented at the Annual Meeting to ratify the appointment by the Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2025. Representatives of Grant Thornton LLP are expected to be present virtually at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.
The Board has put this proposal before the stockholders because the Board believes that seeking stockholder ratification of the appointment of the independent registered public accounting firm is good corporate practice. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.

46	Coeur Mining 2025 Proxy Statement

Proposal No. 3:
Approval of an Amendment to the Coeur Mining, Inc. 2018 Long-Term Incentive Plan
What am I voting for?
► Approving the Second Amendment to the Coeur Mining, Inc. 2018 Long-Term Incentive Plan

The Board of Directors recommends a vote FOR the amendment to Coeur’s LTIP
On March 5, 2018, Coeur’s Board adopted the Coeur Mining, Inc. 2018 Long-Term Incentive Plan (the “2018 LTIP” or the “Plan”), and Coeur’s stockholders approved the 2018 LTIP on May 8, 2018. On March 8, 2021, Coeur’s Board adopted an amendment to the 2018 LTIP (the “First Amendment”), which increased the number of shares available for issuance under the 2018 LTIP, and stockholders subsequently approved the First Amendment on May 11, 2021 at the 2021 Annual Meeting.
On March 25, 2025, Coeur’s Board adopted a second amendment to the 2018 LTIP (the “Second Amendment”) to increase the number of shares of common stock reserved for issuance under the Plan by 19 million and extend the term of the 2018 LTIP to the seventh anniversary of the date of the Annual Meeting. Adoption of the Second Amendment is necessary to increase the share pool available for equity-based compensation and allows us to be able to continue delivering a majority of total direct compensation to executives in the form of equity incentives directly aligned with stockholders. The adoption of the Second Amendment is contingent upon approval by stockholders at the Annual Meeting.
The Board believes our interests are best advanced by providing equity-based incentives to certain individuals responsible for our long-term success by encouraging such persons to remain in the service of Coeur and to align the financial objectives of such individuals with those of our stockholders.
We currently administer our equity-based compensation programs under the 2018 LTIP, as amended by the First Amendment. The Second Amendment, if approved, will provide for the issuance of up to 23,072,230 shares pursuant to awards granted on or after January 1, 2025, which represents approximately 3.6% of Coeur’s outstanding common stock as of the Record Date and represents an increase of 19,000,000 shares from the current 4,072,230 shares available for issuance pursuant to new awards under the 2018 LTIP as of January 1, 2025.
Features of the 2018 LTIP
►
Share Counting Formula. Shares issued pursuant to stock options and stock appreciation rights will count against the number of shares available for issuance under the 2018 LTIP on a one-for-one basis, whereas each share issued pursuant to all other awards will count against the number of shares available for issuance under the 2018 LTIP as 1.5 shares.

►
Limitation on Share Recycling. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights, shares subject to stock appreciation rights not issued upon net settlement of such awards, and shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the 2018 LTIP.

►
No Automatic Single-Trigger Vesting Acceleration. The 2018 LTIP does not provide for automatic acceleration of the vesting of outstanding awards upon the occurrence of a change in control or other corporate transactions so

Coeur Mining 2025 Proxy Statement	47

long as such awards are assumed and continued in connection with such transaction. The 2018 LTIP does provide for double-trigger vesting acceleration in the event of a termination of employment or service without cause within two years following the occurrence of a change in control.
►
No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under the 2018 LTIP must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

►	No Repricing. Other than in connection with a corporate transaction affecting Coeur, the 2018 LTIP prohibits any repricing of stock options or SARs without stockholder approval.
►
No Reload Stock Options. Stock options under the 2018 LTIP will not be granted in consideration for and will not be conditioned upon the delivery of shares to Coeur in payment of the exercise price or tax withholding obligation under any other stock option.

►	Independent Committee. The 2018 LTIP is administered by the CLD Committee, which is composed entirely of independent directors.
Why You Should Vote for the Second Amendment to the 2018 LTIP
The Board recommends that our stockholders approve the Second Amendment because it believes appropriate equity incentives are important to attract and retain high caliber employees and non-employee directors, to link incentive rewards to Company performance, to encourage employee and director ownership in Coeur, and to align the interests of 2018 LTIP participants with those of our stockholders. The approval of the Second Amendment will enable us to continue to provide such incentives; without approval, we may face challenges attracting and retaining the people we need to achieve our future business objectives. If the Second Amendment is not approved, then we may need to increase our use of cash compensation, which may negatively impact our liquidity and desired alignment with stockholder interests that the 2018 LTIP has been designed to achieve.
Company Considerations
When approving the Second Amendment, the Board and the CLD Committee considered various factors, including:
►	Potential Dilution
►	Burn Rate
►	Overhang
►	Historical Grant Practices
The sections below explain these primary considerations:
Potential Dilution
Coeur measures annual dilution as the total number of shares subject to equity awards granted less cancellations and other shares returned to the reserve, divided by total common shares outstanding at the end of the year. Our total annual dilution under our existing equity incentive plans for 2024 was 2.5% and our three-year average annual dilution for the three most recently completed years was 2.1%.

48	Coeur Mining 2025 Proxy Statement

Burn Rate
We actively manage our long-term dilution by reviewing our burn rate at least annually. Burn rate is another measure of dilution that shows how rapidly a company is depleting its share reserve for equity compensation plans. Burn rate differs from annual dilution, because it does not take into account cancellations and other shares returned to the reserve. Please see the table below for our historic burn rate under the 2018 LTIP:

Time Period	Options Granted	PSUs Vested	Restricted Shares Granted	Total = Options + Full- Value Shares(a)	Weighted Average Number of CSO(b)	Burn Rate
2024	—	379,402	3,129,255	3,508,657	391,708,851	0.9%
2023	—	566,891	3,251,765	3,818,656	343,059,367	1.1%
2022	—	824,064	2,056,121	2,880,185	275,178,389	1.0%

(a)
Full-Value Shares Granted includes restricted stock granted and PSUs vested in the period, but excludes PSUs granted in the period. In 2024, 2023, and 2022, there were 2,076,818, 1,816,429, and 1,325,418 PSUs granted, respectively.

(b)	“CSO” means “common shares outstanding”.
The three-year average burn rate (calculated from 2022 to 2024) is 1.0%.
Overhang
An additional metric that we use to measure the cumulative impact of our equity program is overhang (number of shares subject to equity awards outstanding but not exercised or settled, plus number of shares available to be granted, divided by total common shares outstanding at the end of the year). Our overhang as of December 31, 2024 was 3.5%. If the Second Amendment is approved, our overhang as of that date would increase to 8.4%.
Historical Grant Practices
In 2022, 2023 and 2024, Coeur made equity award grants under the 2018 LTIP totaling approximately 3.4 million shares, 5.1 million shares and 5.2 million shares, respectively. We estimate, based on historical grant dates, that the availability of 23,072,230 shares under the 2018 LTIP for awards granted after January 1, 2025 would provide a sufficient number of shares to enable us to continue to make awards in line with the practices of our peer public companies and at historical average annual rates for approximately 5 years.
The following are the factors that were material to the evaluation of the Board and CLD Committee in determining acceptable levels of dilution: competitive data from relevant peer companies, the current and future accounting expense associated with our equity award practices, and the influence of stockholder advisory firms. Our equity programs are revisited at least annually and assessed against these (and other) measures.
Key Data
The table immediately below includes information regarding all of our outstanding equity awards and shares available for future awards under our equity plans and equity award agreements as of December 31, 2024. Shares remain available for issuances of future awards under the 2018 LTIP.

Outstanding stock options(1)	29,130
Outstanding restricted stock awards	5,218,626
Outstanding performance shares(2)	4,641,512
Total shares subject to outstanding awards as of December 31, 2024(2)	9,889,268
Proposed shares available for future awards under the 2018 LTIP	23,072,230

(1)	These outstanding stock options had a weighted average exercise price of $7.75 and a weighted average remaining term of 2.8 years, in each case, as of December 31, 2024.
(2)	Based on then-current target projections for payout under performance shares for which the performance period had not ended prior to December 31, 2024.

Coeur Mining 2025 Proxy Statement	49

Summary of the 2018 LTIP
A copy of the Second Amendment is attached as Appendix B to this Proxy Statement. The material terms of the 2018 LTIP, assuming the approval of the Second Amendment, are summarized below. This summary of the 2018 LTIP is not intended to be a complete description of the 2018 LTIP and is qualified in its entirety by the actual text of the 2018 LTIP, which is filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on May 14, 2021.
Key Changes
The Second Amendment increases the number of shares which may be issued pursuant to awards under the 2018 LTIP, as well as the aggregate number of shares that may be issued with respect to the exercise of incentive stock options on or after January 1, 2025 to 23,072,230. In addition, the Second Amendment will extend the term of the 2018 LTIP to the seventh anniversary of the Annual Meeting. In all other respects, the terms of the 2018 LTIP will remain unchanged upon the approval of the Second Amendment.
Purpose
The purpose of the 2018 LTIP is to advance our interests by providing for the grant to participants of stock-based and other performance-based compensation.
Eligibility
The CLD Committee selects participants from among employees and directors of Coeur, its subsidiaries and its affiliates. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of Coeur or certain affiliates. As of December 31, 2024, approximately 127 employees and seven non-employee directors were eligible to participate in the 2018 LTIP.
Share Reserve
Subject to stockholder approval, the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2018 LTIP on or after January 1, 2025 is 23,072,230. Any shares of common stock issued pursuant to options or stock appreciation rights under the 2018 LTIP will be counted against this limit on a one-for-one basis and any shares of common stock issued pursuant to awards under the 2018 LTIP other than options or stock appreciation rights will be counted against the above limit as 1.5 shares for every one share issued pursuant to such award. The share reserve is subject to adjustments to reflect stock dividends, stock splits or combination of shares, recapitalization or other changes in our capital structure and certain transactions as provided in the 2018 LTIP.
Shares of common stock issued under the 2018 LTIP may be authorized but unissued shares of common stock or previously issued common stock acquired by Coeur. Shares of common stock underlying awards which expire or otherwise terminate or become unexercisable without having been exercised or which are forfeited to or repurchased by us due to failure to vest will again become available for grant under the 2018 LTIP. Additionally, shares that are withheld by Coeur in satisfaction of tax withholding with respect to an award other than stock options or SARs, and any shares of common stock underlying awards settled in cash will also become available for grant under the 2018 LTIP. Any shares of common stock that again become available for grant shall be added back as one share if such shares were subject to options or stock appreciation rights, and as 1.5 shares if such shares were subject to awards other than options or stock appreciation rights.
Notwithstanding the foregoing, shares of common stock subject to an award may not again become available for grant under the 2018 LTIP (and will not be added to the 2018 LTIP in respect of awards under the prior Plan) if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares delivered to or withheld by Coeur to pay the exercise price of an option, (iii) shares delivered to or withheld by Coeur to pay the withholding taxes related an option or stock appreciation right, or (iv) shares repurchased on the open market with the proceeds of an option exercise.
Administration
The 2018 LTIP is administered by the CLD Committee, which has the authority to, among other things, interpret the 2018 LTIP, determine eligibility for, grant and determine the terms of awards under the 2018 LTIP, and to do all things necessary or appropriate to carry out the purposes of the 2018 LTIP. The CLD Committee’s determinations under the 2018 LTIP are conclusive and binding.

50	Coeur Mining 2025 Proxy Statement

Individual Limits
The maximum number of shares for which awards may be granted under the 2018 LTIP to any person in any calendar year is 1,500,000 shares. The maximum cash amount payable pursuant to an incentive opportunity granted in any calendar year to any person under the 2018 LTIP is $10,000,000. These individual award limits apply to both awards granted after such approval of the 2018 LTIP and to awards outstanding as of the date of such approval.
Under the 2018 LTIP, the aggregate number of shares that may be subject to awards granted during any calendar year to a non-employee director serving in the role of Chairman of the Board or Lead Director cannot exceed that number of shares having a fair market value on the date of grant equal to $400,000. Under the 2018 LTIP, the aggregate number of shares that may be subject to awards granted during any calendar year to any other non-employee director cannot exceed that number of shares having a fair market value on the date of grant equal to $200,000.
The maximum number of shares of common stock that may be issued in satisfaction of the exercise or surrender of ISOs granted under the 2018 LTIP after January 1, 2025 is 23,072,230 shares.
Types of Awards
The 2018 LTIP provides for grants of options, SARs, restricted stock, restricted stock units, performance shares, and incentive opportunities. Dividend equivalents may also be provided in connection with awards under the 2018 LTIP, except in the case of an award of options or SARs, for which dividend equivalents will not be provided. In no event will dividend equivalents become payable prior to the vesting of the underlying award to which such dividend equivalents relate.
Stock Options and SARs: The 2018 LTIP provides for the grant of ISOs, non-qualified stock options (“NSOs”), and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent stockholder, 110% of the fair market value) of a share of common stock on the date of grant. Our CLD Committee determines when stock options or SARs become exercisable and the terms on which such awards remain exercisable. Stock options and SARs will generally have a maximum term of ten years.
Restricted Stock: A restricted stock award is an award of common stock subject to forfeiture restrictions.
Restricted Stock Units: A restricted stock unit award is denominated in shares of common stock and entitles the participant to receive stock or cash measured by the value of the shares in the future.
Performance Shares: A performance share is an award of restricted stock or restricted stock units that are subject during specified periods of time to such performance conditions and terms.
Incentive Opportunities: An incentive opportunity is an award denominated in cash pursuant to which the participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a specified performance period.
Repricing Prohibited
The CLD Committee may not authorize the amendment of any outstanding stock option or SAR to reduce the exercise or base price, and no outstanding stock option or SAR may be cancelled in exchange for other awards, or cancelled in exchange for stock options or SARs having a lower exercise or base price, or cancelled in exchange for cash, without the approval of our stockholders. However, this prohibition does not apply in connection with an adjustment involving a corporate transaction or event as provided in the 2018 LTIP.
Vesting
The vesting of any award granted under the 2018 LTIP will occur when and in such installments and/or pursuant to the achievement of such performance criteria, in each case, as the CLD Committee, in its sole and absolute discretion, shall determine.
Termination of Service
The CLD Committee determines the effect of termination of employment or service on an award.

Coeur Mining 2025 Proxy Statement	51

Qualifying Performance Criteria
The 2018 LTIP provides that grants of performance shares may be made based upon, and subject to achieving, “performance objectives” over a specified performance period, which may include the following performance criteria, or derivations of such criteria, either individually, alternatively or in any combination, applied to either Coeur as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the CLD Committee: (i) earnings per share (actual or targeted growth); (ii) economic valued added; (iii) net income after capital costs; (iv) net income (before or after taxes); (v) return measures (including return on average assets, return on capital, return on equity, or cash flow return measures); (vi) stock price (including growth measures and total stockholder return); (vii) expense targets; (viii) margins; (ix) production levels; (x) cost performance measures, including but not limited to cash and/or all-in sustaining costs of production, and/or costs applicable to sales (in each case on a per ounce, per ton, aggregate or other basis); (xi) earnings before interest, tax, depreciation, and amortization; (xii) capital budget targets; (xiii) budget target measures; (xiv) earnings before interest and taxes; (xv) revenue; (xvi) cash flow (including operating cash flow); (xvii) reserve replacement; (xviii) resource levels, including but not limited to growth in reserves and resources either on an aggregate or per share basis; (xix) statistical health, safety and/or environmental performance; (xx) growth in gross investments; (xxi) net asset value (or growth therein); and (xxii) such other criteria as the CLD Committee shall approve.
Transferability
Awards under the 2018 LTIP may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by the CLD Committee.
Change in Control
Unless otherwise expressly provided for in an award agreement or another contract, including an employment agreement, in the event of an involuntary termination without cause (as defined in the 2018 LTIP) within 24 months following a Change in Control (as defined in the 2018 LTIP), the following shall occur: (i) outstanding stock options and stock appreciation rights shall become fully vested and may be exercised for a period of 12 months following such termination; (ii) outstanding awards subject to qualifying performance criteria, as described above, shall be converted into the right to receive a payment based on performance through a date of the Change in Control, and (iii) outstanding restricted stock and/or restricted stock units (other than those described in clause (ii)) shall become fully vested. In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards upon the Change in Control, immediately prior to the Change in Control, all awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (i) outstanding options or stock appreciation rights shall become fully vested and exercisable; (ii) outstanding awards subject to qualifying performance criteria, as described above, shall be converted into the right to receive a payment based on performance through a date of the Change in Control (as determined by the CLD Committee); and (iii) outstanding restricted stock and/or restricted stock units (other than those described in clause (ii)) shall become fully vested.
Adjustment
In the event of certain corporate transactions (including, but not limited to, a stock dividend, stock split or combination of shares, recapitalization or other change in our capital structure), the CLD Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the individual limits included in the 2018 LTIP, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. The CLD Committee may also make the types of adjustments described above to take into account distributions to stockholders and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the 2018 LTIP.
Term
No awards will be made after the seventh anniversary of the 2018 LTIP’s approval by our stockholders at the Annual Meeting, but previously granted awards may continue beyond that date in accordance with their terms. However, grants of ISOs may not be granted after March 5, 2028.

52	Coeur Mining 2025 Proxy Statement

Amendment and Termination
The CLD Committee may amend the 2018 LTIP or outstanding awards, or terminate the 2018 LTIP as to future grants of awards, except that the CLD Committee will not be able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the 2018 LTIP or reserved by the CLD Committee at the time of grant). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Internal Revenue Code of 1986 or applicable stock exchange requirements.
U.S. Tax Consequences
The following is a brief description of the anticipated federal income tax treatment that generally will apply to awards granted under the 2018 LTIP, based on federal income tax laws in effect on the date of this Proxy Statement. The exact federal income tax treatment of awards will depend on the specific circumstances of the grantee. No information is provided herein with respect to estate, inheritance, gift, state, or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an award or the disposition of any acquired shares under those laws.
Grantees are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards, and the disposition of any acquired shares.
Incentive Stock Options
Pursuant to the 2018 LTIP, employees may be granted options which are intended to qualify as ISOs under the provisions of Section 422 of the Internal Revenue Code. Generally, the optionee is not taxed and we are not entitled to a deduction on the grant or the exercise of an ISO. If the optionee sells the shares acquired upon the exercise of an ISO (“ISO Shares”) at any time after the later of (a) one year after the date of transfer of shares to the optionee pursuant to the exercise of such ISO and (b) two years after the date of grant of such ISO (the “ISO holding period”), then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price paid for the ISO Shares, and we will not be entitled to any deduction. However, if the optionee disposes of the ISO Shares at any time during the ISO holding period, then (a) the optionee will recognize capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the ISO Shares on the date of exercise, (b) the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the ISO Shares on the date of exercise, over the exercise price paid for the ISO Shares, (c) the optionee will recognize capital loss equal to the excess, if any, of the exercise price paid for the ISO Shares over the sales price of the ISO Shares, and (d) we will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee.
Nonqualified Stock Options
The grant of a nonqualified stock option (“NSO”) is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise of the NSO (“NSO Shares”) over the exercise price of such option, and we will be entitled to a deduction equal to such amount. A subsequent sale of the NSO Shares generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid for such shares plus the ordinary income recognized with respect to such shares.
Stock Appreciation Rights
A grantee is not taxed on the grant of a stock appreciation right. On exercise, the grantee recognizes ordinary income equal to the cash or the fair market value of any shares received. We are entitled to an income tax deduction in the year of exercise in the amount recognized by the grantee as ordinary income.
Restricted Stock, Restricted Stock Units, Performance Shares
Grantees of restricted stock, restricted stock units, and performance shares do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and we will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the

Coeur Mining 2025 Proxy Statement	53

shares to us (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted shares generally will be taxable as ordinary income to the participant at the time the dividends are received.
Section 409A
Section 409A imposes an additional 20% income tax, plus, in some cases, a further income tax in the nature of interest, on nonqualified deferred compensation that does not comply with deferral, payment-timing and other formal and operational requirements specified in Section 409A and related regulations and that is not exempt from those requirements. Stock options and SARs granted under the 2018 LTIP are intended to be exempt from Section 409A. The 2018 LTIP gives the CLD Committee the flexibility to prescribe terms for other awards that are consistent with the requirements of, or an exemption from, Section 409A.
Certain Change of Control Payments
Under Section 280G of the Internal Revenue Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and may be non-deductible to Coeur.
Section 162(m)
Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” includes any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. It is expected that compensation deductions for any covered employee with respect to awards under the 2018 LTIP will be subject to the $1 million annual deduction limitation.
Existing Plan Benefits
The following table contains information regarding the number of shares subject to all options and other equity awards granted under the 2018 LTIP since its adoption in 2018 through December 31, 2024.

Name & Principal Position	# of Shares Covered by Options	# of Shares Covered by Other Awards
Mitchell J. Krebs Chairman, President and Chief Executive Officer	—	1,840,664
Thomas S. Whelan Senior Vice President and Chief Financial Officer	—	742,376
Michael Routledge Senior Vice President and Chief Operating Officer	—	830,121
Casey M. Nault Senior Vice President, General Counsel and Secretary	—	682,096
Emilie Schouten Senior Vice President and Chief Human Resources Officer	—	485,683
All Current Executive Officers as a Group	—	5,209,451
All Current Non-Employee Members of the Board as a Group	—	1,230,777
All Current Non-Executive Employees as a Group (Excluding Executive Officers and Board Members)	29,130	5,279,198

Awards under the 2018 LTIP will be granted at the discretion of our CLD Committee. We cannot currently predict the future benefits or amounts that will be received under the 2018 LTIP by our executive officers, non-employee directors or other employees.

54	Coeur Mining 2025 Proxy Statement

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2024 regarding the Company’s equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(1))
Equity compensation plans approved by security holders	29,130	$7.75	4,072,230
Equity compensation plans not approved by security holders	—	—	—
Total	29,130	$7.75	4,072,230

(1)
Amounts include 4,641,512 performance shares that cliff-vest three years after the date of grant if certain market and performance criteria are met, if the recipient remains an employee of the Company and subject to approval of the CLD Committee.

Required Vote
Approval of the Second Amendment requires the vote of a majority of votes cast (i.e., the Second Amendment will be approved if the number of votes cast “for” the Second Amendment exceeds the number of votes cast “against” it). Under Delaware law, abstentions and broker non-votes are not counted as votes cast. However, for purposes of approval of the Second Amendment under NYSE rules, abstentions are treated as votes cast, and, therefore, will have the same effect as a vote “against” the proposal; broker non-votes are not considered votes cast, and, therefore, will have no effect on this proposal.

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Information about our Executive Officers

Name	Age	Current Position with Coeur	Since(1)	Joined Coeur
Mitchell J. Krebs	53	Chairman of the Board, President & Chief Executive Officer	2024	1995
Thomas S. Whelan	55	Senior Vice President & Chief Financial Officer	2019	2019
Michael Routledge	54	Senior Vice President & Chief Operating Officer	2020	2020
Casey M. Nault	53	Senior Vice President, General Counsel & Secretary	2015	2012
Emilie C. Schouten	46	Senior Vice President & Chief Human Resources Officer	2023	2013
Aoife McGrath	48	Senior Vice President, Exploration	2022	2022
Kenneth J. Watkinson	56	Vice President, Corporate Controller & Chief Accounting Officer	2018	2013

(1)
Indicates the date of the executive’s last change in title. Mr. Krebs, Mr. Nault and Ms. Schouten have served as Company executives since 2006, 2012 and 2016, respectively, as detailed in the biographies below.

Mitchell J. Krebs AGE: 53	►
Mitchell J. Krebs was appointed President, Chief Executive Officer and member of the Board of Directors of Coeur Mining, Inc. in July 2011. In May 2024, he was appointed Chairman of the Board of Directors. Prior to that, Mr. Krebs served as Senior Vice President and Chief Financial Officer from March 2008 to July 2011, as Treasurer from July 2008 to March 2010, as Senior Vice President, Corporate Development from May 2006 to March 2008, and as Vice President, Corporate Development from February 2003 to May 2006.

	►	Mr. Krebs joined Coeur in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc.
►
Mr. Krebs is the former Chair of the National Mining Association and a past President of The Silver Institute. He served as a member of the board of directors of Kansas City Southern Railway Company from May 2017 to April 2023.

	►	Mr. Krebs holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and a Master of Business Administration from Harvard University.

Thomas S. Whelan AGE: 55	►	Thomas S. Whelan was appointed Senior Vice President and Chief Financial Officer in January 2019.
►
Mr. Whelan previously served as CFO of Arizona Mining Inc., a mineral exploration company, from September 2017 to August 2018, when the company was acquired by South32 Limited. Previously, Mr. Whelan served as CFO for Nevsun Resources Ltd., a Canadian mining company, from January 2014 to August 2017.

	►	Mr. Whelan has served as a member of the board of directors of Highlander Silver Corp., a precious metals exploration company, since October 2024.
►
Mr. Whelan is a chartered professional accountant and was previously a partner with the international accounting firm Ernst & Young LLP where he was the firm’s Global Mining & Metals Assurance sector leader, the leader of the firm’s Assurance practice in Vancouver and previously the firm’s Canadian Mining & Metals sector leader.

	►	Mr. Whelan holds a Bachelor of Commerce from Queen’s University.

56	Coeur Mining 2025 Proxy Statement

Michael Routledge AGE: 54	►	Michael Routledge was appointed Senior Vice President and Chief Operating Officer in June 2020.
►
Mr. Routledge has over 25 years’ experience with Rio Tinto Group, a multinational metals and mining corporation, in various roles beginning in 1987, including as the Chief Operating Officer (2011-2012) and Vice President HSE, Projects & Operational Value (2012-2014) of the Kennecott Utah Copper business. He also served as the Chief Operating Officer of Asahi Refining, a provider of precious metal assaying, refining and bullion products, from 2015 to 2017. He served as Senior Director of Operational Excellence from 2017 to January 2020 at Anagold Madencilik, a subsidiary of Alacer Gold Corp., a gold producer which merged with SSR Mining Inc. in the fall of 2020, Most recently, Mr. Routledge served as the Vice President of Major Projects and Studies of Alacer Gold Corp. from February 2020 to May 2020 when he accepted his current position with Coeur.

►
Mr. Routledge received an undergraduate degree from the University of Sunderland, England in Electrical and Control Engineering and a Master of Business Administration with a focus on business and strategic transformation from Henley Management College in England.

Casey M. Nault AGE: 53	►
Casey M. Nault has served as Senior Vice President, General Counsel and Secretary since January 2015, with his overall scope of responsibility expanding to include other functional areas, including corporate responsibility, since that time. Mr. Nault was appointed as Vice President and General Counsel upon joining Coeur in April 2012 and was appointed Secretary in May 2012.

►
Mr. Nault has over 25 years of experience as a corporate and securities lawyer, including prior in-house positions with Starbucks Corporation and Washington Mutual, Inc., as well as law firm experience with Gibson, Dunn & Crutcher. His legal experience includes securities compliance and SEC reporting, corporate governance and compliance, mergers and acquisitions, public and private securities offerings and other strategic transactions, general regulatory compliance, cross-border issues, land use and environmental issues, and overseeing complex litigation and internal investigations. In addition to leading the legal function, Mr. Nault also has executive responsibility for several other corporate functions including compliance, corporate responsibility, internal audit, cybersecurity and IT infrastructure, government affairs, communications and land management.

	►	Mr. Nault has a B.A. in Philosophy from the University of Washington and a law degree from the University Southern California Law School.

Emilie C. Schouten AGE: 46	►
Emilie C. Schouten was appointed Senior Vice President and Chief Human Resources Officer in May 2023, and prior to that, served as Senior Vice President, Human Resources since May 2018. She previously served as Vice President, Human Resources from May 2016 to May 2018 and as Director of Talent Acquisition and Development from May 2013 to May 2016.

►
Ms. Schouten has over 20 years of experience in Human Resources, starting her career in General Electric, where she graduated from GE’s Human Resources Leadership Program. After 6 years as a Manager of HR with GE, her division was acquired by the world’s largest electrical distribution company, Rexel, and Ms. Schouten went on to become the Director of Training and Development.

	►	Ms. Schouten earned a Bachelor of Arts in Sociology from Michigan State University and a Master of Science in Industrial Labor Relations from the University of Wisconsin-Madison.

Coeur Mining 2025 Proxy Statement	57

Aoife McGrath AGE: 48	►	Aoife McGrath was appointed Senior Vice President of Exploration in 2022.
►
Ms. McGrath has extensive experience in the international mining sector. Throughout her 25 years of experience, she has worked and led teams in Africa, North America, South America and Europe, with her experience spanning the full spectrum of company size and stages of exploration, from craton-scale generative projects to greenfields work and reserve drilling to mine geology. From June 2020 to February 2022, Ms. McGrath served as Vice President of Exploration for the Africa and Middle East region at Barrick Gold Corporation, a mining company that produces gold and copper. Prior to that, she served as Head of Exploration and Geology for Beadell Resources Limited as well as Vice President of Exploration for Alamos Gold Inc. from October 2013 to June 2018.

►
Ms. McGrath holds a Bachelor of Science from University College Dublin, a Master of Science in Mineral Exploration from the University of Leicester and a Master of Science in Engineering Geology from Imperial College London.

Kenneth J. Watkinson AGE: 56	►
Kenneth J. Watkinson was appointed Chief Accounting Officer in February 2018. He was previously named Vice President, Corporate Controller in March 2017 and served as Director of Financial Reporting from September 2013 to March 2017.

►
Mr. Watkinson came to Coeur from HSBC North America where he managed SEC reporting for HSBC USA, Inc. He previously served as Senior Manager of SEC Reporting for Baxter International Inc. and as Manager of Consolidations and Reporting for Kraft Foods, Inc.

	►	Mr. Watkinson is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Northeastern Illinois University.

58	Coeur Mining 2025 Proxy Statement

Share Ownership

The following table sets forth information, as of the close of business on March 5, 2025 (except as otherwise noted), concerning the beneficial ownership of our common stock by (i) each beneficial holder of more than 5% of our outstanding shares of common stock, (ii) each of our current directors and director nominees, (iii) each of our Named Executive Officers, or NEOs, listed in the 2024 Summary Compensation Table on page 87, and (iv) by all of our current directors and executive officers as a group.

Stockholder	Shares Beneficially Owned	Percent of Outstanding
The Vanguard Group, Inc.	40,696,218(1)	6.37%
BlackRock, Inc.	36,307,720(2)	5.69%
Van Eck Associates Corporation	32,219,178(3)	5.05%
N. Eric Fier	3,322,161(4)	*
Mitchell J. Krebs	2,259,962	*
Robert E. Mellor	290,476	*
J. Kenneth Thompson	285,410	*
Randolph E. Gress	284,671	*
Linda L. Adamany	239,681	*
Pierre Beaudoin	163,568	*
Eduardo Luna	119,001(5)	*
Paramita Das	75,685	*
Jeane L. Hull	11,473(5)	*
Casey M. Nault	706,008	*
Thomas S. Whelan	628,085(6)	*
Michael Routledge	450,881	*
Emilie C. Schouten	409,743	*
All current executive officers, directors and director nominees as a group (16 persons)	9,544,307	1.50%

*	Holding constitutes less than 1% of the outstanding shares on March 5, 2025 of 638,384,526.
(1)
As of December 31, 2024, based on information contained in a Schedule 13G/A filed on January 8, 2025, The Vanguard Group, Inc. had sole voting power over zero shares, shared voting power over 285,085 shares, sole dispositive power over 39,931,909 shares and shared dispositive power over 764,309 shares. The address for the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
As of December 31, 2023, based on information contained in a Schedule 13G/A filed on January 24, 2024, Blackrock, Inc. had sole voting power over 35,027,816 shares and sole dispositive power over 36,307,720 shares. The address for Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)
As of December 31, 2024, based on information contained in a Schedule 13G/A filed on March 7, 2025, Van Eck Associates Corporation had sole voting power over 32,059,424 shares and sole dispositive power over 32,219,178 shares. The shares are held within mutual funds and other client accounts managed by Van Eck Associates Corporation, none of which individually owns more than 5% of the outstanding shares. The address for Van Eck Associates Corporation is 666 Third Ave. 9th Floor, New York, New York 10017.

(4)	Includes 3,180,487 shares held in Maverick Mining Consultants Inc., an entity owned by Mr. Fier.
(5)
Excludes 62,298 and 34,129 deferred stock units (“DSU”) for Ms. Hull and Mr. Luna, respectively. Each DSU represents a right to receive one share of Company common stock, which will be delivered on the 60th day after separation from Board service.

(6)	Includes 6,000 shares held in a college savings plan for Mr. Whelan’s daughter.

Coeur Mining 2025 Proxy Statement	59

Compensation Discussion and Analysis

Our 2024 NEOs:

60	Coeur Mining 2025 Proxy Statement

CD&A Summary
Who We Are
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operating mines: the Las Chispas silver-gold mine in Sonora, Mexico, the Palmarejo gold-silver complex in Chihuahua, Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly owns the high-grade Silvertip polymetallic critical minerals exploration project in British Columbia.
Our Strategy
Coeur’s strategy is to be America’s premier, growing provider of precious and critical minerals from a balanced, prospective asset base located in mining friendly jurisdictions and underpinned by leading corporate responsibility practices.
2024 Macroeconomic Environment
Our business is highly dependent on the market prices of gold and silver, commodities that are actively traded and frequently experience significant price volatility. Macroeconomic conditions during 2024 and the three-year period from 2022-2024 significantly impacted our business results, stockholder returns and, as a result, executive compensation.
2024 saw strong price performance for gold, rising from $2,078 per ounce to over $2,600 per ounce by year-end on the London Bullion Market Association (“LBMA”), as several factors supported the record highs throughout the year including interest rate cuts, geopolitical instability in Eastern Europe and the Middle East and financial market uncertainty. Silver also experienced strong price performance in 2024, rising from $23.79 per ounce to nearly $29.00 per ounce on the LBMA at year-end, the highest prices in a decade, driven by the increasing demand in solar panels and other electronic end uses, multiple years of supply-demand deficits, flat levels of supply due to a global lack of investment in exploration and new projects, and higher levels of investor demand due to silver’s safe haven status.
As the chart on the left below shows, the stock prices for Coeur and its peers(1) generally moved directionally with gold and silver prices during the three years ended December 31, 2024, with both Coeur and the peer median underperforming the metals, which commentators have ascribed to inflationary impacts on profitability. The chart on the right illustrates the strong performance for Coeur in 2024, outperforming both the metals and the peer median. This outperformance was likely driven by the completion of the multi-year expansion of the Rochester silver-gold operation, along with solid performance from our other operations and higher metal prices, which transitioned the Company to positive free cash flow during the second half of the year and allowed the Company to begin repaying debt and deleveraging the balance sheet, as well as our announcement in the fourth quarter of 2024 that Coeur entered into a definitive agreement to acquire SilverCrest Metals Inc. Additionally, due to a variety of factors, Coeur’s stock price tends to be more highly levered to changes in metals prices, particularly silver, than our peers, which means that in times of rising metals prices, Coeur’s stock often outperforms peers, but also has a tendency to underperform peers in times of weakening metals prices.

(1)	See “Peer Group” on page 68 for more information.

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Company Performance
During 2024, the Company continued to operate safely and responsibly, achieve strong production levels, advance key strategic initiatives, including the commissioning and ramp-up of the expanded Rochester operation and mine life extension at Kensington resulting from the multi-year drilling and development program, while maintaining capital and cost discipline and strengthening our portfolio, including with the announcement of the acquisition of SilverCrest Metals Inc. Our multi-year, peer-leading exploration investment strategy also resulted in impressive reserve and resource additions. Our performance is further highlighted below.
Strong performance across our diversified, North American asset base led to Coeur’s achievement of consolidated production guidance for the fifth consecutive year

2024 Highlights
CONTINUED STRONG ENVIRONMENTAL HEALTH & SAFETY RESULTS AND LEADERSHIP
Coeur continued to achieve strong results in safety and environmental performance. According to MSHA data, Coeur ranked first among peers for U.S. employee TRIFR in 2024. We also exceeded our public three-year GHG net intensity reduction goal, achieved strong performance on key environmental metrics and advanced the implementation of our biodiversity standard and the Global Industry Standard on Tailings Management.

STRONG OPERATIONAL PERFORMANCE	Coeur achieved consolidated full-year production guidance for both gold and silver for the fourth consecutive year, producing 341,582 gold ounces and 11.4 million silver ounces.
ROCHESTER EXPANSION AND RAMP-UP COMPLETED
Commissioning and ramp-up of the expanded Rochester operation was completed mid-year, with silver and gold production increasing 34% and 63%, respectively, year-over-year, as the operation returned to generating free cash flow in the fourth quarter.

RESOURCE EXPANSION AND MINE LIFE EXTENSION
The 2024 exploration program drove significant growth in reserves and resources across our portfolio. Proven and probable gold reserves increased 22% at Kensington at year-end 2024, demonstrating the success of our multi-year exploration and development program. Gold measured and indicated resources more than doubled at Wharf, while inferred resources more than tripled. At Palmarejo, silver and gold inferred resources increased 84% and 69%, respectively.

ACQUISITION OF SILVERCREST METALS INC.
In October, the Company announced a definitive agreement to acquire SilverCrest Metals Inc. The acquisition closed in February 2025 and adds the high-grade, low-cost Las Chispas underground silver-gold mine in Sonora, Mexico to Coeur’s portfolio to position Coeur as a leading global silver company.

62	Coeur Mining 2025 Proxy Statement

Alignment of 2024 Compensation
As highlighted below, the results of our executive compensation programs for 2024 and the three-year period ended December 31, 2024 were aligned with our operational and financial performance and stockholder returns.

Strong gold production and costs, safety and environmental performance, execution of the SilverCrest acquisition, exploration success and achievement of our 3-year GHG net intensity reduction goal, offset by silver production and costs, adjusted EBITA and ROIC that did not meet expectations, drove a 99% corporate AIP score and 57% payout for three-year PSUs

	2024 Performance	2024 Compensation Result
Actual Pay Compared to Target
►
2024 gold production was above target while silver production was just below threshold. Overall safety and environmental performance for the year was strong and even though our TRIFR was best among U.S. companies according to MSHA data, there was zero payout on that metric because it was not as strong as our 2023 performance. 2024 gold costs per ounce were significantly better than target, while silver costs per ounce were higher than target driven by below-target silver production, which led to lower than planned adjusted EBITDA. Performance on key strategic initiatives was below target, driven by the timing of the Rochester expansion ramp-up. Finally, we announced the SilverCrest acquisition to create a global leader in the silver industry.
►
For the three-year period ended December 31, 2024, we exceeded target performance in GHG net intensity reduction and achieved above-target growth in overall reserves and resources driven by solid results from our exploration program, offset by below-target ROIC and production from the new Stage VI leach pad.
► 2024 Corporate AIP payout of 99% of target ► Three-year PSUs paid out at 57% of target number of shares and 71% of target award value
LTIP – Performance Shares (60% of LTIP award)	► Below-target overall performance	► 57% of target overall payout of PSU award for the 2022-2024 performance period
	► 8% increase in overall reserves and resources	► 114% of target payout of PSUs linked to reserve and resource growth (30% weighting)
	► Mine-level ROIC performance of 13.8%, below target of 26.6%	► 0% of target payout of PSUs linked to three-year ROIC (30% weighting)
	► AgEq production from the new Stage VI leach pad at Rochester was below target driven by slight delays in the overall project timeline	► 0% of target payout of PSUs linked to Rochester Stage VI Silver Equivalent Production (20% weighting)
	► Exceeded three-year GHG net intensity reduction goal by achieving 38% reduction compared to target of 35%	► 114% of target payout of PSUs linked to Three-Year GHG Net Intensity Reduction (20% weighting)
LTIP – Restricted Shares (40% of LTIP award)	► 75% one-year stock price increase in 2024	► Restricted shares vesting over three years granted in 2024 constituted 40% of the total LTIP award to NEOs; realizable value directly aligned with long-term stockholder value

Coeur Mining 2025 Proxy Statement	63

	2024 Performance	2024 Compensation Result
AIP
►
Strong overall safety and environmental performance, strong gold production and costs control, lower silver production and higher silver costs than planned, lower adjusted EBITDA than planned, and achievement of key strategic initiatives including the SilverCrest acquisition
► 99% of target overall payout on corporate AIP objectives

►
Strong safety and environmental performance on key measures included in 2024 AIP EHS scorecard: above-target performance on permit discharge exceedances and increased Leadership in the Field interactions; below-target performance on key safety incident rate (TRIFR) based on very aggressive targets despite best employee TRIFR among peers at U.S. mines according to MSHA data
► 110% of target payout overall for environmental and safety performance (20% weighting)
	► Gold production was above target while silver production was just below threshold	► 105% and 0% of target payout, respectively, for gold and silver production (20% weighting)

►
Gold CAS performance outperformed target, while silver CAS performance did not meet target, with actuals at 95% and 103% of target, respectively, driven primarily by higher grade and recovery rates at Palmarejo and the successful completion of the Rochester expansion, and below target silver production
► 180% and 76% of target payout, respectively, for gold CAS and silver CAS (20% weighting)
	► Adjusted EBITDA at 94% of target, driven by solid production and above-target silver costs	► 61% of target payout for adjusted EBITDA (20% weighting)
	► Overall performance on key strategic initiatives below target, including the production ramp-up of the expanded Rochester operation and year-end proven and probable reserves at Kensington	► 83% of target payout for strategic initiatives (20% weighting)
	► Strong execution on the acquisition of SilverCrest Metals Inc.	► 10% credited to overall corporate AIP score

Our Executive Compensation Program
Our CLD Committee continues to drive strong pay-for-performance alignment in our executive compensation program and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives. As described below, we seek to continuously refine and improve our executive compensation program and practices to ensure consistency with this philosophy.

What We Do

► Pay for performance with strong alignment of realizable pay to TSR
► Proactive stockholder outreach with meaningful compensation program changes made based on feedback
► Differentiated metrics across AIP and LTIP
► AIP metrics drive stockholder value, with rigorous goals tied to Board-approved budget and safety and environmental objectives
► Majority of equity compensation in the form of performance shares with three-year cliff vesting tied to rigorous strategically aligned and value-driving internal performance metrics, with relative TSR as a modifier
► Majority of compensation “at-risk”

►  Independent compensation consultant
► Modest perquisites
► “Double trigger” equity acceleration upon a change-in-control
► Peer-leading Stock ownership guidelines for our directors and executive officers, including 6x base salary for CEO (the guidelines do not count unexercised stock options and unvested performance shares)
► Clawback policy covering both financial
restatements and misconduct and applying to
annual incentive payouts along with both time-based
and performance-based equity awards
► Annual stockholder “say on pay” vote
► 100% of CEO AIP based on Company goals

64	Coeur Mining 2025 Proxy Statement

What We Do Not Do
► No hedging Coeur stock ► No pledging Coeur stock ► No excise tax gross-ups, tax gross-ups on perquisites or tax gross-ups applicable to change-in-control and severance payments
►  No holding Coeur stock in margin accounts
► No employment contracts for NEOs other than CEO
► No re-pricing of stock options or SARs without stockholder approval
► No “single trigger” cash severance based solely upon a change-in-control of the company

Executive Compensation Program Philosophy
Our executive compensation program aligns with our strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives. The objectives of our executive compensation program are to:
►	Drive performance against critical strategic goals designed to create long-term stockholder value
►	Pay our executives at a level and in a manner that attracts, motivates and retains top executive talent
We believe these compensation objectives directly drive achievement of our long-term strategic objectives, including continuous improvement and leadership in safety and environmental performance, increasing production, reducing unit costs, increasing cash flow, achieving robust return on invested capital (ROIC), increasing reserves and resources, achieving other important strategic initiatives, and outperformance relative to peers on total stockholder return.
We analyze target total direct compensation (base salary, target annual incentive, and target equity award value) relative to our peers. Specific individual opportunities are established based on factors such as an executive’s scope and breadth of roles performed, experience in the position, performance and other factors deemed relevant by the CLD Committee. The CLD Committee formally reviews and evaluates every pay action versus the 25th, 50th and 75th percentile of peers, but does not tie individual compensation decisions to specific target percentiles.
Our compensation program is designed to include multiple elements with varying characteristics which allows us to retain strong talent and reward performance for achievement of both short-term and long-term goals. The CLD Committee regularly assesses the appropriate mix of these compensation elements in consultation with an independent compensation consultant as well as other Board members and management, review of external perspectives from investors and analysts and peer benchmarking.
We also grant awards under the LTIP to non-executives to promote alignment with and drive long-term stockholder value. Site leadership and non-executive corporate leaders receive restricted shares and performance share units that vest over a three-year period. All employees participate in our AIP or a similar cash incentive program with operational, safety and environmental metrics designed to promote the success of our business and which vary based on the role of the employee:
►	Corporate employees support the goals and objectives of our NEOs and participate in the AIP with the same metrics as our NEOs, along with an individual performance component.
►
Leadership and managers at our operations participate in the AIP, modified to promote the achievement of site-specific goals aligned with overall Company strategy, including the execution of key projects and a significant component tied to safety and environmental performance, with those goals and projects forming part of the Company’s broader comprehensive strategy to create long-term stockholder value.

►
Hourly employees at our operations participate in cash incentive programs designed to drive achievement of core operational performance and site-specific goals, such as production, safety and environmental goals, which are key to our business of producing precious metals safely and responsibly.

Similar to our NEO compensation program, our compensation programs at all levels of the Company are intended to attract and retain talented employees who can drive achievement of our strategic objectives while supporting our core values and culture. To that end, we regularly benchmark with industry peers and, where appropriate, the general market, to ensure we are offering competitive compensation and appropriate premiums for remote and camp assignments in line with industry standards.

Coeur Mining 2025 Proxy Statement	65

2024 Direct Compensation Elements

Compensation Component	Objective	Key Features
Base salary	► Provide a fixed base pay for performance of core job responsibilities ► Attract and retain highly skilled individuals	► Initial levels and annual adjustments are based on positioning relative to the market and experience of the executive
AIP
►
Performance-based and “at risk”
►
Drive achievement of annual Company financial, operational, environmental and safety and strategic initiative goals and, for NEOs other than the CEO, individual executive performance and development goals
► Cash payments based on Company and individual performance, with a high percentage weighted on Company performance (100% in the case of the CEO) to drive alignment with stockholder value
LTIP	► Performance-based and “at risk” ► Align executive and stockholder interests, drive the creation of long-term stockholder value, attract and retain talented executives
►
Mix of 60% performance shares and 40% time vesting restricted stock
►
Restricted stock vests ratably over three years
►
Performance shares cliff-vest after a three-year performance period, based on growth in inferred mineral resources and ROIC
►
Payout increased or decreased by up to 25% based on rTSR performance

A substantial majority of the components of the 2024 executive compensation program is variable and “at risk”, demonstrating our strong pay-for-performance alignment.

Direct Compensation Component	Performance Based	Value Linked to Stock Price	Value Not Linked to Stock Price	% of CEO Target Pay	% of NEO Target Pay (Average)
Base Salary			⬤	19%	24%	Fixed
Annual Incentive Plan	⬤		⬤	24%	23%	Variable and “at risk”
Restricted Stock		⬤		23%	21%
Three-Year PSUs	⬤	⬤		34%	32%

66	Coeur Mining 2025 Proxy Statement

The variable components of our 2024 executive compensation program also are aligned with our strategic objectives and purpose statement.
PROTECT	We are focused on safeguarding the safety and health of our employees, protecting the environments where we operate and practicing strong corporate governance.	EHS Scorecard	20% of AIP
Our AlP rewards outstanding health, safety and environmental performance, and strong corporate governance practices to reflect this commitment.
DEVELOP	We endeavor to develop quality resources, grow and enhance our assets, pursue new opportunities, develop and grow our people, and build a solid technical foundation.	Three-Year Growth in Inferred Resources	50% of PSUs(1)

Our LTIP award structure drives performance against these goals by tying a portion of our performance shares to increases in our inferred resources. In addition, our 2024 AIP Strategic Initiatives component included a metric of reserve growth at Kensington, our mine with the shortest mine life, and metrics tied to the ramp-up of the Rochester mine expansion.
		Focus on Key Strategic Initiatives	20% of AIP
	Our AIP encourages development of our executives and employees by rewarding exemplary individual performance and growth.	Individual Component of AIP, except CEO	Varies by NEO
DELIVER	We strive to deliver impactful results through teamwork and act with integrity.	Costs Applicable to Sales	20% of AIP
	Our AIP rewards exemplary performance and impactful results.	Adjusted EBITDA	20% of AIP

Both our AlP and LTIP reward achievement of operational and financial objectives and creation of long-term stockholder value, tying payouts to achieving production, cost and adjusted EBITDA targets, and effectively deploying capital.
		Three-year Return on Invested Capital	50% of PSUs(1)
	Our claw back policy holds our executives accountable to act with integrity and in accordance with applicable laws in achieving the goals linked to our compensation programs.	Production	20% of AIP

(1)	The two internal performance share metrics are subject to a relative TSR modifier that adjusts payouts up to +/- 25% based on TSR performance relative to the NYSE Arca Gold Miners Index.

Coeur Mining 2025 Proxy Statement	67

2024 Total Direct Compensation Targets

	Fixed Compensation	Variable Compensation
Named Executive Officer	Base Salary	Long-Term Equity Incentives at Target	Annual Incentives at Target	Total Variable at Target
Mitchell J. Krebs, Chairman, President & Chief Executive Officer	$850,000	$2,550,000	$1,062,500	$3,612,500
Thomas S. Whelan, Senior Vice President & Chief Financial Officer	$475,000	$1,068,750	$475,000	$1,543,750
Michael Routledge, Senior Vice President & Chief Operating Officer	$525,000	$1,181,250	$525,000	$1,706,250
Casey M. Nault, Senior Vice President, General Counsel & Secretary	$425,000	$956,250	$425,000	$1,381,250
Emilie C. Schouten, Senior Vice President & Chief Human Resources Officer	$350,000	$665,000	$262,500	$927,500

Results of 2024 Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2024 Annual Meeting, we received support from over 96% of votes cast on the Company’s “say-on-pay” proposal, the seventh straight year in which we received at least 90% support for the “say-on-pay” proposal. We believe this high level of support reflects an understanding by our stockholders of how our executive compensation practices are aligned with creation of long-term stockholder value, and the changes that our CLD Committee has made to our executive compensation practices in recent years in alignment with stockholder feedback. Our CLD Committee considered our 2024 “say-on-pay” proposal result as part of the overall context for its 2024 executive compensation decisions, but did not make any changes to the executive compensation program directly as a result of the “say-on-pay” vote.
Competitive Market Assessment
The CLD Committee annually reviews the compensation of executives relative to the competitive market, based on assessments prepared by its independent compensation consultant. In preparing this assessment, our compensation consultant analyzes publicly disclosed compensation data from our peer group (see “2024 Peer Group” below). The consultant also uses specific industry surveys as a supplement to proxy research. Management, together with the consultant, assists the Committee by providing data, analyses and recommendations regarding the Company’s executive compensation practices and policies.
2024 Peer Group
The CLD Committee establishes peer groups to help make executive pay decisions. Our peer group for 2024 is listed below and consisted solely of precious metals and mining companies with revenues generally between 0.3 and 3.0 times our revenues which are predominately headquartered in North America. For 2024, the only change to the peer group compared to 2023 was to remove Yamana Gold Inc. because it was acquired in 2023.

2024 Peer Company	Revenue(1) ($ millions)	Market Cap(1) ($ millions)	Corporate Headquarters
Alamos Gold Inc.	1,023	5,355	Canada
B2Gold Corp.	1,934	4,126	Canada
Centerra Gold Inc.	1,095	1,292	Canada
Dundee Precious Metals Inc.	520	1,165	Canada
Eldorado Gold Corporation	1,009	2,653	Canada
Endeavor Mining plc	2,115	5,529	United Kingdom
Equinox Gold Corp.	1,088	1,526	Canada
First Majestic Silver Corp.	574	1,766	Canada
Fortuna Mining Corp.	842	1,184	Canada
Hecla Mining Company	720	2,933	United States
Hochschild Mining plc	694	702	United Kingdom

68	Coeur Mining 2025 Proxy Statement

2024 Peer Company	Revenue(1) ($ millions)	Market Cap(1) ($ millions)	Corporate Headquarters
IAMGOLD Corporation	987	1,217	Canada
New Gold Inc.	787	998	Canada
OceanaGold Corporation	1,026	1,361	Canada
Pan American Silver Corp.	2,316	5,969	Canada
SSR Mining Inc.	1,427	2,195	United States
Median:	1,016	1,646

	Revenue(1) ($ millions)	Market Cap(1) ($ millions)	Corporate Headquarters
Coeur Mining, Inc.	821	1,247	United States

(1)	Revenues are for the 2023 fiscal year. Market cap is calculated as of December 31, 2023 based on the outstanding shares for each peer publicly disclosed as of the date of calculation.

Coeur Mining 2025 Proxy Statement	69

2024 Executive Compensation – Realized and Realizable Pay
A significant portion (81%) of our CEO’s compensation consists of fully at-risk short- and long-term incentives. 57% of CEO target compensation is denominated in long-term incentives (consisting of 60% PSUs and 40% restricted stock), which are designed to focus the CEO on Coeur’s long-term success and align fully with the stockholder experience. The majority of long-term incentives is directly affected by the performance of Coeur's stock price:
►	Restricted stock directly tracks stock price
►	PSUs directly track stock price, and are further subject to both absolute and relative performance measures
The table below compares total target direct pay for our CEO, Mr. Krebs, as of the grant date to the realized and realizable value of this compensation during the last three years and compared to stockholder return on investment. The analysis is based on the return of a $100 investment by a stockholder at the start of a period compared to $100 of total direct compensation for the CEO for each year.
	Target Direct Pay(1)	Realized/ Realizable Pay(2)	From	To	Value of $100
					CEO	Stockholder
2022	$4,200,000	$3,753,080	January 1, 2022	December 31, 2024	$89	$113
2023	$4,462,500	$5,851,222	January 1, 2023	December 31, 2024	$131	$170
2024	$4,462,500	$6,880,025	January 1, 2024	December 31, 2024	$154	$175
				Average	$125	$153

CEO Realized/Realizable Total Direct Compensation
(2022-2024)
Salary
AIP
PSUs
Restricted Stock
Total Direct Compensation (Thousands, $)
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$4,200
-11%
$3,753
$4,463
31%
$5,851
$4,463
54%
$6,880
Target
Realized/Realizable
2022
Target
Realizable
2023
Target
Realizable
2024

(1)	Total target direct pay includes annualized salary, target AIP, long-term incentive grant of PSUs and restricted stock. Equity valued as at December 31, 2024 close stock price.
(2)
Realized and realizable pay includes salary, actual AIP paid, and the market value of unvested PSUs and restricted stock (assuming PSUs vest at target for 2023 and 2024 grants, actual of 57% for 2022 cycle). Equity valued as at December 31, 2024 close stock price.

70	Coeur Mining 2025 Proxy Statement

2024 Executive Compensation Results

Base Salary	No increases to salaries of NEOs

The CLD Committee considered market data in alignment with our compensation philosophy and approved the following base salaries, with no increases to our NEOs’ base salaries for 2024.

Named Executive Officer	2024 Base Salary	2023 Base Salary	Percentage Increase
Mitchell J. Krebs, Chairman, President & Chief Executive Officer	$850,000	$850,000	0%
Thomas S. Whelan, Senior Vice President & Chief Financial Officer	$475,000	$475,000	0%
Michael Routledge, Senior Vice President & Chief Operating Officer	$525,000	$525,000	0%
Casey M. Nault, Senior Vice President, General Counsel & Secretary	$425,000	$425,000	0%
Emilie C. Schouten, Senior Vice President & Chief Human Resources Officer	$350,000	$350,000	0%

Annual Incentive Plan	2024 AIP: Target Levels Consistent with Market and Experience in Role; No Change in Target Award Opportunity

Our AIP is designed to drive creation of stockholder value through achievement of annual financial, operational and strategic goals. We also reward executives other than the CEO for the achievement of individual goals within their functional areas, living up to our values and showing their commitment to our purpose statement: We Pursue a Higher Standard.
AIP Target Opportunities
Under our AIP, each executive has a target award opportunity expressed as a percentage of base salary established at the beginning of each year. 2024 target award opportunities as a percentage of base salary remained consistent from 2023 levels and were determined based on desired market positioning, the individual executive’s role, scope of responsibility and ability to impact our performance.

Named Executive Officer	Target AIP Opportunity (% of Salary)
2024
Mitchell J. Krebs	125%
Thomas S. Whelan	100%
Michael Routledge	100%
Casey M. Nault	100%
Emilie C. Schouten	75%

Actual awards can range from 0% to 200% of the target award, based on our Company performance relative to corporate AIP objectives and the performance of each individual executive (other than the CEO) relative to individual goals. The CEO’s AIP opportunity is based 100% on corporate objectives. Because mine plans drive our budgets, and mine plans vary year-to-year in terms of tonnage, grade and other factors, from time to time our related performance targets for a given year may be lower than the prior year and may not appear to reflect improvement or increased rigor over the prior year. For example, when a mine plan is moving through a lower grade zone, despite strong execution, lower production, higher unit costs and lower adjusted EBITDA compared to the prior year may occur. We strive to increase average overall grade over the long-term, but the grades of reserves and resources are inherently variable and a life of mine involves mining through zones of higher and lower grade. Our annual operational and financial goals and targets are designed to reflect year-over-year variances in our mine plans.

Coeur Mining 2025 Proxy Statement	71

2024 Company AIP Performance Measures and Weights
At the beginning of each year the CLD Committee approves AIP performance measures, weightings and targets, along with threshold, target and maximum performance and payout levels, based on the Board-approved budget and internal forecasts. These goals and targets are designed to be rigorous and require strong execution in-line with budget and other critical objectives. After the end of the year, the CLD Committee reviews performance against the goals prior to certifying results and approving payouts. Once the performance measures and goals are set, they are not subject to change for that plan year without the specific approval of the CLD Committee.
The 2024 AIP corporate performance measures complement the measures used for performance share awards in driving achievement of multi-year strategic initiatives directly aligned to the creation of long-term stockholder value. Early in 2024, the CLD Committee selected the 2024 AIP metrics shown below under our “5 x 20%” approach allocating 20% weighting each to production, costs, adjusted EBITDA, strategic initiatives and EHS scorecard, based on the following considerations and objectives:
►	Align with our business objectives and strategic priorities;
►	Transparency to investors and executives;
►	Incentivize profitable production growth, not growth for growth’s sake;
►	Balance financial and operational performance;
►	Drive execution of important strategic initiatives; and
►	Reflect our commitment to safe and environmentally responsible operations.

72	Coeur Mining 2025 Proxy Statement

In assessing overall 2024 performance in early 2025, the CLD Committee determined to exercise its discretion under the Plan to add 10% achievement to the overall corporate performance score in recognition of the strong execution during the year on the SilverCrest Metals acquisition, which impacted a broad base of employees across the corporate team.

Measure	Weight	Minimum(1)	Target(1)	Maximum(1)
Production:	20%
Gold Production (ounces)	15%	313K	334-341K	360K
Silver Production (ounces)	5%	11.2M	11.9-12.9M	13.7M
Costs:	20%
Gold CAS per ounce(2)	15%	$1,350	$1,274-1,272	$1,195
Silver CAS per ounce(2)	5%	$17.25	$16.28-16.01	$15.05
Adjusted EBITDA(3)	20%	$333M	$362-373M	$403M
Strategic Initiatives:	20%
Kensington Year-End Proven & Probable Reserves	10%	486koz	548koz	610koz
Rochester Stage VI Production(4)	5%	7.5 M AgEqOz	9.2 M AgEqOz	10.8 M AgEqOz
Rochester Crusher Ramp-Up	5%	22.0MT	26.2MT	29.9MT
EHS Scorecard:	20%
Decline in Companywide TRIFR(5)	5%	0.55	0.46	0.43
Leadership in the Field Interactions(6)	5%	5,000	5,500	6,000
Permit Discharge Exceedances and Non-Conformances(7)	5%	10 events	7 events	Zero events
Environmental Releases (Tier 3-5)(8)	5%	7 events	5 events	Zero events

(1)	Payouts for each measure are 50% for “Minimum”, 100% for “Target” and 200% for “Maximum”. Payouts are interpolated for performance between minimum and target and between target and maximum.
(2)
Our CAS per silver ounce and gold ounce metrics measure performance against a target based on the Board-approved budget set at the beginning of the year. In setting the goal and evaluating performance against it, items that arise during the year that were not contemplated by the budget, including variances between the actual realized metals prices and budget prices and variances in prices of diesel and cyanide, two of our most significant input commodities, whether having a positive or negative impact, are not factored into the calculation in order to ensure a consistent assessment of performance against budget. Please see “Appendix A – Certain Additional Information” for reconciliations of GAAP to non-GAAP financial measures included in this section.

(3)
Our adjusted EBITDA metric measures performance against a target based on the Board-approved budget set at the beginning of the year. In setting the goal and evaluating performance against it, items that arise during the year that were not contemplated by the budget, including variances between actual realized metals prices and budgeted prices, whether having a positive or negative impact, are not factored into the calculation in order to ensure a consistent assessment of performance against budget.

(4)	Production related solely to the new Stage VI leach pad at Rochester.
(5)	Company-wide total reportable injury frequency rate (TRIFR) includes employees and contractors.
(6)
Our Leadership in the Field program is the methodology used for risk mitigation and exposure reduction and minimizing risks at our operations by encouraging our workforce to take proactive safety measures.

(7)
A permit discharge exceedance means an event or upset operational condition where a chemical constituent was discharged in effluent to a receiving water body or other environmental media at a concentration not within a specified numeric concentration in our operating permit.

(8)
Tier 3-5 refers to the Environmental Incident Reporting and Investigation Standard for the reporting of incidents and near miss events based on categorical thresholds for incident investigations; Tier 3-5 refers to events of greater significance.

Coeur Mining 2025 Proxy Statement	73

Individual AIP Goals
In addition to Company metrics, specific individual goals are developed for each executive other than the CEO at the beginning of the year. 2024 AIP award percentages based on individual performance were 20% for Mr. Whelan, Mr. Routledge and Mr. Nault, and 30% for Ms. Schouten, reflecting an emphasis on specific human capital management and culture-related goals. The specific goals for each executive typically are a mix of both objective and subjective goals that support our strategic objectives, reflect each executive’s individual responsibilities, and can be grouped into the following broad categories:
►	Major project and operational execution, including strategic transformation and growth
►	Mitigation of risk
►	Enhancement of each executive’s responsibilities
►	Support of Coeur’s values regarding worker safety and health, social, environmental and corporate responsibility
►	A commitment to the talent development and retention of our employees
►	Demonstration of Coeur’s leadership principles, personal development and adherence to Company culture and behavior

2024 AIP Corporate Objectives and Performance
99% overall achievement due to strong performance on gold production and costs, strategic initiatives and safety and environmental measures, offset by silver production and costs and adjusted EBITDA results below target

Metric	2024 Target	2024 Performance	Performance (% of target)	Payout (% of target)	Weight	Weighted Payout (% of target)
Production					20%	16%
Gold Production (ounces)	334-341K	342K	~100%	105%	15%	16%
Silver Production (ounces)	11.9-12.9M	11.2M	93%	0%	5%	0%
Costs					20%	31%
Gold CAS per ounce	$1,274-1,272	$1,210	95%	180%	15%	27%
Silver CAS per ounce	$16.28-16.01	$16.75	103%	76%	5%	4%
Adjusted EBITDA	$362-373M	$339M	94%	61%	20%	12%
Strategic Initiatives					20%	9%
Kensington Proven & Probable Reserves	548koz	500koz	62%	62%	10%	6.2%
Rochester Stage VI Production	9.2 M AgEqOz	7.6 M AgEqOz	83%	53%	5%	2.7%
Rochester Crusher Ramp-Up	26.2MT	17.6MT	67%	0%	5%	0%
EHS Scorecard					20%	21%
Reduction in Companywide TRIFR	0.46	0.67	46%	0%	5%	0%
Leadership in the Field Interactions	5,500	12,307	224%	200%	5%	10%

74	Coeur Mining 2025 Proxy Statement

Metric	2024 Target	2024 Performance	Performance (% of target)	Payout (% of target)	Weight	Weighted Payout (% of target)
Permit Discharge Exceedances and Non-Conformances	10 events	9 events	129%	67%	5%	3%
Environmental Releases (Tier 3-5)	7 events	2 events	40%	160%	5%	8%
SilverCrest Acquisition Initiative(1)	N/A	Acquisition announced	Achieved	N/A	0%	10%
Total						99%

(1)
In assessing overall 2024 performance in early 2025, the CLD Committee determined to exercise its discretion under the Plan to add 10% achievement to the overall corporate performance score in recognition of the strong execution during the year on the SilverCrest Metals acquisition, which impacted a broad base of employees across the corporate team.

2024 AIP Individual Performance and Payouts
As noted above, the CEO’s AIP is based entirely on corporate performance. Individual performance for other NEOs ranged from 115%-150% of target as shown in the table below.
For 2024, based on Company and individual NEO performance achievement as a percentage of target and the performance weights described above, the CLD Committee approved the following annual incentive payments to the NEOs.

Named Executive Officer	2024 Base Salary(1)	2024 Target AIP %	Company % Weighting	Individual % Weighting	2024 Individual % Amount(2)	2024 AIP Payout
Mitchell J. Krebs, Chairman, President & Chief Executive Officer	$850,000	125%	100%	0%	N/A	$1,051,875
Thomas S. Whelan, Senior Vice President & Chief Financial Officer	$475,000	100%	80%	20%	150%	$518,700
Michael Routledge, Senior Vice President & Chief Operating Officer	$525,000	100%	80%	20%	125%	$547,050
Casey M. Nault, Senior Vice President, General Counsel & Secretary	$425,000	100%	80%	20%	115%	$434,350
Emilie C. Schouten, Senior Vice President & Chief Human Resources Officer	$350,000	75%	70%	30%	145%	$296,100

(1)	2024 AIP payouts calculated based on NEO base salary at December 31, 2024.
(2)
Executives with individual performance components under the AIP generally are rated between 75% and 150% of target, although the Company’s AIP provides for individual performance achievement levels between 75% and 200% of target.

Long-Term Equity Incentive Awards
The primary purpose of our long-term equity incentive awards is to align the interests of our executives with those of our stockholders by rewarding executives for creating long-term stockholder value. Long-term incentives also assist in retaining our executive team.
2024 Grants of Long-Term Incentive Compensation
Consistent with prior years, 2024 executive awards comprised 60% performance shares and 40% restricted stock. The CLD Committee believes that this mix provides alignment with stockholder interests and balances incentive and retention objectives, while minimizing share dilution.

Coeur Mining 2025 Proxy Statement	75

Target long-term incentive award values as a percentage of base salary for each executive in 2024 were the same as 2023, and determined based on desired market positioning, the individual executive’s role, scope of responsibility and ability to impact overall Company performance.

	2024 LTIP Grant
Named Executive Officer	% of Salary	Target $ Amount
Mitchell J. Krebs	300%	$2,550,000
Thomas S. Whelan	225%	$1,068,750
Michael Routledge	225%	$1,181,250
Casey M. Nault	225%	$956,250
Emilie C. Schouten	190%	$665,000

The number of shares of restricted stock granted in 2024 was determined by dividing the total grant value by the average closing price of the Company’s common stock on the New York Stock Exchange over a period of 60 trading days before the grant date. The CLD Committee has determined that this approach is appropriate to smooth out volatility in daily stock price changes, which can be significant and materially impact the number of shares granted from day to day.
2024 Restricted Stock Grant
In 2024, restricted stock comprised 40% of the target long-term equity incentive award value granted to NEOs. Restricted stock aligns executives’ interests with those of stockholders via actual share ownership, and vesting requirements promote retention and continuity in our senior leadership team. Restricted stock also provides value to the executives even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the executives (for example, a drop in the market prices of gold and silver). Holders of restricted stock may, if the CLD Committee so determines, receive dividends, if any, and exercise voting rights on their restricted stock during the period of restriction. Restricted stock grants generally vest ratably over three years beginning on the first anniversary of the grant.
The following diagram illustrates the design and structure of the 2024 restricted stock awards.

February 26, 2024	February 26, 2025	February 26, 2026	February 26, 2027
Grant of Restricted Shares	1/3 Vest	1/3 Vest	1/3 Vest

2024 Performance Share Grants
In 2024, performance shares comprised 60% of the target long-term incentive award value. To the extent they are earned based on achievement of performance goals, awards are generally settled in Coeur stock. The performance share opportunity granted in 2024 was tied ROIC and growth in inferred mineral resources, two internal goals that drive creation of long-term stockholder value. In addition, payouts are subject to up to 25% positive or negative adjustment based on the Company’s relative TSR compared to a peer index. Performance against these goals generally is measured over a three-year performance period ending December 31, 2026.

	2024 Performance Share Grant
Performance Share Award	3-Year ROIC	3-Year Growth in Inferred Resources
Overall Weighting	50%	50%

	Overall rTSR Modifier +/- 25%

76	Coeur Mining 2025 Proxy Statement

►	Three-Year Return on Invested Capital – 50% of 2024 Performance Share Opportunity
Coeur’s management team is focused on deploying capital efficiently and effectively to drive long-term returns for stockholders. The ROIC metric reflects feedback from stockholders and aligns with our plan design philosophy that performance share metrics should tie to key drivers of long-term stockholder value. ROIC is determined by dividing three-year adjusted EBIT from our producing mines by investment in those assets during the performance period. EBIT for the three-year performance period is calculated by adding depreciation, depletion, asset retirement obligation accretion and inventory adjustments to cumulative adjusted EBITDA for the performance period. Adjusted EBITDA is a non-GAAP financial measure presented in our financial statements used by management to understand results from our business. Investment for each operating mine is equal to Total Debt plus total equity of the entity that owns the mine minus cash held by the entity. Investment will be measured at the beginning of the performance period and at the end of each of the three calendar years of the performance period, and the final result will be the average of these four numbers. In addition, EBIT will be calculated by holding pricing constant, using the prices incorporated in the Company’s strategic plan, to hold management accountable for achieving the intended benefits of our capital investments as presented for Board approval without benefiting from or being penalized by changes in metals prices, which are beyond our control.
The target for the ROIC metric is tied to achieving returns on investment for operating mines set out in our 2024 updated mine plans, with maximum performance tied to our 2024 updated strategic plan because the strategic plan represents an “upside” case which assumes, among other factors, the conversion of a significant portion of resources into reserves. Accordingly, for the 2024-2026 performance period, the CLD Committee approved the following performance and payout targets:

Payout Target	25%	50%	75%	100%	125%	150%	175%	200%
Performance Target	10.7%	12.4%	14.0%	15.7%	17.4%	19.0%	20.7%	22.7%

A new operation acquired during the performance period, including our acquisition of the Las Chispas mine through the recently completed acquisition of SilverCrest Metals, will be incorporated on a pro forma basis if returns from the operation are expected to begin during the performance period, in which case investment in the operation, for purposes of calculating ROIC, will be incorporated pro rata with the expected returns to avoid penalizing the calculation by including the full amount of the investment. Similarly, in the event of a divestiture of a mine included in the ROIC metric during the performance period, the CLD Committee will exclude the divested asset from the calculation and adjust the target accordingly. In the event the Board approves a capital project with respect to an operating asset after the commencement of the performance period and the expected return on that project is not expected to be delivered during the performance period, the CLD Committee will exclude the impact of that project from the ROIC calculation. Finally, in the event of an impairment in an operating asset during the performance period, the total investment for the relevant operation will not be reduced by the impairment amount for purposes of calculating ROIC.
►	Three-Year Growth in Inferred Resources – 50% of 2024 Performance Share Opportunity
Growth in inferred resources is critical to extend mine lives, which we believe will drive stockholder value. The CLD Committee determined to focus on inferred resource growth only, rather than reserves and resources, as inferred resources comprise the earliest stage of the resource-reserve progression and are strategically critical to extend mine lives. The CLD Committee also considered that it could incorporate reserve growth into the AIP, as it did in 2024 by tying a portion of the 2024 AIP to reserve growth at Kensington, which has the shortest mine life in our portfolio.
Resources are calculated on a gold equivalent basis with equivalence to be determined based on the prices of gold, silver, lead and zinc we assume for reserve and resource calculation purposes as of December 31, 2023 and December 31, 2026, respectively. Targets will automatically adjust to exclude any discontinued operations or other sold assets during the measurement period. In addition, because the primary intent of the award is to drive inferred growth through exploration, the CLD Committee may exercise discretion to exclude the impact of resources added through mergers and acquisitions.
The CLD Committee approved the following targets for the three-year growth in inferred resources (measured on a net basis after conversion to higher categories of resources and reserves).

Payout Target	25%	50%	75%	100%	125%	150%	175%	200%
Performance Target – Inferred Resources	≥26%	≥38%	≥50%	≥61%	≥67%	≥73%	≥79%	≥86%

Coeur Mining 2025 Proxy Statement	77

►	Relative TSR Modifier
Awards paid out for achievement of one or more of the above performance share metrics for the 2024-2026 performance period will be subject to a relative TSR (rTSR) modifier which will adjust the payout up to +/-25% based on our TSR performance compared to the NYSE Arca Gold Miners Index. Performance is measured using the average of the last 60 trading days of 2023 compared to the last 60 trading days of 2026. The inclusion of rTSR as a modifier maintains alignment with stockholders by adjusting payouts up to 25% based on whether our stock price performs better or worse than a broad index of companies in our sector.
Payouts for 2022-2024 Performance Shares
The 2022-2024 performance shares paid out at 57% of target, reflecting growth in reserves and resources and above-target achievement of our GHG net intensity reduction goal, offset by zero payout under the ROIC metric and zero payout under the Rochester Stage VI leach pad production metric driven by slight delays in project completion and ramp-up compared to the schedule in 2022 when the targets were set.

► Three-Year Operating Mine ROIC (30% Weighting)	Result: 0% payout driven by below threshold performance from operational challenges and inflationary impacts

Payout Target	25%	50%	75%	100%	125%	150%	175%	200%
Variance from ROIC Target	-10%	-7%	-5%	0%	2%	4%	6%	7%
ROIC Target	16.6%	19.6%	21.6%	26.6%	28.6%	30.6%	32.6%	33.6%
Result	13.8% (no payout)

78	Coeur Mining 2025 Proxy Statement

► Three-Year Growth in Reserves and Resources (30% Weighting)	Result: Payout at 114% due to nearly 8.34% increase in weighted reserves and resources over the three-year performance period(1)

Payout Target	25%	50%	75%	100%	125%	150%	175%	200%
Performance Target	30% Decrease	20% Decrease	10% Decrease	Target	15% Increase	30% Increase	45% Increase	60%+ Increase
Target (in M AgEqOz)(1)(2)	679	776	873	970	1,115	1,261	1,406	1,552
Coeur(3)	1,050M AgEqOZ (8.34% Increase)

(1)	Ounces measured on an AgEqOz basis using assumed reserve and resource prices used for Rochester’s Technical Report. See calculations in the table above.
(2)
Based on total proven and probable reserves, measured and indicated resources, and inferred resources, weighted at 100%, 75% and 50% of ounces, respectively, reflecting levels of confidence for each category. Ounces measured on an AgEqOz basis using assumed reserve and resource prices at each year-end for silver, gold, lead and zinc. See calculations in the table below.

(3)
In accordance with the terms of the original grant, targets were adjusted to remove ounces from sold assets that were included in the baseline at the beginning of the performance period, as well as to exclude ounces from acquired assets during the performance period, including the recently-acquired Las Chispas mine.

AgEqOz In millions	2024	2021
Proven & Probable Reserves – 100%	488.7	479.8
Measured & Indicated Resources – 75%	419.3	360.1
Inferred Resources – 50%	142.7	130.0
Total	1,050	969.9
% Increase/(Decrease)	+8.34%

► Project-Based Award: GHG Net Intensity Reduction (20% Weighting)	Result: Payout at 114% due to achieving greater GHG net intensity reduction than target

Payout Target	25%	50%	75%	100%	125%	150%	175%	200%
Performance Target	20% Reduction	25% Reduction	30% Reduction	35% Reduction	40% Reduction	45% Reduction	47.5% Reduction	50% Reduction
Coeur	38% Reduction

Coeur Mining 2025 Proxy Statement	79

► Project-Based Award: Rochester Stage VI Silver Equivalent Production (20% Weighting)	Result: Payout at 0% due to not achieving threshold production due to slight delay in overall project timeline

Payout Target	0%	50%	75%	100%	125%	150%	200%
Performance Target	<85%	90%	95%	100%	105%	110%	115%
Target (AgEqOz)(1)	8.76M	9.28M	9.79M	10.31M	10.83M	11.34M	11.86M
Coeur	4.9M AgEqOZ (Below 85% of target)

(1)	Ounces measured on an AgEqOz basis using assumed reserve and resource prices at each year-end for silver and gold. See calculations in the table above.
rTSR Modifier
For the 2022-2024 performance period, annualized rTSR performance ranked in the middle quartile of 2022 peer companies. As a result, the rTSR modifier did not impact the performance shares earned by our NEOs during the performance period.
2022-2024 Performance Share Payouts
The tables below show performance shares awarded to applicable NEOs under the performance share metrics for the 2021-2023 performance period.

2022-2024 Overall Target Award and Payout
Named Executive Officer	Target Performance Shares at Grant Date	Value at Target*	# of Performance Shares Awarded	Value Realized at Award Date**	% of Target Value Realized at Award Date
Mitchell J. Krebs	284,584	$1,246,478	162,212	$885,678	71%
Thomas Whelan	106,719	$467,429	60,830	$332,132	71%
Michael Routledge	113,719	$496,644	64,631	$352,885	71%
Casey M. Nault	100,049	$438,215	57,028	$311,373	71%
Emilie C. Schouten	78,853	$345,376	44,945	$246,400	71%

2022-2024 ROIC Performance Share Payout
Named Executive Officer	Target Performance Shares at Grant Date	Value at Target*	# of Performance Shares Awarded	Value Realized at Award Date**
Mitchell J. Krebs	85,375	$373,943	0	$0
Thomas Whelan	32,016	$140,230	0	$0
Michael Routledge	34,017	$148,994	0	$0
Casey M. Nault	30,015	$131,466	0	$0
Emilie C. Schouten	23,656	$103,613	0	$0

80	Coeur Mining 2025 Proxy Statement

2022-2024 Reserves & Resources Growth Performance Share Payout
Named Executive Officer	Target Performance Shares at Grant Date	Value at Target*	# of Performance Shares Awarded	Value Realized at Award Date**
Mitchell J. Krebs	85,375	$373,943	97,327	$531,405
Thomas Whelan	32,016	$140,230	36,498	$199,279
Michael Routledge	34,017	$148,994	38,779	$211,733
Casey M. Nault	30,015	$131,466	34,217	$186,825
Emilie C. Schouten	23,656	$103,613	26,967	$147,240

2022-2024 GHG Net Intensity Reduction Performance Share Payout
Named Executive Officer	Target Performance Shares at Grant Date	Value at Target*	# of Performance Shares Awarded	Value Realized at Award Date**
Mitchell J. Krebs	56,917	$249,296	64,885	$354,272
Thomas Whelan	21,344	$93,487	24,332	$132,853
Michael Routledge	22,678	$99,330	25,852	$141,152
Casey M. Nault	20,010	$87,644	22,811	$124,548
Emilie C. Schouten	15,771	$69,077	17,978	$98,160

2022-2024 Rochester Stage VI Silver Equivalent Production Performance Share Payout
Named Executive Officer	Target Performance Shares at Grant Date	Value at Target*	# of Performance Shares Awarded	Value Realized at Award Date**
Mitchell J. Krebs	56,917	$249,296	0	$0
Thomas Whelan	21,343	$93,482	0	$0
Michael Routledge	22,677	$99325	0	$0
Casey M. Nault	20,090	$87,639	0	$0
Emilie C. Schouten	15,770	$69,073	0	$0

*	Represents fair value of the award on the grant date under ASC 718.
**	Represents the taxable value of the shares on the date of vesting (number of shares times the share price on release date).
Timing of Long-Term Incentive Awards
The CLD Committee typically approves annual long-term equity incentive grants to our executives and eligible employees in the first quarter. The CLD Committee has adopted a policy of calculating restricted stock and performance share grant prices based on a 60-trading day trailing average basis. Annual equity awards generally are timed to follow the release of year-end financial results, but material nonpublic information is not taken into account by the CLD Committee when determining the timing or terms of such awards. The CLD Committee does not time the disclosure of material nonpublic information for the purposes of affecting the value of executive compensation.

Coeur Mining 2025 Proxy Statement	81

Benefits and Perquisites
The primary purpose of providing benefits and limited perquisites to our executives is to provide a market-competitive total compensation package to attract and retain executive talent. The CLD Committee intends the type and value of benefits and perquisites offered to be market competitive. Details of the benefits and perquisites provided to our NEOs are disclosed in the “All Other Compensation” column of the 2024 Summary Compensation Table set forth in this Proxy Statement.
Termination of Employment/Severance and Change-in-Control Arrangements
Executive and Officer Severance Policies; CEO Employment Agreement
We maintain an Executive Severance Policy to have a uniform program and reduce the number of individual employment and change-in-control agreements with executive officers. All NEOs are covered by this policy, other than Mr. Krebs, whose severance and change-in-control benefits are covered in an employment agreement. Under the Executive Severance Policy and CEO employment agreement, as applicable, each NEO is covered by an arrangement to provide certain benefits payable in the event of qualifying terminations of employment in connection with a change-in-control. The CLD Committee believes that these arrangements provide reasonable compensation in the unique circumstances of a change-in-control that is not provided by our other compensation programs. The CLD Committee believes change-in-control benefits, if structured appropriately, minimize the distraction caused by a potential change-in-control transaction and reduce the risk of key executives resigning from Coeur before a change-in-control transaction closes. The CLD Committee also believes that these provisions motivate executives to make decisions in the best interests of stockholders should a transaction take place by providing executives with the necessary job stability and financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them remain focused on managing the Company rather than on their own personal employment. The CLD Committee believes that all of these objectives serve the stockholders’ interests.
Under the Executive Severance Policy and CEO employment agreement, as applicable, each NEO is also entitled to certain benefits payable in the event of qualifying terminations of employment not in connection with a change-in-control. The CLD Committee believes these arrangements enhance our ability to attract and retain executives by providing market competitive severance benefits for involuntary, not-for-cause terminations of employment. The benefits provided under such arrangements are described in additional detail in the section titled “Potential Payments Upon Termination or Change-In-Control” as set forth in this Proxy Statement.
Double-Trigger Change-in-Control Vesting Acceleration under LTIP
Our equity awards provide for “double-trigger” accelerated vesting of equity awards in connection with a change-in-control, which requires a qualifying termination of employment in addition to a change-in-control. The accelerated vesting of equity awards is described in additional detail in the section titled “Potential Payments Upon Termination or Change-In-Control” as set forth in this Proxy Statement.

82	Coeur Mining 2025 Proxy Statement

Other Compensation Arrangements and Policies
The CLD Committee has established additional policies so our overall compensation structure is responsive to stockholder interests and competitive with the market. These specific policies are outlined below.
Stock Ownership Guidelines
We have adopted minimum stock ownership guidelines for executives who report to the CEO and non-employee directors as shown in the table below:

Position	Stock Ownership Guideline
CEO	6x base salary
CFO/COO/GC	4x base salary
Other Executives	2x base salary
Non-Employee Directors	5x base annual director cash retainer

Unvested shares of time-vesting restricted stock or restricted stock units count toward satisfying the guideline, but unexercised stock options and unvested performance shares do not. Non-employee directors have the option to defer receipt of their annual stock retainer by receiving deferred stock units. The implied value of such deferred stock units counts toward satisfying the stock ownership guideline. Newly appointed executives and directors are subject to a five-year phase in period to meet the applicable ownership requirements. The CLD Committee has determined that each director and executive has either met the applicable level of stock ownership required or is still within the compliance period under these guidelines.
Insider Trading and Hedging Policy
Our insider trading policy prohibits all employees and directors from engaging in hedging or other transactions with derivative securities tied to Coeur’s common stock. This prohibition applies to trading in Coeur-based put and call option contracts and transacting in straddles and similar transactions, except holding and exercising options or other derivative securities granted under Coeur’s equity incentive plans. The policy also prohibits directors and executive officers from holding Coeur securities in a margin account or pledging Coeur securities as collateral for a loan. Our insider trading policy also includes limitations on Rule 10b5-1 trading plans that are consistent with SEC requirements.
Clawback and Forfeiture Policy
Coeur maintains a clawback and forfeiture policy providing for the recovery of incentive compensation in certain circumstances, which is intended to comply with the requirements of NYSE Listing Standard 303A.1 implementing Rule 10D-1 under the Securities Exchange Act of 1934. Under the policy, in the event the Company is required to prepare an accounting restatement due to material noncompliance with a financial reporting requirement, then the Board will seek recovery of all incentive compensation that were made to covered executive officers (including any covered performance-based equity awards granted to executive officers that vested), in each case, within the three fiscal years preceding the date the restatement was required, if the payments or vesting would have been lower had they been calculated based on the restated results. The policy also allows the CLD Committee (or the Board in the case of the CEO) to cancel or require the repayment, recoupment or recovery of incentive payments or equity awards (including any time-based equity awards) granted to any officer of the Company during the previous three-year period in the event of misconduct by such officer, including fraud, embezzlement, conduct that causes the Company significant reputational or financial harm, breach of Company policies, including the Code and willful misconduct that results in a termination for cause.

Coeur Mining 2025 Proxy Statement	83

Director Compensation

For 2024, outside directors received an annual retainer of $190,000, of which $90,000 was paid in cash and $100,000 was paid in common stock or, at the option of directors, deferred stock units. The Board maintains stock ownership guidelines for directors, calling for directors to hold the equivalent of five times their annual base cash retainer in common stock or deferred stock units. The Company pays additional retainers to the Lead Independent Director and each committee Chair. The Lead Independent Director retainer was set at $25,000 annually in May 2024 when Mr. Thompson assumed that role. All other cash retainers were unchanged in 2024 compared to 2023 levels. Mr. Krebs, our CEO, does not receive any compensation for his service as a director and Chairman. Director fees are pro-rated for directors who serve for partial years. We do not pay meeting fees.
Board and Committee Retainers in Effect for the year ended December 31, 2024

Annual Common Stock/Deferred Stock Unit Retainer	$100,000
Annual Cash Retainer	$90,000
Lead Independent Director Annual Retainer	$25,000
Audit Committee Chair Annual Retainer	$25,000
Compensation and Leadership Development Committee Chair Annual Retainer	$25,000
Environmental, Health, Safety and Corporate Responsibility Committee Chair Annual Retainer	$25,000
Finance and Technical Committee Chair Annual Retainer	$20,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$15,000

The following table sets forth information regarding the compensation received during the year-ended December 31, 2024 by each of the Company’s outside directors who served during the year.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Total ($)(c)
Linda L. Adamany(d)	115,000	87,029	202,029
Paramita Das	90,000	87,029	177,029
Sebastian Edwards	31,770	30,720	62,490
Randolph E. Gress	115,000	87,029	202,029
Jeane L. Hull(e)	115,000	87,029	202,029
Robert Krcmarov(f)	67,500	87,029	154,529
Eduardo Luna(e)	90,000	87,029	177,029
Robert E. Mellor(g)	160,875	87,029	247,904
J. Kenneth Thompson(h)	125,688	87,029	212,717

Explanatory Notes:
(a)	The aggregate dollar amount of all fees earned in cash during 2024 for services as a director, including annual retainer fees, committee and/or Board chair or Lead Independent Director fees.
(b)	Represents the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718.
(c)
As of December 31, 2024, none of our outside directors held outstanding unvested or unexercised equity awards as all prior stock options have expired and director stock awards are fully vested upon grant.

(d)	Ms. Adamany elected to receive a portion of fees earned in cash ($21,250) in the form of Company common stock.
(e)
Ms. Hull and Mr. Luna elected to defer their stock awards of 34,129 common shares each into the Coeur Mining Deferred Compensation Plan. Each deferred stock unit represents a right to receive one share of Company common stock, which will be delivered on the 60th day after separation from Board service.

(f)	Mr. Krcmarov resigned from the Board and as a member of the Audit, CLD and Finance and Technical Committees effective September 16, 2024 and his cash fees are pro-rated accordingly.
(g)	Mr. Mellor received the pro-rated amount of the Chairman Retainer until May 2024 when he ceased serving as Chairman.
(h)	Mr. Thompson received the pro-rated amount of the Lead Independent Director Retainer effective May 2024.

84	Coeur Mining 2025 Proxy Statement

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee of the Board has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement and incorporated by reference in our Annual Report.
Compensation and Leadership Development Committee of the Board of Directors
J. KENNETH THOMPSON, Chair
LINDA L. ADAMANY
JEANE L. HULL
ROBERT E. MELLOR

Coeur Mining 2025 Proxy Statement	85

Proposal No. 4:
Advisory Resolution to Approve Named Executive Officer Compensation
What am I voting for?
► We are asking our stockholders to vote on an advisory resolution to approve the compensation paid to our named executive officers for 2024.

The Board of Directors recommends a vote FOR the advisory resolution to approve named executive officer compensation
Our 2024 compensation program reflects our pay-for-performance philosophy and alignment with stockholder returns. We continue to tie a significant portion of CEO and NEO compensation to both short and long-term Company performance objectives and executive compensation outcomes reflect this philosophy:
►
AIP for the CEO and other NEOs for Company performance paid out at 99% of target, reflecting strong performance on gold production and costs, continued strong performance in environmental, health and safety initiatives and the achievement of key strategic initiatives including the SilverCrest acquisition

►
The 2022-2024 performance share opportunity paid out at 57% of target, reflecting above-target performance for growth in reserves and resources and GHG net intensity reduction, and zero payout for ROIC metric and Rochester Stage VI production

►	Actual performance-linked compensation over each of the last three years for the CEO was aligned with our stock price over the same period as described in further detail on page 70
We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 60 of this Proxy Statement, which details how our executive compensation policies and procedures are designed to achieve our compensation objectives, as well as the 2024 Summary Compensation Table and other related compensation tables and narrative, beginning on page 87 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.
An advisory stockholder vote on the frequency of stockholder votes to approve NEO compensation is required to be held at least once every six years. After considering the vote of stockholders at the 2024 Annual Stockholders’ Meeting and other factors, the Board determined to maintain its policy of holding advisory votes on the approval of NEO compensation annually. Unless the Board changes the current policy, we expect to conduct the next advisory vote to approve executive compensation at the 2026 Annual Meeting.
In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of Coeur Mining, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s Annual Meeting.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the CLD Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

86	Coeur Mining 2025 Proxy Statement

2024 Executive Compensation Information

2024 Summary Compensation Table
Set forth below is information regarding compensation earned by or paid or awarded to our NEOs—the persons serving as our CEO, CFO, and the other three most highly compensated executive officers during 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)(b)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(d)	Total ($)
Mitchell J. Krebs Chairman, President & Chief Executive Officer	2024	850,000	0	2,334,161	0	1,051,875	0	151,770	4,387,806
	2023	850,000	0	2,215,262	0	892,500	0	151,210	4,108,972
	2022	800,000	0	2,045,212	0	940,000	0	120,442	3,905,654

Thomas S. Whelan Senior Vice President & Chief Financial Officer	2024	475,000	0	978,286	0	518,700	0	69,704	2,041,690
	2023	466,667	0	879,588	0	461,700	0	62,087	1,870,042
	2022	400,000	0	766,954	0	408,800	0	57,942	1,633,696

Michael Routledge Senior Vice President, Chief Operating Officer	2024	525,000	0	1,081,264	0	547,050	0	65,280	2,218,594
	2023	525,000	0	1,026,186	0	447,300	0	69,498	2,067,984
	2022	450,000	0	814,886	0	526,050	0	50,235	1,841,171

Casey M. Nault Senior Vice President, General Counsel & Secretary	2024	425,000	0	875,311	0	434,350	0	53,717	1,788,378
	2023	425,000	0	830,722	0	391,850	0	62,286	1,709,858
	2022	375,000	0	719,017	0	379,500	0	51,109	1,524,626

Emilie C. Schouten Senior Vice President & Chief Human Resources Officer	2024	350,000	0	608,709	0	296,100	0	47,486	1,302,295
	2023	350,000	0	577,704	0	272,475	0	42,160	1,242,339
	2022	350,000	0	566,692	0	275,100	0	43,441	1,235,233

Coeur Mining 2025 Proxy Statement	87

Explanatory Notes:
(a)	Set forth below is the aggregate grant date fair value of stock awards, as calculated in accordance with FASB ASC 718, granted in 2024.

Named Executive Officer	Restricted Stock Award(1)(3) ($)	Performance Share Award(2)(3) ($)
Mr. Krebs	887,711	1,446,450
Mr. Whelan	372,055	606,231
Mr. Routledge	411,218	670,046
Mr. Nault	332,892	542,419
Ms. Schouten	231,499	377,210

(1)	The restricted share awards vest one-third on each of February 26, 2025, 2026 and 2027.
(2)
Performance share awards cliff-vest based on the attainment of performance goals over a three-year period. The actual value to the NEO of the performance shares depends on the extent to which certain performance criteria are met over the three-year period as explained in “Compensation Discussion and Analysis”. The grant date fair value of the 2024 performance shares at target is shown in the above table, and the value of these 2024 grants at the time of grant assuming the maximum level of performance was achieved is as follows: for Mr. Krebs $3,616,125; for Mr. Whelan $1,515,578; for Mr. Routledge $1,675,115; for Mr. Nault $1,356,048; and $943,025 for Ms. Schouten.

(3)	The assumptions used to calculate the valuation of the awards are set forth in the table below.

Grant Date	Award Type	Volatility	Expected Life (Years)(i)	Risk-Free Interest Rate	Dividend Yield	Fair Value
February 22, 2022	PSU	79.6%	3	1.71%	0%	$4.38
February 22, 2022	Restricted Stock	N/A	3	N/A	N/A	$4.21
February 27, 2023	PSU	73.0%	3	4.49%	0%	$3.14
February 27, 2023	Restricted Stock	N/A	3	N/A	N/A	$3.00
February 26, 2024	PSU	66.1%	3	4.46%	0%	$2.77
February 26, 2024	Restricted Stock	N/A	3	N/A	N/A	$2.55

(i)	For PSUs and restricted stock, this reflects a three-year vesting period from the grant date.
(ii)
The grant date fair values of the PSUs are determined using the Monte Carlo simulation valuation method. We calculate the grant date fair value of restricted stock by taking the closing trading price of Coeur common stock on the grant date.

(b)	Represents amounts paid under the AIP. Please refer to the discussion in “Compensation Discussion and Analysis — 2023 Executive Compensation Results — AIP”.
(c) Participants in our Deferred Compensation Plan do not receive preferential or above-market plan earnings.
(d)
All other compensation includes perquisites and other amounts as follows: Mr. Krebs received a vehicle allowance of $20,966 during 2024. Mr. Krebs, Mr. Whelan, Mr. Routledge, Mr. Nault, and Ms. Schouten received excess group term life insurance valued at $1,242, $2,322, $1,242, $1,242, and $810, respectively, for 2024. Mr. Krebs, Mr. Nault and Ms. Schouten received executive disability insurance coverage whose premiums were $6,219, $2,264 and $1,974, respectively, for 2024, and the Company also paid premiums for Mr. Krebs of $6,816 for executive life insurance coverage. Mr. Krebs, Mr. Nault and Ms. Schouten each received transit benefits valued at $5,400, $1,200 and $1,640, respectively, for 2024. For 2024, each NEO received a company matching contribution to the Coeur Mining, Inc. Defined Contribution and 401(k) Plan of $20,700. For 2024, each of Mr. Krebs, Mr. Whelan, Mr. Routledge, Mr. Nault and Ms. Schouten received an additional contribution from the Company into the Deferred Compensation Plan in the amount of $83,850, $36,731, $37,638, $28,311 and $16,649, respectively, which represents 6% of their 2024 compensation in excess of their 2024 401(k) Retirement Plan limit. In addition, Mr. Krebs and Ms. Schouten were each provided with an executive physical in 2024 paid for by the Company in the amount of $6,577 and $5,713, respectively. For 2024, the Company provided Mr. Whelan and Mr. Routledge tax planning services in the amount of $9,951 and $5,700, respectively.

88	Coeur Mining 2025 Proxy Statement

2024 Grants of Plan-Based Awards
The following table sets forth information regarding all plan awards that were made to the NEOs during 2024, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a NEO during the year. The information supplements the dollar value disclosure of stock and nonstock awards in the 2024 Summary Compensation Table by providing additional details about the awards. Certain equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC 718. Non-equity incentive plan awards are not subject to FASB ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	Grant Date Fair Value of Stock and Options Award ($)(d)
Named Executive Officer	Grant Date	Approval Date	Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mitchell J. Krebs			531,250	1,062,500	2,125,000
	2/26/2024	2/15/2024				65,273	261,092	522,184		723,225
	2/26/2024	2/15/2024				65,273	261,092	522,184		723,225
	2/26/2024	2/15/2024							348,122	887,711
Thomas S. Whelan			237,500	475,000	950,000
	2/26/2024	2/15/2024				27,357	109,428	218,856		303,116
	2/26/2024	2/15/2024				27,357	109,428	218,856		303,116
	2/26/2024	2/15/2024							145,904	372,055
Michael Routledge			262,500	525,000	1,050,000
	2/26/2024	2/15/2024				30,237	120,947	241,894		335,023
	2/26/2024	2/15/2024				30,237	120,947	241,894		335,023
	2/26/2024	2/15/2024							161,262	411,218
Casey M. Nault			212,500	425,000	850,000
	2/26/2024	2/15/2024				24,478	97,910	195,820		271,211
	2/26/2024	2/15/2024				24,277	97,909	195,818		271,208
	2/26/2024	2/15/2024							130,546	332,892
Emilie C. Schouten			131,250	262,500	525,000
	2/26/2024	2/15/2024				17,022	68,089	136,178		188,607
	2/26/2024	2/15/2024				17,022	68,089	136,178		188,604
	2/26/2024	2/15/2024							90,784	231,499

Explanatory Notes:
(a)
The applicable range of estimated payouts under the AIP is denominated in dollars (threshold, target, and maximum amount). Please refer to the discussion in “Compensation Discussion and Analysis — 2024 Executive Compensation Results — AIP”.

(b)
The number of performance shares to be paid out or vested within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) is subject to the achievement of specific financial and operational goals over a three-year period and, in each case, satisfaction of time-based vesting conditions. Please refer to the discussion in “Compensation Discussion and Analysis — 2024 Executive Compensation Results — Long-Term Equity Incentive Awards”.

(c)	This column consists of the annual restricted share grants as described above in the “Compensation Discussion and Analysis — 2024 Executive Compensation Results — Long-Term Equity Incentive Awards”.
(d)	Fair Value of stock awards granted on the award date calculated in accordance with FASB ASC 718.

Coeur Mining 2025 Proxy Statement	89

Narrative Disclosure to Summary
Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Mitchell J. Krebs
On February 5, 2018, Coeur and Mitchell J. Krebs entered into an amended and restated employment agreement amending the terms of Mr. Krebs’s employment as President and Chief Executive Officer. Mr. Krebs’s amended employment agreement provides for an annual base salary subject to adjustment from time to time, plus annual incentive compensation. Mr. Krebs’s employment agreement includes severance and change-in-control provisions, the terms of which are described under “Potential Payments Upon Termination or Change-in-Control — Severance and Change-in-Control Arrangement with Mr. Krebs.” The current term of Mr. Krebs’s employment runs through June 30, 2025, at which time the term will automatically renew for successive one-year periods unless terminated or modified by us by written notice, subject to the terms and conditions of the agreement.
Other NEOs
No executive other than Mr. Krebs has an employment agreement, and each is instead covered by our Executive Severance Policy, which is described under “Potential Payments Upon Termination or Change-in-Control — Severance and Change-in-Control Arrangements with other NEOs”.

90	Coeur Mining 2025 Proxy Statement

Outstanding Equity Awards at 2024 Year-End
The following table sets forth information on outstanding stock awards held by the NEOs on December 31, 2024, with the market value of such awards calculated based on the closing market price of our common stock of $5.72 per share on December 31, 2024, the last trading day of 2024.

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock that Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(b)	Equity Incentive Plan Awards: Market or Payable Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mitchell J. Krebs	602,911	3,448,651
			1,237,753	7,079,947
Thomas S. Whelan	245,675	1,405,261
			496,701	2,841,130
Michael Routledge	275,191	1,574,093
			554,930	3,174,200
Casey M. Nault	228,350	1,306,162
			457,487	2,616,826
Emilie C. Schouten	158,159	904,670
			327,424	1,872,865

Explanatory Notes:
(a)	With respect to the number of restricted shares granted and unvested as of December 31, 2024:
►
For Mr. Krebs, includes a grant of 189,723 restricted shares that vests one-third annually beginning February 21, 2023, a grant of 287,323 restricted shares that vests one-third annually beginning February 27, 2024, and a grant of 348,122 restricted shares that vests one-third annually beginning February 26, 2025.

►
For Mr. Whelan, includes a grant of 71,146 restricted shares that vests one-third annually beginning February 21, 2023, a grant of 114,084 restricted shares that vests one-third annually beginning February 27, 2024, and a grant of 145,904 restricted shares that vests one-third annually beginning February 26, 2025.

►
For Mr. Routledge, includes a grant of 75,592 restricted shares that vests one-third annually beginning February 21, 2023, a grant of 133,098 restricted shares that vests one-third annually beginning February 27, 2024, and a grant of 161,262 restricted shares that vests one-third annually beginning February 26, 2025.

►
For Mr. Nault, includes a grant of 66,699 restricted shares that vests one-third annually beginning February 21, 2023, a grant of 226,711 restricted shares that vests one-third annually beginning February 27, 2024, and a grant of 130,546 restricted shares that vests one-third annually beginning February 26, 2025.

►
For Ms. Schouten, includes a grant of 52,569 restricted shares that vests one-third annually beginning February 21, 2023, a grant of 74,929 restricted shares that vests one-third annually beginning February 27, 2024, and a grant of 90,784 restricted shares that vests one-third annually beginning February 26, 2025.

(b)
The total number of performance shares do not vest until the end of the three-year performance period, if at all. Performance shares that were outstanding as of December 31, 2024 were granted on February 22, 2022, February 27, 2023 and February 26, 2024.

Coeur Mining 2025 Proxy Statement	91

2024 Stock Vested
The following table sets forth information regarding each vesting of restricted stock and performance shares during 2024 for each of the NEOs on an aggregated basis.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mitchell J. Krebs	282,362	729,873
Thomas S. Whelan	105,257	271,837
Michael Routledge	115,820	298,910
Casey M. Nault	104,405	269,882
Emilie C. Schouten	76,352	197,432

Explanatory Notes:
(a)	The aggregate dollar value realized upon vesting of restricted stock and performance shares (i.e., the number of shares times the market price of the underlying shares on the vesting date).
Nonqualified Deferred Compensation
Effective February 1, 2014, Coeur established the Coeur Mining, Inc. Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”) for directors and highly compensated employees. The Deferred Compensation Plan allows directors and eligible highly compensated employees the opportunity to defer, on a pre-tax basis, a portion of his or her director fees, base salary, and/or AIP award, as applicable, to a date in the future. Employees can defer 5%-75% of base salary and 5%-75% of AIP award amounts. Directors can defer 5%-75% of director fees. Coeur may also decide to make employer contributions to the account of a participant from time to time. Participants may designate investment funds in which deferred amounts are invested. The net gain or loss on the assets of any such investment funds is used to determine the amount of earnings or losses to be credited to the participant’s account. Each participant must elect the time and form of distribution of deferred amounts (together with any earnings or losses credited to such amounts). Subject to certain limitations in the Deferred Compensation Plan, participants elect the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in amounts deferred by the participant. Amounts contributed by Coeur to a participant’s account vest based upon a schedule or schedules determined by us and communicated to the participant. We do not maintain a defined benefit pension program.

Named Executive Officer	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(d)
Mitchell J. Krebs	—	83,850	193,577	—	1,654,752
Thomas S. Whelan	—	36,731	11,189	—	129,126
Michael Routledge	—	37,638	4,312	—	96,314
Casey M. Nault	—	28,311	26,766	—	245,221
Emilie C. Schouten	—	16,649	4,073	—	85,591

Explanatory Notes:
(a)	NEOs did not make any contributions to the Deferred Compensation Plan during 2024.
(b)
The amounts in this column also are reported in footnote (d) to the All Other Compensation column of the Summary Compensation Table. These amounts were calculated based on 2024 earnings but contributed to the plan during the first quarter of 2025.

92	Coeur Mining 2025 Proxy Statement

(c)	The amount in this column is not included in the Summary Compensation Table because plan earnings were not preferential or above-market.
(d)
The aggregate balances at last fiscal year-end reported in this table include the following amounts that were previously reported as compensation in the Summary Compensation Table of the Company’s Proxy Statements for prior years:

Named Executive Officer	Amounts Previously Reported ($)
Mitchell J. Krebs	1,373,575
Thomas S. Whelan	84,553
Michael Routledge	48,739
Casey M. Nault	189,985
Emilie C. Schouten	63,812

Coeur Mining 2025 Proxy Statement	93

Potential Payments Upon Termination or Change-In-Control
We have severance and change-in-control arrangements with each of the NEOs currently serving as executive officers that provide for certain benefits payable to the executives in the event of certain qualifying terminations not in connection with a change in control or a change in control followed by the termination of the executive’s employment within two years for any reason other than for cause, disability, death, normal retirement or early retirement.
Each of the following constitutes a change in control under our change-in-control arrangements:
►
any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Coeur representing 35% or more of the combined voting power of the then outstanding securities of Coeur;

►
during any two-year period, a majority of the members of the Board serving at the effective date of the change-in-control arrangement is replaced by directors who are not nominated and approved by the Board;

►	a majority of the members of the Board is represented by, appointed by or affiliated with any Person who the Board has determined is seeking to effect a change in control of Coeur; or
►	we are combined with or acquired by another company and the Board determines, either before such event or thereafter, by resolution, that a change in control will occur or has occurred.
The change-in-control arrangements provide that in the event the payment provided would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax unless such reduction would result in the executive receiving a lower payment than the executive would be entitled to receive and retain on a net after-tax basis if such amount was not reduced.
Severance and Change-in-Control Arrangement with Mr. Krebs
If Mr. Krebs is terminated by Coeur without “cause” or Mr. Krebs terminates his employment with Coeur for “good reason” (each as defined in the CEO employment agreement) not in connection with a change in control, Mr. Krebs would be entitled to the benefits described below:
►
a severance payment equivalent to 2.75 times his base salary and target annual incentive plan award for the year in which the termination occurs, payable in 12 equal installments beginning 30 days after termination;

►	continuation of health care benefits for Mr. Krebs and his dependents for up to one year following the termination.
If a change in control occurs, Mr. Krebs shall be entitled to the benefits described below upon a termination by Coeur without cause or by Mr. Krebs for good reason within the 90 days preceding or two years following the change in control:
►	a lump sum equivalent to 2.75 times Mr. Krebs’s base salary and target annual incentive plan award for the year in which the change in control occurs, payable within 60 days after termination;
►	continuation of health care benefits for Mr. Krebs and his dependents for up to two years following the change in control; and
►	accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table.
Severance and Change-in-Control Arrangements with other NEOs
Mr. Whelan, Mr. Routledge, Mr. Nault and Ms. Schouten do not have individual employment agreements or change-in-control agreements but are covered under our Executive Severance Policy.
Under the Executive Severance Policy, in the event of a termination by Coeur without “cause” or by the employee for “good reason” (each as defined in the Executive Severance Policy) not in connection with a change in control, Mr. Whelan, Mr. Routledge, Mr. Nault and Ms. Schouten would each be entitled to the benefits described below:
►
a severance payment equivalent to two times the executive’s base salary and target annual incentive plan award for the year in which the termination occurs, payable in 12 equal installments beginning 30 days after termination; and

►	continuation of health care benefits for the employee and his or her dependents for up to 12 months following the termination.

94	Coeur Mining 2025 Proxy Statement

Under these policies, if a change in control occurs, Mr. Whelan, Mr. Routledge, Mr. Nault and Ms. Schouten would be each entitled to the benefits described below upon a termination by Coeur without cause or by the employee for good reason within the 90 days preceding or two years following the change in control:
►	a lump sum equivalent to two times the executive’s base salary and target annual incentive plan award for the year in which the change in control occurs;
►	continuation of health care benefits for the employee and his or her dependents for up to 18 months following the change in control; and
►	accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table.
The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon certain terminations of employment assuming the triggering event took place on December 31, 2024 (with equity values calculated based on the closing market price per share of Coeur’s common stock of $5.72 as of that date.

Named Executive Officer		Cash Severance Payments ($)(a)	Continuation of Medical/ Welfare Benefits (present value) ($)(b)	Accelerated Vesting of Equity Awards ($)(c)	Total Termination Benefits ($)
Mitchell J. Krebs
►	Not for cause—Involuntary	5,259,375	15,805	0	5,275,180
►	Death & Disability	0	0	10,528,598	10,528598
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	5,259,375	32,480	9,212,327	14,504,182
Thomas S. Whelan
►	Not for cause—Involuntary	1,900,000	8,879	0	1,908,879
►	Death & Disability	0	0	4,246,391	4,246,391
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	1,900,000	13,567	3,739,194	5,652,762
Michael Routledge
►	Not for cause—Involuntary	2,100,000	16,508	0	2,116,508
►	Death & Disability	0	0	4,748,292	4,748,292
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	2,100,000	24,853	4,183,905	6,308,759
Casey M. Nault
►	Not for cause—Involuntary	1,700,000	17,179	0	1,717,179
►	Death & Disability	0	0	3,901,589	3,901,589
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	1,700,000	26,249	3,424,393	5,150,643

Coeur Mining 2025 Proxy Statement	95

Named Executive Officer		Cash Severance Payments ($)(a)	Continuation of Medical/ Welfare Benefits (present value) ($)(b)	Accelerated Vesting of Equity Awards ($)(c)	Total Termination Benefits ($)
Emilie C. Schouten
►	Not for cause—Involuntary	1,225,000	17,919	0	1,242,919
►	Death & Disability	0	0	2,778,107	2,778,107
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	1,225,000	27,381	2,423,437	3,675,817

Explanatory Notes:
(a)	Cash severance payments consist of 2.75 times for Mr. Krebs and 2.0 times for other executives, the sum of annual base salary plus target annual incentive opportunity.
(b)
In the event of a qualifying termination not in connection with a change in control, NEOs receive continued payment of employee health care benefits or costs of benefits for up to 12 months. In the event of a change in control and a subsequent qualifying termination of employment within two years following the change in control, NEOs receive continued payment of employee health care benefits or costs of benefits for up to 18 months, except in the case of the CEO, in which case the benefits would be available for up to 24 months. This column represents the net present value of health plan benefits provided upon termination.

(c)
Represents the value of any unvested stock options, restricted stock or other equity awards that were not vested as of the relevant date and present value of health plan benefits provided upon termination.

►
In the event of death or disability, all options, restricted stock grants, and performance share grants would vest 100%, with the performance shares vesting at target. The NEOs would have 12 months from the date of death or disability to exercise their options, except for nonqualified options granted prior to January 22, 2013, which permit up to three years to exercise in the event of disability.

►
In the event of a qualifying termination of employment within 90 days prior to and up to two years following a change in control, the NEOs would have up to 12 months from termination to exercise their options, except for incentive stock options granted between January 22, 2013 and May 13, 2015, which permit up to two years to exercise, instead of the usual three months.

►
Our equity awards are subject to “double trigger” accelerated vesting upon a change-in-control, meaning restricted stock will vest 100%, and performance shares will vest based on the actual performance achieved up to the date of the change in control, in each case only upon a qualifying termination within 90 days prior to and up to two years after the change in control. The actual achievement of performance targets up to the date of the change in control was estimated using the elapsed time in the performance period occurring prior to the hypothetical change in control.

(d)
The severance payments will be reduced to keep the total payments from exceeding the cap imposed by the golden parachute rules of the Internal Revenue Code (“280G”) to the extent that such reduction will, on a net after-tax basis, provide the executive with a greater value than if no reduction was made and the executive paid any 280G-related excise tax payments. No values shown in the table have been reduced.

In the event of death or disability, no special benefits are provided other than the payment of any accrued compensation and benefits under the companywide benefit plans, and the accelerated vesting of equity grants discussed above. Upon an eligible retirement, the NEOs are entitled to accelerated vesting of equity identical to that occurring in the event of death or disability. None of the NEOs is currently eligible for retirement.

96	Coeur Mining 2025 Proxy Statement

2024 Ratio of CEO Compensation to Median Employee Compensation

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following ratio of the annual total compensation of Mr. Krebs, our CEO, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2024, our last completed fiscal year:

► the annual total compensation of our CEO, as reported in the 2024 Summary Compensation Table on page 87 of this Proxy Statement, was $4,387,806; and	For 2024, the ratio of the annual total compensation of Mr. Krebs, our CEO, to the annual total compensation of our median compensated employee was 62 to 1
► the annual total compensation of our median compensated employee (other than our CEO) was $70,765.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
►
We determined that, as of December 31, 2024, our employee population consisted of approximately 2,116 individuals with these individuals located in the United States, Canada and Mexico (as reported in Item 1, Business, in our Annual Report). This population consisted of our full-time, part-time, and temporary employees.

►
To identify the “median employee” from our employee population, we compared the amount of total cash compensation reflected in our payroll records. Total cash compensation includes base salary or hourly wages paid during 2024, as applicable, and amounts paid during 2024 under our AIP and other cash bonus arrangements. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

►
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $70,765. The median employee’s total compensation for 2023 included a contribution of $2,868 to the account of the employee in the Company’s 401(k) Retirement Plan. The Company contributes an amount equal to 100% of up to the first 6% of an employee’s eligible compensation contributed in 2024.

►
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table on page 87 of this Proxy Statement and incorporated by reference into Item 11 of Part III of our Annual Report.

Coeur Mining 2025 Proxy Statement	97

Pay-versus-Performance Table

The following table sets forth additional compensation information of our CEO (sometimes referred to as “PEO” for purposes of this section) and our other NEOs along with TSR, net income, and adjusted EBITDA performance results for our fiscal years ended 2024, 2023, 2022, 2021 and 2020. The calculations and analysis below do not necessarily reflect the Company’s approach to aligning executive compensation with performance. For information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with Company performance, refer to the CD&A beginning on page 60.

					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO(1) (b)	Compensation Actually Paid to PEO(2) (c)	Average Summary Compensation Table Total for non-PEO NEOs(3) (d)	Average Compensation Actually Paid to non- PEO NEOs(2)(3) (e)	Total Stockholder Return(4) (f)	Peer Group Total Stockholder Return(4) (g)	Net Income (h)	Adjusted EBITDA (Company Selected Measure)(5) (i)
2024	$4,387,806	$9,841,535	$1,837,740	$3,866,999	$71	$125	$58,900,000	$339,152,000
2023	$4,108,972	$3,852,029	$1,722,556	$1,595,045	$40	$113	($103,612,000)	$142,302,000
2022	$3,905,654	$2,406,554	$1,558,682	$1,028,030	$42	$102	($78,107,000)	$138,954,000
2021	$3,703,859	$2,672,360	$1,479,751	$1,177,195	$62	$112	($31,322,000)	$216,112,000
2020	$4,078,908	$6,765,818	$1,546,507	$2,652,357	$128	$124	$25,627,000	$263,565,000

1.	In all the years in question, Mitchell J. Krebs was our Chief Executive Officer.
2.
The following tables set forth the adjustments made during 2024 represented in the PVP table to arrive at CAP to our PEO and average CAP to our other NEOs. The equity award adjustments to arrive at “Compensation Actually Paid” or “CAP” were calculated consistent with FASB ASC 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. For information on our adjustments made during 2020-2023, refer to our 2024 Proxy Statement.

	PEO	Average Non-PEO
Total Reported in 2024 Summary Compensation Table (SCT)	$4,387,806	$1,837,740
Less, value of Stock Awards reported in SCT	$2,334,161	$885,893
Plus, Year-End Fair Value of Awards Granted in the Fiscal Year that are Unvested and Outstanding	$5,542,109	$2,103,417
Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested	$2,231,285	$809,087
Plus, FMV of Awards Granted this Year and that Vested this Year	—	—
Plus, Change in Fair Value (from prior year-end to vesting date) of Prior Year Awards that Vested during the Fiscal Year	$14,496	$2,648
Less, Prior Year Fair Value of Prior Year Awards that Failed to Vest this Year	—	—
Total Adjustments	$5,453,729	$2,029,259
Compensation Actually Paid for 2024	$9,841,535	$3,866,999

98	Coeur Mining 2025 Proxy Statement

3.
During each of 2024, 2023 and 2022, our non-PEO NEOs consisted of Thomas S. Whelan, Michael Routledge, Casey M. Nault and Emilie C. Schouten. During 2021, our non-PEO NEOs consisted of Thomas S. Whelan, Michael Routledge, Casey M. Nault, Terrence F. Smith, and Hans J. Rasmussen. During 2020, our non-PEO NEOs consisted of Thomas S. Whelan, Michael Routledge, Casey M. Nault and Hans J. Rasmussen. Mr. Smith departed the Company effective August 27, 2021, and Mr. Rasmussen retired from his position as Senior Vice President, Exploration, effective March 31, 2022.

4.
Company and peer group TSR reflects the Company’s “TSR peer group” as reflected in our 2024 Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2024.

5.
Adjusted EBITDA, a non-GAAP financial reporting measure, is used by the Company to evaluate operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. For a reconciliation of Adjusted EBITDA to net income, please refer to the tables in Appendix A.

Coeur Mining 2025 Proxy Statement	99

PVP Descriptive Disclosure
We believe compensation actually paid (“CAP”), in each of the years reported above in the Pay-Versus-Performance (“PVP”) table and over the three-year cumulative period are reflective of the CLD Committee’s emphasis on “pay-for-performance”, as CAP fluctuated year-over-year, primarily due to our stock price performance and our varying levels of achievement against pre-established performance goals under our AIP and LTIP Programs.
The following graphs compare CAP to (1) company and peer group TSR (represented by the NYSE Arca Gold Miners Index), (2) Net Income and (3) Adjusted EBITDA.

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid
Total Shareholder Return
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$150
$125
$100
$75
$50
$25
$0
$91
$83
$102
$113
$125
$67
$32
$42
$40
$71
FY20
FY21
FY22
FY23
FY24
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Company TSR
Peer TSR

Compensation Actually Paid versus Net Income
Compensation Actually Paid
Net Income ($ millions)
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$80
$60
$40
$20
$0
-$20
-$40
-$60
-$80
-$100
-$120
$26
-$31
-$78
-$104
$59
FY20
FY21
FY22
FY23
FY24
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Net Income

Compensation Actually Paid versus Adjusted EBITDA
Compensation Actually Paid
Adjusted EBITDA ($ millions)
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$400
$350
$300
$250
$200
$150
$100
$50
$0
$264
$216
$139
$142
$339
FY20
FY21
FY22
FY23
FY24
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Adjusted EBITDA

Additional Performance Measures
The following performance measures reflect the Company’s most important performance measures used to link compensation actually paid to NEOs to performance in 2024, as further described and defined in the CD&A.

Adjusted EBITDA
ROIC
Production
Costs Applicable to Sales
Growth in Reserves and Resources
Environmental, Health and Safety Performance
Strategic Initiatives
rTSR

100	Coeur Mining 2025 Proxy Statement

General Information

When and where is the Annual Meeting?
The 2025 Annual Meeting will be held on Tuesday, May 13, 2025 at 8:00 a.m. Central Time, and will be conducted solely in a virtual format as a live audio webcast.
How Can I Access the Annual Meeting?
Stockholders can join the Annual Meeting by navigating to www.virtualshareholdermeeting.com/CDE2025. Online access to the audio webcast will begin approximately 15 minutes before the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time. Stockholders participating in the Annual Meeting will be able to vote their shares electronically during the Annual Meeting and may submit questions during the virtual event using the directions on the meeting website at www.virtualshareholdermeeting.com/CDE2025. Technical support will be available prior to and during the meeting at virtualshareholdermeeting.com.
Will I Be Able to Participate in the Virtual Annual Meeting?
The Annual Meeting format is designed to permit stockholders the same rights and opportunities to participate as they would have at an in-person meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we expect to hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before the stockholder vote at the Annual Meeting, as time permits. Our responses to questions properly submitted will be made available to all stockholders on the Annual Meeting website promptly following completion of the Annual Meeting. The Q&A session will be conducted in accordance with the Rules for Conduct of Meeting, which will be available for review at the Annual Meeting at www.virtualshareholdermeeting.com/CDE2025. Stockholders participating in the Annual Meeting will be able to vote their shares electronically during the Annual Meeting using the directions on the meeting website. To participate in the Annual Meeting, you will need the 16-digit control number found on your proxy card, voting instruction form or notice of internet availability. If you hold your shares in the name of a broker, bank, trustee or other nominee, you may need to contact your broker, bank, trustee or other nominee for assistance with your 16-digit control number.
Who is entitled to vote at the Annual Meeting? What is the Record Date?
All stockholders of record as of the close of business on the Record Date, March 19, 2025, are entitled to vote at the Annual Meeting and any adjournment or postponement thereof upon the matters listed in the Notice of Annual Meeting. Each stockholder is entitled to one vote for each share held of record on that date. As of the close of business on the Record Date, a total of 638,902,780 shares of our common stock were outstanding.
What is the difference between a stockholder of record and a stockholder who holds in street name?
If your shares of Coeur common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record, and these proxy materials are being sent directly to you from the Company.
If your shares of Coeur common stock are held in “street name,” it means that your shares of Coeur common stock are held in a brokerage account or by a bank or other nominee and that you are the beneficial owner of these shares. In that case, these proxy materials are being forwarded to you by your broker, banker or other nominee, who is considered the stockholder of record with respect to such shares. As the beneficial owner of Coeur common stock, you have the right to direct your broker, bank or other nominee on how to vote, and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Coeur common stock.

Coeur Mining 2025 Proxy Statement	101

How do I inspect the list of stockholders of record?
A list of the stockholders of record as of the Record Date entitled to vote at the Annual Meeting will be available for review on the virtual platform for the Annual Meeting. In addition, stockholders wishing to review the list of stockholders entitled to vote at the Annual Meeting can make arrangements to do so by contacting our Investor Relations department at investors@coeur.com.
Why did I receive a notice in the mail regarding the internet availability of proxy materials?
In accordance with the rules of the SEC, instead of mailing to stockholders a printed copy of our Proxy Statement, Annual Report and other materials (the “proxy materials”) relating to the Annual Meeting, Coeur may furnish proxy materials to stockholders on the Internet by providing a notice of internet availability of proxy materials (the “Notice of Internet Availability”) to inform stockholders when the proxy materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request a printed copy. Instead, the Notice of Internet Availability will instruct you on how to access and review all of Coeur’s proxy materials, as well as how to submit your proxy. The proxy materials are available at www.proxyvote.com.
Will I get more than one copy of the notice or proxy materials if multiple stockholders share my address?
When multiple stockholders have the same address, the SEC permits companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials and the Notice of Internet Availability to the stockholders. This process is commonly referred to as “householding.” We do not participate in householding, but some brokers may do so for stockholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice of Internet Availability or proxy materials to your address, householding will continue until you are notified otherwise or you instruct your broker otherwise. If, at any time, you would prefer to receive a separate copy of the Notice of Internet Availability or proxy materials, or if you share an address with another stockholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. We promptly will deliver to a stockholder who received one copy of the Notice of Internet Availability or proxy materials as the result of householding a separate copy upon the stockholder’s written or oral request directed to our investor relations department at (312) 489-5800, Coeur Mining, Inc., 200 South Wacker Drive, Suite 2100, Chicago, IL 60606. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions provided in the Notice of Internet Availability.
What does it mean to give a proxy?
The persons named on the proxy card (the “proxy holders”) have been designated by the Board to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of Coeur. They will vote the shares represented by each properly executed and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by each otherwise properly executed and timely received proxy will be voted “FOR” each nominee in Proposal No. 1 and “FOR” Proposals No. 2, 3 and 4 in accordance with the recommendations of the Board as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote on that matter in their discretion.
How do I vote?
If you are a holder of shares of Coeur common stock, you can vote by telephone or on the internet 24 hours a day through 11:59 p.m. (Central Time) on the day before the Annual Meeting date using the telephone number or visiting the website listed on page 104. If you are submitting a proxy for your shares by telephone or internet, you should have the Notice of Internet Availability or the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card) in hand when you call or access the website, as applicable.
If you have received, by request, a hard copy of the proxy card or voting instruction card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided in sufficient advance time so that it is received prior to the Annual Meeting.

102	Coeur Mining 2025 Proxy Statement

While the Company encourages holders of common stock to vote by proxy, you also have the option of voting your shares of common stock at the Annual Meeting through the virtual platform. If you are a stockholder of record of common stock, you have the right to attend the Annual Meeting and vote at the Annual Meeting, subject to compliance with the procedures described below.
As mentioned above, as the beneficial owner of Coeur common stock, you have the right to direct your broker, bank or other nominee on how to vote, and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Coeur common stock.
How can I revoke a proxy or change my vote?
If you are a stockholder of record of Coeur common stock, you may change your vote or revoke your proxy at any time prior to the voting at the Annual Meeting:
►	by providing written notice to our Company’s Secretary;
►	by attending the Annual Meeting and voting in through the virtual platform (your attendance at the Annual Meeting will not by itself revoke your proxy);
►	by submitting a later-dated proxy card, provided it is received before the Annual Meeting;
►	if you submitted a proxy by telephone or Internet, by submitting a subsequent proxy by telephone or internet; or
►
if you are a beneficial owner of Coeur common stock and have instructed a broker, bank or other nominee to vote your shares, you may follow the directions received from your broker, bank or other nominee to change or revoke those instructions.

How many shares must be represented in person or by proxy to hold the Annual Meeting?
A majority of the voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, represented at the meeting in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
What is a broker non-vote?
A broker non-vote occurs when a broker or other nominee that holds shares on behalf of a street name stockholder does not vote on a particular matter because it does not have discretionary authority to vote on that particular matter and has not received voting instructions from the street name stockholder.
If you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, New York Stock Exchange rules allow, but do not require, the nominee to vote your shares on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count for non-routine matters. Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not considered “votes cast” under Delaware law, they will have no effect on the approval of any matter. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you plan to attend the Annual Meeting.
Who will tabulate the vote?
Votes cast by proxy or at the Annual Meeting will be tabulated by the inspectors of election appointed by us for the meeting.
Who bears the cost of this proxy solicitation?
We are soliciting proxies from stockholders on behalf of our Board and will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or electronic mail without special compensation. We have retained Morrow Sodali LLC, Stamford, Connecticut, to assist in the solicitation of proxies. Morrow Sodali LLC’s fee will be $10,000, plus out-of-pocket expenses.

Coeur Mining 2025 Proxy Statement	103

Do stockholders have dissenters’ rights?
Pursuant to applicable Delaware law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the Annual Meeting.
Votes Required to Approve the Proposals:

Proposal		Required Vote	Effect of Abstention	Effect of Broker Non-Vote(1)
1	Election of nine directors	Majority of votes cast for each of the nominees	None(1)	Broker non-votes have no effect on the approval of this proposal.
2	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2025	Majority of votes cast for the action	None(1)	N/A (broker non-votes are not expected)
3	Approval of an amendment to the Plan to extend the term of the Plan and increase the number of shares of common stock reserved for issuance under the Plan by 19 million	Majority of votes cast for the action	None(1)	No effect
4	Advisory resolution to approve named executive officer compensation	Majority of votes cast for the action	None(1)	No effect

(1)	Under Delaware law, abstentions are not counted as votes cast.
Your Vote is Important
Please cast your vote as soon as possible by using one of the following methods:

Online at www.proxyvote.com	Mail your signed proxy or voting instruction form	Call toll-free from the United States, U.S. territories and Canada via 1-800-690-6903	Attend the Annual Meeting virtually www.virtualshareholder- meeting.com/CDE2025

Your Vote is Important – We will make a charitable contribution of $1 to Hire Heroes USA for every stockholder account that votes, up to a maximum donation of $10,000. Coeur is committed to recruiting, supporting and integrating current and former members of the military into our operations through our Coeur Heroes program, launched in 2018. Coeur Heroes allows service members to use the special skills they developed during their time of service to help make a difference at our operations.

104	Coeur Mining 2025 Proxy Statement

Other Matters

Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters are properly raised before the meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their discretion.
Stockholder Proposals for the 2026 Annual Stockholders’ Meeting
►
Proposals of stockholders intended to be submitted and presented at the 2026 Annual Stockholders’ Meeting (the “2026 Annual Meeting”) pursuant to the SEC Rule 14a-8 must be received by our Company’s Secretary, Coeur Mining, Inc., 200 South Wacker Drive, Suite 2100, Chicago, IL 60606, no later than the close of business on December 3, 2025 in order for them to be considered for inclusion in the Proxy Statement for the 2026 Annual Meeting.

►
A stockholder wishing to submit a proposal, including a director nomination, to be voted on at the 2026 Annual Meeting under the advance notice provisions included in our Bylaws for our 2026 Annual Meeting, must deliver notice of such proposal or director nomination as applicable, including the information specified in the Bylaws (which includes information required under Rule 14a-19), to our Company’s Secretary at the address indicated above no earlier than the close of business on January 13, 2026 and no later than the close of business on February 12, 2026. If the 2026 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2025 Annual Meeting, such notice must be delivered to us no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of such meeting is first made.

►
Our Bylaws permit a stockholder, or a group of up to 20 stockholders, who continuously own at least 3% or more of our outstanding common stock for at least three years to nominate and include in our proxy materials directors constituting up to the greater of two or 20% of board seats, if the stockholder(s) and the nominee(s) meet the requirements included in our Bylaws. Notice of director nominations submitted under these proxy access Bylaw provisions must be delivered to our Company’s Secretary at the address indicated above no earlier than the close of business on December 3, 2025, and no later than the close of business on January 2, 2026. If the 2025 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2024 Annual Meeting, such notice must be delivered to us no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of such meeting is first made.

►
Failure to comply with the advance notice requirements will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the Proxy Statement. For purposes of the above-mentioned deadlines, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a business day.

This Proxy Statement is accompanied by our Annual Report, which includes financial statements for the year ended December 31, 2024. The Annual Report is not to be regarded as part of the proxy solicitation materials.
Any stockholder who would like a copy of our Annual Report, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Company’s Secretary, Coeur Mining, Inc., 200 South Wacker Drive, Suite 2100, Chicago, IL 60606. Our copying costs will be charged if copies of exhibits to the Annual Report are requested. You may also obtain a copy of the Annual Report, including exhibits, from our website, www.coeur.com, by clicking on “Annual Reports & Proxy Statements” in the “Investors” navigation tab.
By order of the Board of Directors,

Casey M. Nault
Senior Vice President, General Counsel and Secretary
Chicago, IL
April 2, 2025

Coeur Mining 2025 Proxy Statement	105

Appendix A Certain Additional Information

Reconciliation of Non-U.S. GAAP Information
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.
Adjusted EBITDA Reconciliation

($ thousands)	2024	2023	2022
Net income (loss)	$58,900	($103,612)	($78,107)
Interest expense, net of capitalized interest	$51,276	29,099	23,861
Income tax provision (benefit)	$67,450	35,156	14,658
Amortization	$124,974	99,822	111,626
EBITDA	$302,600	$60,465	$72,038
Fair value adjustments, net	—	(3,384)	66,668
Foreign exchange (gain) loss	($4,753)	459	850
(Gain) loss on sale of assets and securities	$4,250	25,197	(64,429)
RMC bankruptcy distribution	($1,294)	(1,516)	(1,651)
(Gain) loss on debt extinguishment	($417)	(3,437)	—
Asset retirement obligation accretion	$16,778	16,405	14,232
Inventory adjustments and write-downs	$8,042	43,188	49,085
Other adjustments	$5,429	4,925	2,161
Adjusted EBITDA	$339,152	$142,302	$138,954

106	Coeur Mining 2025 Proxy Statement

Gold CAS / oz and Silver CAS / oz

Year Ended December 31, 2024
In thousands (except metal sales and per ounce amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$240,473	$195,904	$185,958	$104,853	$3,235	$730,387
Amortization	(44,979)	(41,293)	(28,201)	(6,487)	(3,235)	(124,195)
Reported costs applicable to sales	$195,458	$154,611	$157,757	$98,366	—	$606,192
Inventory adjustments	(1,365)	(2,746)	(361)	(126)	—	(4,598)
By-product credit	—	—	(72)	(6,405)	—	(6,333)
Adjusted costs applicable to sales	$194,093	$151,865	$157,468	$91,835	—	$595,261
Metal Sales
Gold ounces	108,783	38,345	95,361	98,327	—	340,816
Silver ounces	6,796,715	4,389,378	—	232,728	—	11,418,821
Revenue Split
Gold	50%	42%	100%	100%	—
Silver	50%	58%	—	—	—
Adjusted costs applicable to sales
Gold ($/oz)	$892	$1,663	$1,651	$934	—	$1,203
Silver ($/oz)	$14.28	$20.07			—	$16.55

Coeur Mining 2025 Proxy Statement	107

Year Ended December 31, 2024
In thousands (except metal sales and per ounce amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$230,018	$197,663	$178,564	$121,351	$4,018	$731,614
Amortization	(35,709)	(26,392)	(25,905)	(6,694)	(4,018)	(98,718)
Reported costs applicable to sales	$194,309	$171,271	$152,659	$114,657	—	$632,896
Inventory adjustments	(933)	(17,305)	(988)	(653)		(19,879)
By-product credit	—	—	(468)	(6,439)		(6,907)
Adjusted costs applicable to sales	$193,376	$153,966	$151,203	$107,565	—	$606,110
Metal Sales
Gold ounces	99,043	38,449	84,671	93,348	—	315,511
Silver ounces	6,534,469	3,339,780	—	266,156	—	10,140,405
Revenue Split
Gold	52%	50%	100%	100%	—	—
Silver	48%	50%			—	—
Adjusted costs applicable to sales
Gold ($/oz)	$957	$1,922	$1,786	$1,152	—	$1,355
Silver ($/oz)	$15.09	$23.97			—	$18.10

Reserves and Resources
We are subject to the reporting requirements of the Exchange Act and applicable Canadian securities laws, and as a result we report our mineral reserves and mineral resources according to two different standards. U.S. reporting requirements are governed by Item 1300 of Regulation S-K (“S-K 1300”), as issued by the U.S. Securities and Exchange Commission (“SEC”). Canadian reporting requirements for disclosure of mineral properties are governed by National Instrument 43-10 Standards of Disclosure for Mineral Projects (“NI 43-101”), as adopted from the definitions provided by the Canadian Institute of Mining, Metallurgy and Petroleum. Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but the standards embody slightly different approaches and definitions.
In our public filings in the U.S. and Canada and in certain other announcements not filed with the SEC, we disclose proven and probable reserves and measured, indicated and inferred resources, each as defined in S-K 1300. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves, and therefore investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into S-K 1300-compliant reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources, and therefore it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.

108	Coeur Mining 2025 Proxy Statement

Appendix B Amendment to Coeur Mining, Inc. 2018 Long-Term Incentive Plan

SECOND AMENDMENT TO THE
COEUR MINING, INC.
2018 LONG-TERM INCENTIVE PLAN

This Second Amendment (“Second Amendment”) to the Coeur Mining, Inc. 2018 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of Coeur Mining, Inc. (the “Company”) on March 25, 2025 and shall become effective as of the date on which it is approved by the stockholders of the Company at the Company’s 2025 Annual Meeting of Stockholders on May 13, 2025 (the “Second Amendment Date”). Capitalized terms used in this Second Amendment that are not otherwise defined shall have the meaning ascribed to such terms in the Plan.
WHEREAS, the Company maintains the Plan;
WHEREAS, Section 19 of the Plan provides that the Board or the Compensation and Leadership Development Committee of the Board may amend the terms of the Plan to increase the maximum number of shares of Common Stock for which Awards may be granted under the Plan (the “Share Increase Amendment”) and to extend the term of the Plan (“Term Extension Amendment”); provided, that any such amendment must be subject to the approval of the stockholders of the Company;
WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan by approving and adopting each of the Share Increase Amendment and the Term Extension Amendment, subject to the approval of the stockholders of the Company.
NOW, THEREFORE, BE IT RESOLVED, that the Second Amendment is hereby approved and adopted, effective as of the Second Amendment Date.
1.	Section 4 of the Plan (“Effective Date and Termination of Plan”) is hereby deleted and replaced in its entirety with the following:
“Effective Date and Termination of Plan. This Plan was adopted by the Board as of March 5, 2018, and became effective upon approval by the Company’s stockholders at the Company’s 2018 Annual Meeting of Stockholders on May 8, 2018 (the “Original Effective Date”). After the Original Effective Date, this Plan was first amended by the Board as of March 8, 2021, and became effective upon approval by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders on May 11, 2021. This Plan was further amended by the Board as of March 25, 2025, effective upon approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders on May 13, 2025 (the “Effective Date”). The Plan shall remain available for the grant of Awards until the seventh (7th) anniversary of the Effective Date; provided, however, that Incentive Stock Options may not be granted under the Plan after March 5, 2028. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

Coeur Mining 2025 Proxy Statement	109

2.	Section 5(a) of the Plan (“Aggregate Limits”) is hereby deleted and replaced in its entirety with the following:
“Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan pursuant to Awards granted on or after January 1, 2025 shall be equal to 23,072,230 (which represents an increase to the remaining share pool under the Plan as of that date by 19,000,000 shares of Common Stock), plus any shares of Common Stock subject to outstanding awards under the Plan or any Prior Plans as of January 1, 2025 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of Common Stock). Any shares of Common Stock issued pursuant to Options or Stock Appreciation Rights under this Plan shall be counted against this limit on a one-for-one basis and any shares of Common Stock issued pursuant to Awards under this Plan other than Options or Stock Appreciation Rights shall be counted against this limit as 1.5 shares for every one share issued pursuant to such Award. The aggregate number of shares of Common Stock available for issuance under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.”
3.	The last sentence of Section 5(c) of the Plan (“Other Limits”) is hereby deleted and replaced in its entirety with the following:
“The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan after January 1, 2025 shall not exceed 23,072,230, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code.”
4.	This Second Amendment shall be and, as of the Second Amendment Date, is hereby incorporated in and forms a part of the Plan.
5.	Except as expressly provided herein, all the terms and conditions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Second Amendment to the Coeur Mining, Inc. 2018 Long-Term Incentive Plan is executed as of this 25th day of March, 2025.

By:
Name:
Title:

110	Coeur Mining 2025 Proxy Statement

COEUR MINING®

+1 (312) 489-5800
www.coeur.com

NYSE: CDE

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COEUR MINING®
We Pursue a Higher Standard

COEUR MINING, INC.
ATTN: CASEY M. NAULT
200 SOUTH WACKER DRIVE, SUITE 2100
CHICAGO, IL 60606

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 12, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CDE2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 12, 2025. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V68368-P25973

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COEUR MINING, INC.

Company Proposals

The Board of Directors recommends you vote FOR each of the director nominees listed in Proposal 1 below, and FOR Proposals 2, 3 and 4.

1. Election of nine directors	For	Against	Abstain
1a. Linda L. Adamany	☐	☐	☐
1b. Pierre Beaudoin	☐	☐	☐
1c. Paramita Das	☐	☐	☐
1d. N. Eric Fier	☐	☐	☐
1e. Jeane L. Hull	☐	☐	☐
1f. Mitchell J. Krebs	☐	☐	☐
1g. Eduardo Luna	☐	☐	☐
1h. Robert E. Mellor	☐	☐	☐
1i. J. Kenneth Thompson	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

HIRE HEROES USA

We will donate $1 to Hire Heroes USA
for every stockholder who votes,
up to a maximum donation of $10,000!

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders' Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V68369-P25973

COEUR MINING, INC.
Annual Stockholders' Meeting
May 13, 2025 at 8:00 AM, CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mitchell J. Krebs or, in his absence Casey M. Nault, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COEUR MINING, INC. that the stockholder(s) is/are entitled to vote at the Annual Stockholders' Meeting to be held by virtual means at www.virtualshareholdermeeting.com/CDE2025 at 8:00 AM, CDT, on May 13, 2025, and any adjournment or postponement thereof.

As always, we encourage voting prior to the annual meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Stockholders' Meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Stockholders' Meeting by a reasonable time before the proxy solicitation was made and for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be signed on reverse side